Exhibit 2.1
Execution Version

Share Purchase Agreement
By and Among
Itron Resource Solutions Israel Ltd,
Itron, Inc.,
LocusView Ltd.,
The Shareholders of LocusView Ltd.
Set Forth on Schedule A Hereto
and
The Holders’ Agent
November 14, 2025

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS		82
3.1	Ownership of Shares	82
3.2	Authority, Execution, Delivery and Enforceability	82
3.3	No Consents	83
3.4	No Conflict	83
3.5	Legal Proceedings	83
3.6	No Brokers	83
3.7	Tax Matters	83
3.8	Holders’ Agent	84
3.9	No Other Representations	84
3.10	Non-Reliance	84

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIRER		84
4.1	Organization and Standing	84
4.2	Authority; Non-Contravention.	84
4.3	Legal Proceedings	85
4.4	Financing	85
4.5	No Other Representations	85
4.6	Acknowledgement	85
4.7	Non-Reliance	86

ARTICLE V CONDUCT PRIOR TO THE CLOSING		86
5.1	Conduct of Business of the Company and Subsidiaries	86
5.2	Restrictions on Conduct of Business of the Company and Subsidiaries	86
5.3	No Right to Control	90

ARTICLE VI ADDITIONAL AGREEMENTS		90
6.1	No Solicitation.	90
6.2	Confidentiality; Public Disclosure.	91
6.3	Regulatory Approvals.	92
6.4	Reasonable Best Efforts	93
6.5	Third-Party Consents; Notices.	94
6.6	Legal Proceedings	94
6.7	Access to Information.	95
6.8	Spreadsheet	95
6.9	Company Options and Related Matters.	96
6.10	Section 280G	97
6.11	Corporate Matters	98
6.12	Execution of Certain Transaction Documents	98
6.13	RWI Policy	98
6.14	D&O Indemnification and Insurance.	98
6.15	Shareholder Covenants	99
6.16	Tax Elections	101
6.17	Tax Matters	101
6.18	Employee Matters	101
-ii-

ARTICLE VII CONDITIONS TO THE SHARE PURCHASE		102
7.1	Conditions to Obligations of the Acquirer, the Company and the Selling Shareholders	102
7.2	Conditions to Obligations of the Company and the Selling Shareholders	102
7.3	Conditions to the Obligations of Acquirer	103

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		104
8.1	Termination	104
8.2	Effect of Termination	105
8.3	Amendment	105
8.4	Extension; Waiver	105

ARTICLE IX INDEMNIFICATION		105
9.1	Certain Definitions	105
9.2	Indemnification	106
9.3	Limitations to the Indemnification Obligations of the Indemnifying Parties	108
9.4	Claims Procedures.	110
9.5	Holders’ Agent.	110
9.6	Third-Party Claims	112
9.7	Treatment of Indemnification Payments	113
9.8	Exclusive Remedy	113

ARTICLE X GENERAL PROVISIONS		113
10.1	Survival of the Representations, Warranties and Covenants	113
10.2	Notices	113
10.3	Interpretation	114
10.4	Counterparts	115
10.5	Entire Agreement; Non-Assignability; Parties in Interest	115
10.6	Assignment	115
10.7	Severability	115
10.8	Specific Performance; Remedies Cumulative	116
10.9	Governing Law	116
10.10	Disputes; Venue	116
10.11	Rules of Construction	116
10.12	WAIVER OF JURY TRIAL	116
10.13	Guarantee	117

-iii-

Share Purchase Agreement
This Share Purchase Agreement (this “Agreement”) is made and entered into as of November 14, 2025 (the “Agreement Date”), by and among Itron Resource Solutions Israel Ltd, a company organized under the laws of the State of Israel (“Acquirer”), Itron, Inc., a Washington corporation (“Parent”), LocusView Ltd., a company organized under the laws of the State of Israel (the “Company”), the Company Shareholders listed on Schedule A-1 hereto (each, an “Executing Shareholder,” and collectively, the “Executing Shareholders”) and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative, agent and attorney-in-fact of the Indemnifying Parties (the “Holders’ Agent”).
Recitals
A.    The Executing Shareholders collectively are, as of the date hereof, the beneficial and record owners of at least ninety percent (90%) of the issued and outstanding Company Share Capital.
B.    The Executing Shareholders together with the Nonexecuting Shareholders (as defined below) collectively own all of the issued and outstanding Company Share Capital as of the date hereof (and, together with any Joined Shareholders (as defined below), if any, as of immediately prior to the Closing), in accordance with the number of Company Shares set forth opposite such Selling Shareholder’s name on Schedule A-1 and Schedule A-2 attached hereto.
C.    Certain Company Optionholders may, by virtue of exercising Company Options, become shareholders of the Company between the Agreement Date and the Closing Date (the “Joined Shareholders”). Any such Joined Shareholders and any Nonexecuting Shareholder shall, by virtue of delivering an executed Joinder Agreement, in a form to be negotiated and finalized between Acquirer and Company, acting in good faith, as soon as reasonably practicable following the date hereof and in any event prior to the Closing(a “Joinder Agreement”), be considered Selling Shareholders for all purposes hereunder.
D.    Upon the terms and subject to the conditions set forth in this Agreement, Acquirer desires to acquire from each Selling Shareholder all of the Company Share Capital held by such Selling Shareholder as of immediately prior to the Closing, and each such Selling Shareholder desires to sell such Company Share Capital to Acquirer, all such Company Share Capital free and clear of all Encumbrances (the “Share Purchase”).
E.    The board of directors of the Company (the “Company Board”) has determined that the Share Purchase and the other Transactions would be advisable and fair to, and in the best interests of, the Company and Company Securityholders and has approved the Share Purchase and other Transactions.
F.    The Company Board shall promptly after the date hereof provide notice, in form and substance reasonably acceptable to the Acquirer, to all Company Shareholders to hold a shareholder meeting to obtain the approval of the Company Shareholders, in accordance with the Articles of Association and applicable Legal Requirements, of the sale and transfer of the Company Share Capital in accordance with this Agreement and the other Transactions (the “Shareholder Consent”).
G.    Acquirer, the Company and the Selling Shareholders desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.

H.    As a condition and inducement to the willingness of each Selling Shareholder and the Company to enter into this Agreement, Parent has agreed to guarantee certain of Acquirer’s obligations hereunder, on the terms and conditions set forth in Section 10.13.
I.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the employees of the Company or a Subsidiary identified on Schedule 7.3(f)(i) hereof (the “Key Employees”) are executing employee offer letters with Acquirer or an Affiliate of Acquirer (each, a “Key Employee Employment Agreement”), together with a restrictive covenant and proprietary information and inventions assignment agreement (each, a “Key Employee Restrictive Covenant and PIIA”), in each case to become effective upon the Closing.
J.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, each of the Selling Shareholders identified on Schedule 7.3(f)(i) hereof is entering into non-competition and non-solicitation agreements with Acquirer, in the form attached hereto as Exhibit A (each, a “Non-Competition Agreement”), in each case to become effective upon the Closing.
Now, Therefore, in consideration of the premises, representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I

THE SHARE PURCHASE
1.1    Certain Definitions.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
“Accounting Principles” means the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) as used and applied by the Company in the preparation of the Financial Statements, except as set forth on Exhibit B.
“Accrued Income Taxes” means without duplication, an amount equal to the aggregate amount of any accrued and unpaid Income Taxes of the Company and its Subsidiaries (or for which the Company and its Subsidiaries are liable) for any Pre-Closing Tax Period; provided, however, that for purposes of computing Accrued Income Taxes, Liability shall (i) be determined on a basis consistent with past practice in the jurisdictions where the Company and its Subsidiaries file Tax Returns (and in no event shall the amount of accrued and unpaid Income Taxes with respect to a jurisdiction be less than zero), (ii) exclude deferred Tax assets and deferred Tax Liabilities, (iii) take into account any overpayments of Taxes (and any applicable prepayments or estimated payments of Income Taxes) for any taxable period to the extent such overpayments, prepayments, and estimated payments are or may be credited against a Liability for Tax for such Pre-Closing Tax Period, (iv) be determined as of the end of the Closing Date notwithstanding that other items of Closing Date are determined as of the Measurement Time, (v) exclude any accruals or reserves established or required to be established under GAAP with respect to contingent or uncertain Tax positions, and (vi) in the case of a Straddle Period, be determined in accordance with the principles of clause (x) of the definition of “Pre-Closing Period Taxes”.
“Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, the Israeli Competition Authority or any other Governmental Entity of any jurisdiction with responsibility for enforcing any Antitrust Laws (whether United States, Israeli, or other foreign or multinational).
“Antitrust Law” means any Legal Requirements of any jurisdiction or country that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition, abusing a dominant position or restraining trade, including the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the Israeli Economic Competition Law 5748-1988 and any regulations thereunder and any law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.
“Articles of Association” means the Amended and Restated Articles of Association of the Company adopted by the shareholders of the Company on March 21, 2021.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California; provided that, with respect to payments hereunder to the Paying Agent, any day except Friday, Saturday, Sunday or any other day on which commercial banks located in the State of Israel are authorized or required by applicable Legal Requirements to be closed for business.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act or any other corresponding or similar provision of any other applicable Legal Requirement (including any such Legal Requirement enacted under the laws of the State of Israel, including the Financial Assistance Program Law (Coronavirus) - 2021) enacted in connection with COVID-19 (including an Executive Order of the U.S. President pursuant to Section 7508A of the Code).
“Charter Documents” means a Person’s articles of association, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, memorandum of association or other equivalent organizational or governing documents.
“Closing Cash” means, without duplication as of the Measurement Time, the amount of all cash, cash equivalents and marketable securities of the Company and its Subsidiaries, determined in accordance with the Accounting Principles. For the avoidance of doubt, Closing Cash shall (i) be calculated net of checks and wire transfers for the account of the Company and its Subsidiaries but not reflected as available proceeds in the Company’s or its Subsidiaries’ account and issued but uncleared checks, wire transfers and drafts and (ii) exclude Restricted Cash.
“Closing Debt” means, without duplication and as of the Measurement Time, the amount of all indebtedness of the Company and the Subsidiaries, whether current or funded, short- or long-term, secured or unsecured, direct or indirect that remains, if any, including (i) all obligations for the payment of principal, interest, penalties, fees or other Liabilities for borrowed money, incurred or assumed, (ii) all obligations for amounts drawn under any letter of credit, surety bond, debenture, promissory note, performance bond or other similar instrument, (iii) all obligations as lessee under leases that are required to be recorded as capital or finance leases under GAAP (including leases excluded from the balance sheet due to duration of term), (iv) all indebtedness of third parties secured by an Encumbrance on any asset or property owned or acquired by the Company or its Subsidiaries, (v) all indebtedness for the deferred purchase price of property, business, assets, securities or services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise and all earnouts, contingent payment obligations, indemnification obligations arising pursuant to any acquisition or divestiture, or other similar or related obligations, (vi) any Liabilities to any Affiliate of the Company or any of its Subsidiaries

(or any Company Securityholder) (including any declared but unpaid dividends or distributions) that is not eliminated or settled prior to the Closing, (vii) all obligations in respect of interest rate and currency swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (viii) all Accrued Income Taxes, (ix) all Government Grant Liabilities, (x) (A) accrued, incurred or earned, but unpaid, bonuses, commissions or other incentive compensation, fringe benefit, or similar compensatory payment obligations, (B) accrued, incurred or earned, but unpaid, severance owed to former employees, and (C) deferred compensation, in each case along with related taxes and employer contributions related to any of the foregoing, (xi) unfunded and underfunded liabilities under pensions or retiree welfare plans (and related taxes arising from there) and amounts paid in connection with claims paid by former service providers related to their services to the Company prior to Closing, (xii) all unpaid Taxes on deferred revenue, (xiii) all purchases from Discovery that are accrued, due or payable, (xiv) the specified tax matters, which the parties hereto hereby agree equals $2,800,000, (xv) all indebtedness of others referred to in clauses (i) through (xiv) above guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries, and (xvi) any accrued or unpaid interest on, and any prepayment premiums, breakage costs, make-whole payments, penalties or similar charges in respect of, any of the foregoing obligations.
“Closing Net Working Capital” means, as of the Measurement Time and without duplication, an amount equal to (i) the Company’s and its Subsidiaries’ consolidated total current assets, less (ii) the Company’s and its Subsidiaries consolidated total current liabilities, in each case as defined by and determined in accordance with the Accounting Principles; provided that Closing Net Working Capital shall exclude (i) all amounts included in the calculation of Closing Cash, Closing Debt and Transaction Expenses, (ii) deferred Tax assets and deferred Tax liabilities, (iii) short term lease liability calculated in accordance with ASC 842, (iv) tax advances and redundancies, (v) one-time non-operational payables and receivables in connection with employee termination and the sale of the Company. Schedule 1.1(a) attached hereto sets for an illustrative calculation of Closing Net Working Capital as of September 30, 2025.
“Closing Net Working Capital Adjustment” means the amount (if any) by which (i) the Closing Net Working Capital is less than the Company Net Working Capital Target (in which case the Closing Net Working Capital Adjustment shall be a negative number); (ii) the Closing Net Working Capital is equal to or greater than the Company Net Working Capital Target (in which case the Closing Net Working Capital Adjustment shall be a positive number); or (iii) the Closing Net Working Capital is equal to the Company Net Working Capital Target (in which case the Closing Net Working Capital Adjustment shall be zero).
“Closing Per Share Amount” means an amount equal to (i) the Closing Share Consideration, divided by (ii) the Fully-Diluted Company Share Capital.
“Closing Share Consideration” means an amount equal to (i) Total Consideration, less (ii) the Escrow Amount.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Net Working Capital Target” means an amount equal to negative $16,092,000.
“Company Option Plan” means the LocusView Ltd. 2017 Option Plan, including the United States sub-plan thereto.
“Company Optionholders” means the holders of outstanding Company Options.
“Company Options” means options to purchase Company Ordinary Shares.

“Company Ordinary Shares” means the ordinary shares of the Company of NIS 0.0001 nominal value each.
“Company Preferred A Shares” means the Preferred A Shares of the Company of NIS 0.0001 nominal value each.
“Company Securityholders” means, collectively, the holders of Company Shares and Vested Company Options, as of immediately prior to the Closing.
“Company Share Capital” means the issued and outstanding share capital of the Company, including the Company Ordinary Shares and the Company Preferred A Shares.
“Company Shares” means shares of Company Share Capital.
“Company Shareholders” means the holders of issued and outstanding Company Shares (for the avoidance of doubt, including with respect to Company Shares that are held in trust by the Section 102 Trustee, the beneficial holder of such Company Shares and, if applicable, the Section 102 Trustee and not the proxy holder of such Company Shares, and with respect to Company Shares that have been issued upon the exercise of any Company Option, which shares are not held in trust by the Section 102 Trustee, the Company Shareholder himself, herself or itself and not the proxy holder of such Company Shares).
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment, arrangement or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), and all amendments, waivers or other changes thereto, as of the Agreement Date or as may hereafter be in effect.
“Cooperative Agreement” as the meaning ascribed to such term in 2 C.F.R. § 182.620.
“COVID-19” means the SARS-CoV-2 virus or any evolutions or mutations thereof or related associated pandemics, epidemics or disease outbreaks.
“Customer Licenses” means the grant of non-exclusive object code-only licenses of Company Products (and Company IP implicated thereby) by the Company or a Subsidiary on its standard, unmodified form of customer agreement (a copy of which has been provided to Acquirer) in the ordinary course of business.
“Dollars” or “$,” when used in this Agreement or any other agreement or document contemplated by this Agreement, means United States dollars unless otherwise stated.
“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or otherwise), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, charge, adverse claim of title, ownership or right to use, license, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security (including any proxy or power of attorney to vote such security) or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Escrow Agent” means IBI Trust Management, or another institution selected by Acquirer and reasonably satisfactory to the Company.
“Escrow Amount” means an amount of cash equal to $5,000,000.

“Escrow Fund” means the deposit of the Escrow Amount with the Escrow Agent.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rate” means the WMR London 4 p.m. Closing Spot Rates on the trading day immediately prior to the Closing Date.
“FASB ASC” means the Financial Accounting Standards Board Accounting Standards Codification.
“Founder” means each of Shahar Levi and Doron Lavi.
“Fully-Diluted Company Share Capital” means the sum, without duplication, of the aggregate number of shares of Company Share Capital that are issued and outstanding immediately prior to the Closing (on an as-converted to Company Ordinary Share basis) or issuable upon the exercise of Vested Company Options or other direct or indirect rights to acquire shares of Company Share Capital, in each case that are issued and outstanding immediately prior to the Closing.
“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Government Contract” means any Contract with any Governmental Entity.
“Governmental Entity” means any supranational, federal, national, state, municipal or local government, any court, tribunal, arbitrator, mediator, administrative agency, commission or other governmental official, authority or instrumentality, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing or other functions of, or pertaining to, governmental or quasi-governmental authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal), in each case whether based in the United States, Israel or any other jurisdiction.
“Government Grants” means all pending and outstanding grants, incentives (including tax incentives, subsidies or other benefit, relief or privilege programs from any Governmental Entity or any agency thereof), including without limitation, the IIA, the Binational Industrial Research and Development Foundation (the “BIRD Foundation”), or other bi- or multi-national grant programs for the financing of research and development or other similar funds, including the Fund for Encouragement of Marketing Activities of the Israeli government, granted to the Company or any of its Subsidiaries, including any grant of Approved Enterprise, Benefited Enterprise, or Preferred Enterprise status from the Investment Center of the Israeli Ministry of Economy (formerly known as Ministry of Industry, Trade & Labor).
“Government Grant Liabilities” means the aggregate amount of any Liabilities due or that may become due in connection with Government Grants, including any accrued interest, fines, fees, total or maximum royalties, redemption fees, repayments, or other amounts payable by the Company or its Subsidiaries that may become due in connection with or otherwise resulted from the receipt, utilization, transfer, or assignment (including offshore transfer of Intellectual Property) of Government Grants including any payments required under the Israeli Innovation Law or regulations thereunder, or due as a result of the consummation of the Transaction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IIA” means the Israel Innovation Authority formerly known as the Office of Chief Scientist from the Israeli Ministry of Economy, and any successor governmental agency or entity administering or responsible for the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (the “Israeli Innovation Law”) and related incentive and grant programs.
“Income Tax” means any federal, state, local or non-U.S. Tax measured by or imposed on net income, including a Tax assessed on an entity by reference to its income, gains or profits (including any franchise tax so determined).
“Income Tax Ordinance” means the Israel Income Tax Ordinance (New Version) 5721-1961, and the rules and regulations promulgated thereunder, as each may be amended from time to time.
“Israel Resident” means as defined in Section 1 of the Income Tax Ordinance.
“Israeli Securities Law” means the Israeli Securities Law, 5728-1968, and the rules and regulations promulgated thereunder, as each may be amended from time to time, including any successor statutes and all applicable guidelines and interpretations.
“ITA” means the Israeli Tax Authority.
“knowledge of the Company” means, with respect to the Company or any Subsidiary, the knowledge of each of the Founders, Alicia Farag, Guy Blum, Chuck Lang, Michael Levi and Ayelet Gavish after due inquiry of all relevant employees, consultants and advisors of the Company who would reasonably be expected to have actual knowledge of the matters in question.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, charge, complaint, proceeding, arbitration, mediation, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative or any appeal therefrom.
“Legal Requirements” means any federal, national, state, provincial, local, municipal or other law, statute, constitution, legislation, principle of common law, case law, resolution, order (including extension order), ordinance, code, edict, directive, license, permit, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and, with respect to any Person, any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or such Person’s subsidiaries or to any of their respective securities, assets, properties or businesses.
“Letter of Transmittal” means a letter of transmittal agreement, in a form to be negotiated and finalized between Acquirer and Company, acting in good faith, as soon as reasonably practicable following the date hereof and in any event prior to the Closing, which includes any and all other instruments and documentation reasonably required in good faith by Acquirer or the Paying Agent or otherwise required, to vest in Acquirer, free and clear of all Encumbrances, all legal and beneficial ownership of such Company Shares.
“Liabilities” (and with correlative meaning, “Liability”) means all debts, indebtedness, Encumbrances, guarantees, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, including those arising under any Legal Requirement or any Legal

Proceeding or order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation is immediately due and payable.
“Material Adverse Effect” means any state of facts, change, condition, circumstance, occurrence, event, effect or development (each, an “Effect”) that, individually or taken together with all other Effects, has had or would reasonably be expected to have, a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of any Company Securityholder or the Company or any of its Subsidiaries to perform their respective obligations under this Agreement or any ancillary agreement, or consummate the transactions contemplated thereby; provided, that, solely with respect to clause (i), no Effect relating to or arising from any of the following, alone or in combination, shall be taken into account in determining whether there has been a Material Adverse Effect: (a) any change in or event relating to the economy of any nation or region, (b) any change in or event relating to the industry in which the Company and its Subsidiaries operate, (c) the commencement or worsening of any war, armed hostilities, sabotage, terrorism, or other national or international calamity, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack, or other change in respect thereof in any country which the entity and its Subsidiaries operate or participate, (d) any change in or enactment of any laws after the date of this Agreement, (e) changes in GAAP, tax rates or tax laws after the date of this Agreement, (f) any failure, in and of itself, by the Company and its Subsidiaries to meet any business plans, internal or published projections, forecasts or revenue or earnings estimates or predictions for any period (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from this definition of Material Adverse Effect), (g) the taking any action expressly contemplated by this Agreement or any ancillary agreement, (h) any epidemic, pandemic or other public health issues or the worsening thereof, (i) the financial, debt, capital, credit or securities markets (or any changes thereto or disruptions therein), including changes in interest rates, exchange rates, pricing or availability of capital, or (j) any earthquake, hurricane, tsunami, tornado, flood or other natural disaster, public health event, weather condition, explosion, fire or other force majeure event or act of God or the worsening of any of the foregoing; provided further, that, in the case of clause (a) through clause (e) and clause (h) through (j), a “Material Adverse Effect” shall occur if such Effect has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants engaged in the industries, markets and geographies in which the Company or any of its Subsidiaries operates.
“Nonexecuting Shareholders” means Company Shareholders who are not executing this Agreement as of the Agreement Date, as listed in Schedule A-2.
“ordinary course of business” means any action taken by a Person if: (i) such action is consistent with such Person’s past practice, (ii) is taken in the ordinary course of such Person’s normal day-to-day operations and (iii) such action is not required under applicable Legal Requirements or the organizational documents of such Person to be authorized by such Person’s shareholders, board of directors or any committee thereof and does not require any other separate or special authorization pursuant to any Contract or applicable Legal Requirement.
“Other Transaction Authority” means the authority of a federal agency to enter into a contractual instrument that is not a standard procurement contract, grant, or cooperative agreement, and which may be used to acquire research and development, prototypes, or models for evaluating technical or manufacturing feasibility or utility of new or existing technology, all done in a flexible manner not requiring use of standard governmental regulatory requirements used in procurement contracts, grants, or cooperative agreements.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings, in each case, for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (iii) Customer Licenses.
“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, estate, trust, proprietorship, joint venture, business organization or Governmental Entity.
“Pre-Closing Period Taxes” means, without duplication, (i) Taxes of the Company and the Subsidiaries that arise as a result of, in connection with, related to or attributable to any period ending on or prior to the Closing Date, and for a Straddle Period, the Taxes for the portion of such Straddle Period through and including the Closing Date and (ii) Taxes of any Person for which the Company and the Subsidiaries are liable if the agreement, event or occurrence giving rise to such Taxes was entered into, occurred or arose on or before the Closing Date. For the avoidance of doubt, Pre-Closing Period Taxes shall include (A) any payroll Taxes or other Taxes of the Company or a Subsidiary arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date, (B) any Taxes that were deferred pursuant to the CARES Act and any related interest and (C) reasonable out-of-pocket costs for preparing any Tax Return of the Company and the Subsidiaries for any period ending on or prior to the Closing Date. In determining the amount of Pre-Closing Period Taxes for a Straddle Period, (x) Taxes based upon income, gains, sales, proceeds (including VAT), profits, receipts, wages, compensation, payments or similar items shall be treated as Pre-Closing Period Taxes based on a closing of the books as of the end of the Closing Date and (y) any other Taxes shall be treated as Pre-Closing Period Taxes in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period. For purposes of clause (x) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
“Pre-Closing Tax Period” shall mean a taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date for a Straddle Period.
“Pro Rata Portion” shall mean, with respect to a particular Company Securityholder, an amount equal to the quotient obtained by dividing (i) the aggregate amount payable to such Company Securityholder pursuant to Section 1.5(a) and Section 1.5(b), by (ii) the aggregate amount payable to all Company Securityholders pursuant to Section 1.5(a) and Section 1.5(b), in each case without giving effect to any Tax withholding or escrow holdbacks contemplated hereby; provided, that the sum of all Pro Rata Portions shall equal 100% at all times.
“Restricted Cash” means any cash or cash equivalents of the Company or a Subsidiary that is not freely usable by Acquirer, the Company or such Subsidiary immediately following the Closing because it is subject to restrictions or limitations or Taxes on use or distribution by applicable Legal Requirements, Contract or otherwise, including (i) restrictions on withdrawals or dividends, (ii) cash that has been historically classified as restricted cash by the Company or a Subsidiary or that is otherwise required to be classified as restricted cash in accordance with GAAP, (iii) cash that is necessary to meet any minimum cash, deposit or equity balances, (iv) cash that is represented by real estate lease deposits, (v) cash that is held in reserve accounts or third-party escrow accounts, (vi) cash collateralizing any obligation, including any cash security deposits made or held by the Company or a Subsidiary, (vii) cash subject to a dominion, control or similar agreement (other than those that will be terminated at or prior to the Closing), and (viii) any cash received in connection with insurance claim(s) to the extent the underlying damage, destruction or loss giving rise thereto has not been cured or remediated.
“RWI Policy” means the acquirer side representations and warranties insurance policy set forth on Exhibit C.
“R&W Insurer” means Euclid Transactional UK Limited.
“Section 102 Options” means Company Options granted and subject to tax under Section 102 of the Income Tax Ordinance.
“Section 102 Securities” means Section 102 Shares and Section 102 Options.
“Section 102 Shares” means Company Ordinary Shares issued pursuant to the exercise of Section 102 Options.
“Section 102 Trustee” means IBI Trust Management, acting as the trustee appointed by the Company in accordance with the Income Tax Ordinance and approved by the ITA to hold Section 102 Securities granted under any Company Option Plan.
“Section 3(i) Options” means Company Options granted and subject to tax under Section 3(i) of the Income Tax Ordinance.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Shareholders” means all Executing Shareholders, Nonexecuting Shareholders and, if applicable, Joined Shareholders, who collectively own all of the issued and outstanding Company Share Capital, as of the date hereof and as of immediately prior to the Closing.
“Straddle Period” means a Taxable year or period that begins on or before and ends after the Closing Date.
“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added tax (VAT) under the Israeli Value Added Tax Law, 1975, and any equivalent tax or similar charge in another jurisdiction, transfer, franchise, fringe benefit, share capital or capital stock, profits, license, registration, withholding, payroll, social security (or equivalent) or any other applicable social contribution national insurance (“bituach leumi”), national health insurance (“bituach briyut”), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat, unclaimed property, custom duty, tariff, or other tax, contribution, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or indexation or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (each, a “Tax

Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with respect to Taxes.
“Total Consideration” means (i) $525,000,000, plus (ii) the Closing Cash, plus (iii) the Closing Net Working Capital Adjustment, less (iv) the Closing Debt, less (v) all the amount of all Transaction Expenses that are unpaid as of the Closing, plus (vi) the aggregate exercise price of all Vested Company Options.
“Transaction Expenses” means, without duplication, (i) all legal and accounting fees, valuation services, investment banking fees, and related disbursements, and any other third-party advisory fees, in each case incurred by the Company or any of its Subsidiaries (or for which the Company or its Subsidiaries are responsible) in connection with the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement, the Transactions, or any document delivered or to be delivered in connection with the Transactions (in each case, including any VAT payable in connection therewith), (ii) all out of pocket fees and expenses incurred in connection with obtaining and binding a D&O Tail Policy, (iii) any bonus, severance, gross-up, termination or similar payment (including in respect of Confirmatory PIIAs) or benefit payable in connection with or as a result of the Transactions or the Closing (including the employer’s portion of any employment Taxes with respect to the foregoing amounts), (iv) fees and expenses of Lazard, including any VAT payable in connection therewith, (v) fifty percent (50%) of the fees and expenses of the Paying Agent, including any VAT payable in connection therewith; (vi) fees and expenses of the Section 102 Trustee for services in connection with this Agreement, including any VAT payable in connection therewith, and (vii) fifty percent (50%) of the fees of the Escrow Agent, including any VAT payable in connection therewith, in each case, whether or not billed or accrued at or after the Closing.
“Transactions” means the transactions contemplated by this Agreement, including the Share Purchase.
“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
“Valid Certificate” means a certificate, ruling or any other written instruction regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to the Paying Agent, which for the avoidance of doubt, includes Acquirer’s opportunity to review, comment and approve (such approval not to be unreasonably withheld, conditioned or delayed) the application to the ITA, before it is submitted to the ITA, with respect to (a) the Founders (b) any Company Securityholder whose Company Shares (in whole or in part) originate from conversion of convertible securities, convertible loans, convertible instruments, SAFEs and like instruments or conversion of one class of Company Shares to another class of Company Shares; (c) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism or employees of the Company or any of its Affiliates; (d) any Person whose Company Shares are held by a trustee or nominee; or (e) any Person with respect to which consideration is paid pursuant to this Agreement to a trustee or nominee (each, a “Listed Seller”) that in each case is applicable to the payments to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholdings. For the avoidance of doubt, with respect to a Listed Seller, a certificate issued by the ITA under Israeli Income Tax Regulations (Withholding from Payments for Services or Assets) 5737-1977 shall not constitute a “Valid Certificate”.
(b)    Other capitalized terms used herein and not defined in Section 1.1(a) have the meanings ascribed to such terms in the following locations:

102 Plan    2.14(oo)
401(k) Plan    1.4(b)(ix)
Accounting Referee    1.8(d)
Acquired Companies    2.25
Acquirer    Preamble
Acquisition Proposal    6.1(a)
Affidavit of Lost Certificate    1.4(b)(i)
Agreement    Preamble
Agreement Date    Preamble
AI Law    2.12(a)(ii)
AI Products    2.12(c)
AI Technologies    2.12(a)(i)
Antitrust Restraint    6.4
Balance Sheet Date    2.4(a)
Certificate    1.4(b)(i)
Check-the-Box Regulations    2.14(l)
Claims Period    9.3(a)
Closing    1.3
Closing Balance Sheet    1.8(b)
Closing Date    1.3
Closing Statement    1.8(b)
COBRA    2.15(d)
Company    Preamble
Company AI Products    2.12(a)(iv)
Company Authorizations    2.8(b)
Company Balance Sheets    2.4(a)
Company Board    Recitals
Company Data    2.11(a)(i)
Company Data Agreement    2.11(a)(ii)
Company Disclosure Letter    Article II
Company Employee Plans    2.15(a)
Company Fraud    9.1(a)
Company Fundamental Representations    9.1(b)
Company IP    2.10(a)(i)
Company IP Agreements    2.10(i)
Company Privacy Commitments    2.11(a)(v)
Company Privacy Policies    2.11(a)(vi)
Company Products    2.10(a)(iii)
Company Registered IP    2.10(a)(iv)
Company Representatives    6.1(a)
Company Source Code    2.10(a)(v)
Company Websites    2.10(a)(vi)
Company-Licensed Data    2.11(a)(iii)
Company-Owned Data    2.11(a)(iv)
Company-Owned IP    2.10(a)(ii)
Confidential Information    2.10(w)
Confidentiality Agreement    6.2(a)
D&O Indemnitees    6.14(a)
D&O Tail Policy    6.14(c)
Declaration of Non-Israeli Resident    1.9(b)(ii)
Defense Costs    9.6
Disputed Item    1.8(c)
Embargoed Country    2.21(a)(i)
Environmental and Safety Laws    2.13(a)(i)
ERISA    2.15(a)
Escrow Agreement    1.4(a)(ii)
Estimated Closing Balance Sheet    1.8(a)
Estimated Closing Cash    1.8(a)
Estimated Closing Debt    1.8(a)
Estimated Closing Net Working Capital Adjustment    1.8(a)
Estimated Closing Statement    1.8(a)
Estimated Total Consideration    1.8(a)
Estimated Transaction Expenses    1.8(a)
Existing Litigation Claim    5.2(q)
Facilities    2.13(a)(ii)
Financial Statements    2.4(a)
Generative AI Tools    2.12(a)(iii)
Group    6.1(a)
Hazardous Materials    2.13(a)(iii)
Holders’ Agent    9.5(a)
Holders’ Agent Amount    9.5(d)
Holders’ Agent Losses    9.5(b)
Indemnifiable Damages    9.2(a)
Indemnifiable Matter    9.2(a)
Indemnification Obligations    9.2(e)
Indemnification Pro Rata Portion    9.1(c)
Indemnified Person
Indemnified Persons
Indemnifying Parties
Information Security Program    2.11(a)(vii)
Institutions    2.10(dd)
Intellectual Property    2.10(a)(vii)
Intellectual Property Rights    2.10(a)(viii)
Interim Options Tax Ruling    6.9(b)
Invention Assignment Agreements    2.10(q)

IT Systems    2.11(a)(viii)
Joinder Agreement    Recitals
Joined Shareholders    Recitals
Key Employee Employment Agreement    Recitals
Key Employee Restrictive Covenant and PIIA    Recitals
Key Employees    Recitals
Material Contract    2.20(a)
Measurement Time    1.8(a)
Misconduct Claims    2.15(l)
Negative Adjustment Amount    1.8(e)(i)
New Litigation Claim    6.6
New Shareholder Litigation Claim    6.6
Non-Competition Agreement    Recitals
Non-U.S. Plan    2.15(i)
Objection Notice    1.8(c)
Objection Period    1.8(c)
Officer’s Certificate    9.4(a)
Open Source Materials    2.10(x)
Optionholder Acknowledgement    1.6(b)(ii)
Options Tax Ruling    6.9(b)
Owned Interests    3.1
Parachute Payment Waiver    1.4(b)(vii)
Payee    1.9(a)
Paying Agent    1.6(a)
Paying Agent Agreement    1.4(a)(iii)
Paying Agent Undertaking    1.9(b)(i)
Payor    1.9(a)
Personal Data    2.11(a)(ix)
Personal Fraud
Personal Indemnifiable Matters    9.2(b)(ii)
Pre-Closing Period    5.1
Privacy Laws    2.11(a)(x)
Process, Processed or Processing    2.11(a)(xi)
Property    2.13(a)(iv)
Receivables    2.23
Restricted Person    2.21(a)(ii)
Sales Taxes    2.14(e)
SCHIP    2.17(a)
Section 14 Arrangements    2.15(a)
Security Incident    2.11(a)(xii)
Selling Shareholder    Preamble
Selling Shareholder Ancillary Agreement    3.2
Selling Shareholder Fundamental Representations
Selling Shareholders    Preamble
Settlement Payment    9.6
Share Purchase    Recitals
Shareholder Consent    Preamble
Significant Customer    2.22(a)
Significant Supplier    2.22(b)
Tax Matters    9.2(a)(iii)
Technology    2.10(a)(ix)
Termination Date    8.1(b)
Third-Party AI Product    2.12(a)(v)
Third-Party IP    2.10(a)(x)
Trade Authorizations    2.21(c)
Trade Controls    2.21(a)(iii)
Trade Secrets    2.10(a)(viii)
Trademarks    2.10(a)(viii)
Training Data    2.12(a)(vi)
Transfer Instruments    1.6(b)(i)
Unvested Company Options    1.5(b)(ii)
VAT    2.14(ff)
Vested Company Option Amount    1.5(b)(i)
Vested Company Options    1.5(b)(i)
Waived 280G Benefits    6.10
WARN Act    2.15(s)
Withholding Drop Date    1.9(b)(i)
Spreadsheet    6.8

1.2    The Share Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders shall sell to Acquirer, and Acquirer shall purchase from the Selling Shareholders, all of such Selling Shareholders’ legal and beneficial right, title and interest in, to and under, the Company Shares free and clear of all Encumbrances, and with the benefit of all rights of whatsoever nature attaching or accruing to such Company Shares, including rights to unpaid dividends and distributions such that immediately following the Closing, Acquirer shall be the owner of 100% of the Company Shares, free and clear of all Encumbrances and the Company will become a wholly-owned Subsidiary of Acquirer, in exchange for the Company Securityholders receiving the consideration, as set out in Section 1.5 of this Agreement.
1.3    Closing. Unless this Agreement is earlier terminated in accordance with Section 8.1, the closing of the Share Purchase and the other Transactions (the “Closing”) shall take place no later than 11:59 PM on the second Business Day, or such other time and date as Acquirer and the Company may agree, after the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that the Closing shall not occur prior to January 5, 2026. The Closing shall take place virtually via the electronic exchange of documents and signatures, or in such other manner as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”
1.4    Closing Deliveries.
(a)    Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, each of the following:
(i)    a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 7.1 has been satisfied;
(ii)    an Escrow Agreement, in a form to be negotiated and finalized between Acquirer and Company, acting in good faith, as soon as reasonably practicable following the date hereof and in any event prior to the Closing (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent; and
(iii)    a Paying Agent agreement, dated as of the Closing Date and executed by Acquirer and the Paying Agent (the “Paying Agent Agreement”).
(b)    Company Deliveries. The Company and/or the Selling Shareholders, as applicable, shall deliver to Acquirer, at or prior to the Closing, each of the following:
(i)    (A) original share certificates representing all of the Company Shares (the “Certificates”) (or, in the case of any lost share certificates or certificates that were never issued by the Company, an affidavit of lost certificate and indemnity agreement executed by the applicable Selling Shareholder, in the form attached hereto as Exhibit D (an “Affidavit of Lost Certificate”)), accompanied by duly executed share transfer deeds executed in favor of Acquirer, in the form attached hereto as Exhibit E (the “Share Transfer Deed”), such that Acquirer shall have received in the aggregate Certificates (or Affidavit of Lost Certificates) and Share Transfer Deeds representing all outstanding Company Shares owned by the Selling Shareholders, and (B) a duly executed Joinder Agreement from each Nonexecuting Shareholder and, if applicable, Joined Shareholder;
(ii)    any documentation, duly executed, required to transfer the share capital of the Subsidiary organized in India held by Shahar Levi to the Person designated in writing by Acquirer prior to the Closing;
(iii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) has been satisfied;
(iv)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying as to and attaching true, correct and complete copies of (A) the then-effective Charter Documents of the Company and each of its Subsidiaries, which not been amended modified, revoked or rescinded, (B) the unanimous written consent of the Company Board approving the Share Purchase, this Agreement and the Transactions and declaring the advisability thereof, and (C) the Shareholder Consent, duly adopted by the Company Shareholder, which has not been revoked or rescinded;
(v)    the Escrow Agreement, dated as of the Closing Date and executed by the Holders’ Agent;

(vi)    the Paying Agent Agreement, dated as of the Closing Date and executed by the Holders’ Agent;
(vii)    a resignation letter of any director or officer of the Company or any of its Subsidiaries in office immediately prior to the Closing, effective as of the Closing, in the form attached hereto as Exhibit F, which shall include a release of claims;
(viii)    a Parachute Payment Waiver, in form and substance reasonably acceptable to the Acquirer (a “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 6.10;
(ix)    unless otherwise requested by Acquirer in writing no less than five Business Days prior to the Closing Date, executed Optionholder Acknowledgements from holders of Company Options that constitute 90% of the Company Options that are issued and outstanding immediately prior to the Closing Date; provided, however, that if any such holder of Company Options breaches or repudiates the Optionholder Acknowledgement prior to the Closing Date, then such holder of Company Options shall be deemed, for purposes of this Section 1.4(b)(viii), to not have executed the Optionholder Acknowledgement, and any Company Options held by him, her or it as of immediately prior to the Closing Date shall be counted as not satisfying the condition set forth in this Section 1.4(b)(viii);
(x)    unless otherwise requested by Acquirer in writing no less than five Business Days prior to the Closing Date, a true, correct and complete copy of resolutions adopted by the Company Board, certified by the Chief Executive Officer of the Company, (A) authorizing and effectuating the termination of employee contributions to the Company’s 401(k) Plan (the “401(k) Plan”) effective as of no later than the day prior to the 401(k) Plan’s termination date, (B) effecting the termination of the 401(k) Plan, effective as of no later than the day immediately preceding the Closing Date, and (C) effectuating the adoption of any amendments to the 401(k) Plan necessary to assure compliance with all applicable requirements of the Code and regulations promulgated thereunder so that the tax-qualified status of the 401(k) Plan is maintained as of the time of its termination, with such amendments and termination to be effective not later than the date immediately preceding the 401(k) Plan’s termination date and contingent upon the Closing (which resolutions shall, in each case, be subject to Acquirer’s reasonable advance review and approval);
(xi)    a duly completed and executed notice to the Registrar of Companies of the transfer of all Company Shares to the Acquirer, and a duly completed and executed notice to the Israeli Registrar of Companies of the removal of all the Company’s current directors and appointment of the directors nominated by Acquirer, both in form and substance reasonably acceptable to the Acquirer, duly executed by the Chief Executive Officer of the Company and for immediate filing, following the Closing, with the Israeli Registrar of Companies;
(xii)    evidence satisfactory to Acquirer of (A) the delivery of notice, novation or consent to assignment of any Person whose notice, novation or consent to assignment, as the case may be, may be required in connection with the Share Purchase or any other Transaction under the Contracts listed or described on Schedule 1.4(b)(xi)-1 hereof, (B) the termination of each of the Contracts of the Company listed or described on Schedule 1.4(b)(xi)-2 hereof, (C) the amendment of each of the Contracts listed or described on Schedule 1.4(b)(xi)-3 hereof in the manner described on such Schedule with respect to each such Contract and (D) the termination or waiver of any rights of first refusal or pre-emption, rights to any liquidation preference or redemption rights of any Company Shareholder, effective as of and contingent upon the Closing;

(xiii)    the Spreadsheet completed to include all of the information specified in Section 6.8 in a form reasonably acceptable to Acquirer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;
(xiv)    written acknowledgments or final invoices pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated) and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company and/or their respective Affiliates;
(xv)    a copy of the share register of the Company evidencing the transfer and ownership of all of the Company Shares to Acquirer (or its designee) certified by the Chief Executive Officer of the Company on behalf of the Company and validly executed share certificates reflecting the Company Shares purchased by Acquirer pursuant to this Agreement, issued in the name of the Acquirer;
(xvi)    evidence that the Company has purchased the D&O Tail Policy;
(xvii)    from each Selling Shareholder who is a married individual, an original or certified copy of (A) a properly completed and duly executed spousal consent from such Selling Shareholder’s spouse in a form that is reasonably acceptable to Acquirer or (B) a confirmation that the transfer of such Selling Shareholder’s respective Company Shares to the Acquirer pursuant to this Agreement is not subject to consent of such Selling Shareholder’s spouse, together with documents, satisfactory to the Acquirer, evidencing such fact; and
(xviii)    executed confirmatory assignments of Intellectual Property from all of the Company’s current and former employees and independent contracts and consultants in each case located in, or performing services pursuant to an agreement governed by the laws of, the United States and, in each case, who developed or contributed material Intellectual Property to the Company or any Subsidiary or who, by the terms and expectations of their role and engagement, developed any software or other material Intellectual Property to the Company, in each case, in a form reasonably acceptable to Acquirer (the “Confirmatory PIIAs”).
1.5    Consideration for Share Purchase. Subject to the terms and conditions of this Agreement, including those set forth in Section 1.6(b), Section 1.9 and Article VIII, upon the Closing:
(a)    Shares. Each Selling Shareholder shall be entitled to receive the Closing Per Share Amount for each Company Share held by such Selling Shareholder that is issued and outstanding immediately prior to the Closing, together with (i) any amounts that may become payable in respect of such Company Share in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement, as applicable; and (ii) any amounts that may become payable in respect of such Company Share in the future from the Holders’ Agent Amount, at the time and subject to the contingencies specified herein and therein. The amount of cash each such Selling Shareholder is entitled to receive for the Company Shares held by such Selling Shareholder shall be rounded down to the nearest whole cent and computed after aggregating cash amounts for all Company Shares held by such Selling Shareholder.

(b)    Company Options. Each Company Option that is outstanding immediately prior to the Closing, whether vested or unvested, shall automatically, without any action on the part of the holder thereof, be cancelled and treated as follows:
(i)    Vested Company Options. Each Company Option that is vested, unexpired, unexercised and outstanding immediately prior to the Closing (whether in accordance with the vesting terms of such Company Option or due to acceleration of the vesting schedule, as determined by the Company Board) and for which the per share exercise price is less than the Closing Per Share Amount (the “Vested Company Options”) shall, on the terms and subject to the conditions set forth in this Agreement, be cancelled and automatically converted into the right to receive an amount of cash (without interest) equal to the product of (A) the Closing Per Share Amount, less the per share exercise price underlying such Vested Company Option, multiplied by (B) the number of then vested shares of Company Share Capital subject to such Vested Company Option (the “Vested Company Option Amount”) together with (i) any amounts that may become payable in respect of such Vested Company Option in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement, as applicable; and (ii) any amounts that may become payable in respect of such Vested Company Option in the future from the Holders’ Agent Amount, at the respective times and subject to contingencies specified herein and therein. Upon the Closing, each Vested Company Option will be cancelled, terminated and extinguished, and upon the cancellation thereof each previous holder of a Vested Company Option shall cease to have any rights with respect thereto, except the right to receive the applicable Vested Company Option Amount as payable in accordance with this Agreement. The Vested Company Option Amount that each holder of Vested Company Options is entitled to receive for such Vested Company Options shall be rounded down to the nearest whole cent and computed after aggregating cash amounts for all Vested Company Options held by such holder. Prior to the Closing, the Company shall take all actions reasonably necessary to provide that each Company Option that provides for an exercise price per share that equals or exceeds the Closing Per Share Amount shall, by virtue of the Share Purchase and without any action by Acquirer, the Company or the holder of such Company Option, be cancelled for no consideration at the Closing and the holder of such Company Option shall have no further rights with respect thereto.
(ii)    Unvested Company Options. Each Company Option that is unvested, unexpired, unexercised and outstanding immediately prior to the Closing (the “Unvested Company Options”), shall be cancelled, terminated and extinguished at the Closing without any present or future right to receive any portion of the Total Consideration or any other consideration.
(iii)    Optionholder Acknowledgements. The Company shall use its best efforts to cause each holder of Company Options to execute and deliver an Optionholder Acknowledgement prior to the Closing. The Company shall provide Acquirer with a copy of each Optionholder Acknowledgement promptly following its execution. Notwithstanding anything to the contrary in this Agreement, holders of Vested Company Options shall not be entitled to receive any portion of the Total Consideration to which they would otherwise be entitled unless and until such duly executed Optionholder Acknowledgement is properly delivered to Acquirer prior to the Closing.
(iv)    The Company shall, promptly after the date hereof and prior to the Closing, take or cause to be taken all actions (including adoption of any resolutions, providing any notices and procuring any consents, after obtaining Acquirer’s review and approval of the forms thereof) that are required under any Company Option Plan, any applicable Legal Requirements, this Agreement or any Contracts with the holders of Company Options, or otherwise reasonably necessary to effectuate the transactions contemplated by this Section 1.5(b), including to obtain the Optionholder Acknowledgements as described in this Section 1.5(b), to cause the Company Options to be treated in accordance with this Section 1.5(b), and to ensure that, from and after the Closing (i) each holder of Company Options cancelled as provided in this Section 1.5(b) shall cease to have any rights with respect thereto, except for the right to receive the consideration (if any) specified in and subject to the terms of this Section 1.5(b), and (ii) Acquirer will not be required to deliver Company Shares or other securities of the Company to any Person pursuant to or in settlement of Company Options on or at any time after the Closing. Furthermore, the Company shall, effective as of the Closing, take all actions necessary to terminate the Company Option Plan, including any resolutions of the Company’s board of directors (which resolutions shall be made available for Acquirer’s reasonable advance review and comment).
(c)    Total Consideration. Notwithstanding anything to the contrary herein, in no event shall the aggregate consideration paid by Acquirer to the Company Securityholders pursuant to the Share Purchase or other Transactions exceed the Total Consideration.
(d)    Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares or share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the Agreement Date and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change.
(e)    Rights Not Transferable. The rights of each Selling Shareholder as of immediately prior to the Closing are personal to each such Company Shareholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
1.6    Payment Matters. Subject to the terms and conditions of this Agreement, including those set forth in Section 1.9:
(a)    Paying Agent; Acquirer Deposit of Cash. IBI Trust Management shall act as the paying agent (the “Paying Agent”) in the Share Purchase and the other applicable Transactions. On the Closing Date, Acquirer or a direct or indirect subsidiary of Acquirer shall deliver (i) to the Paying Agent for further payment to the Selling Shareholders (other than to holders of Section 102 Shares) and holders of Vested Company Options (other than a current or former employee of the Company or any of its Subsidiaries and holders of Section 102 Options and Section 3(i) Options), the amount of cash payable pursuant to Section 1.5(a) and Section 1.5(b)(i) as applicable (which does not include the Escrow Amount or Holders’ Agent Amount), (ii) to any applicable Subsidiary, the amount of cash payable to the holders of Vested Company Options who are current or former employees (other than holders of Section 102 Options and Section 3(i) Options) pursuant to Section 1.5(b)(i) (which does not include the Escrow Amount or Holders’ Agent Amount), (iii) to the Paying Agent for further distribution to the 102 Trustee, the amount of cash payable to (x) holders of Section 102 Shares and (y) holders of Section 102 Options and Section 3(i) Options pursuant to Section 1.5(a) and Section 1.5(b)(i) as applicable (which does not include the Escrow Amount or Holders’ Agent Amount), (iv) to the Escrow Agent, the Escrow Amount, with Acquirer deemed to have contributed on behalf of each Company Securityholder such Company Securityholder’s Pro Rata Portion of the Escrow Amount; (v) to the Paying Agent for further distribution to the Holders’ Agent, the Holders’ Agent Amount, with Acquirer deemed to have contributed on behalf of each Company Securityholder such Company Securityholder’s Pro Rata Portion of the Holders’ Agent Amount; and (vi) to the Paying Agent, the unpaid Transaction Expenses to the Paying Agent for further payment by the Paying Agent, on behalf of the Company, to the recipients of such Transaction Expenses as detailed in the Spreadsheet.

(b)    Payment Procedures.
(i)    As soon as reasonably practicable after the Closing and the date of delivery by a Selling Shareholder to the Paying Agent of a duly executed Letter of Transmittal, Share Transfer Deed (together with Certificates or Affidavit of Lost Certificates) (collectively, the “Transfer Instruments” ), subject to Section 1.9 and Article IX, such Selling Shareholder and the Section 102 Trustee on behalf of Section 102 Shareholders, as applicable shall be entitled to receive a wire transfer (net of any wire transfer fees) representing the cash amount that such holder has the right to receive pursuant to Section 1.5(a) in accordance with the Spreadsheet. For the avoidance of doubt, with respect to any Company Shares, including any Company Shares that have been issued upon the exercise of any Company Option, any and all Transfer Instruments shall be executed by the beneficial Selling Shareholder himself/herself/itself and not by any proxy holder of such Company Shares. Notwithstanding anything to the contrary in this Agreement, Selling Shareholders shall not be entitled to receive any portion of the Total Consideration to which they would otherwise be entitled until such duly executed Transfer Instruments are properly delivered.
(ii)    As soon as reasonably practicable following the Closing and subject to delivery by a Company Optionholder’s of a duly executed optionholder acknowledgement agreement in a form to be negotiated and finalized between Acquirer and Company, acting in good faith, as soon as reasonably practicable following the date hereof and in any event prior to the Closing (“Optionholder Acknowledgement”), a Company Optionholder holding a Vested Company Option shall be entitled to receive a wire transfer (net of any wire transfer fees) representing the cash amount that such holder has the right to receive pursuant to Section 1.5(b)(i) in respect of such Vested Company Option and in accordance with the Spreadsheet, subject to Section 1.9 below. Notwithstanding anything to the contrary set forth herein, if a holder of Vested Company Options fails to execute and deliver an Optionholder Acknowledgement to the Acquirer prior to the Closing, such holder of Vested Company Options will not be entitled to receive, through the Paying Agent or otherwise, the Vested Company Option Amount in respect of such Vested Company Options.
(iii)    Notwithstanding anything to the contrary in the foregoing, or otherwise in this Agreement, with respect to any Selling Shareholder that is selling Section 102 Shares hereunder and holders of Vested Company Options that are Section 102 Options or Section 3(i) Options, the cash amount that such holder has the right to receive pursuant to Section 1.5(a) in respect of such Section 102 Shares or pursuant to Section 1.5(b)(i) in respect of such Section 102 Options or Section 3(i) Options shall be transferred by the Paying Agent to the Section 102 Trustee and to be held and thereafter released by the Section 102 Trustee to the holder of Section 102 Shares, Section 102 Options or Section 3(i) Options (through Company payroll, if applicable), as the case may be, in accordance with the terms of the agreement with Section 102 Trustee, the 102 Plan, any applicable Legal Requirements (including the provisions of Section 102 of the Income Tax Ordinance (including, where applicable, the completion of the “requisite holding period” under Section 102(b)(2) of the Income Tax Ordinance), the Options Tax Ruling and/or Interim Options Tax Ruling, as applicable, and/or any other approval that may be issued by the ITA. The Company shall cause any payments to holders of Company Options who are U.S. current or former employees of any Subsidiary to be made through the applicable Subsidiary’s payroll system in accordance with standard payroll practices (including withholding for applicable Taxes as required by applicable Legal Requirements). Without derogating from the foregoing, the Acquirer shall cause any payments to holders of Section 102 Options or Section 3(i) Options to be made to Section 102 Trustee who shall be responsible to withhold the applicable Taxes as required by applicable Legal Requirements.
(c)    No Interest. No interest shall accumulate on any cash payable in connection with the Share Purchase (other than interest accrued on the cash in the Escrow Fund in accordance with the Escrow Agreement, if any).

(d)    No Liability. Notwithstanding anything to the contrary herein, none of the Paying Agent, the Company or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)    Total Consideration Allocation. Acquirer shall not be responsible for the determination of the Total Consideration allocation. Notwithstanding anything the contrary herein, Acquirer shall be entitled to rely entirely upon the Spreadsheet in connection with making the payments pursuant to this Agreement, and neither the Holders’ Agent nor any Selling Shareholder shall be entitled to make any claim in respect of the allocation of the payments made by Acquirer to or for the benefit of any Selling Shareholder to the extent that the payments are made in compliance with the Spreadsheet and the terms of this Agreement and the Paying Agent Agreement.
(f)    Exchange Rate. Other than amounts payable pursuant to Section 6.9, all amounts payable to any party under this Agreement shall be paid in Dollars. Any amounts to be converted into Dollars for the purpose of calculating any amounts under this Agreement, including the amount of the Closing Cash, the Closing Net Working Capital, the Closing Debt and Transaction Expenses, shall be converted into Dollars at the Exchange Rate.
(g)    Unclaimed Cash. Any portion of funds held by the Paying Agent that have not been delivered to any holders of Certificates (or Affidavit of Lost Certificates) pursuant to this Article I within 360 days after the Closing shall promptly be paid to Acquirer, and thereafter each holder of a Certificate (or Affidavit of Lost Certificates) who has not theretofore complied with the payment procedures set forth in and contemplated by Section 1.6(b) shall look only to Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 1.5(a) or Section 1.5(b). Notwithstanding anything to the contrary herein, if any Certificate (or Affidavit of Lost Certificates) has not been surrendered prior to the date on which the consideration contemplated by Section 1.5(a) or Section 1.5(b) in respect of such Certificate (or Affidavit of Lost Certificates) would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate (or Affidavit of Lost Certificates) shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
(h)    Dormant Shares. No payment shall be made with respect to any Company Shares held by the Company or dormant shares (minayot radumot) immediately prior to the Closing.
1.7    No Further Ownership Rights in Company Share Capital. All cash paid or payable following the surrender for exchange of shares of Company Share Capital in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Share Capital, and there shall be no further registration of transfers on the records of the Company of shares of Company Share Capital that were issued and outstanding immediately prior to the Closing. If, after the Closing, any Certificate is presented to the Company for any reason, such Certificate shall be cancelled and exchanged as provided in this Article I.
1.8    Estimated Closing Statement.
(a)    Not less than five Business Days prior to the Closing Date, the Company shall deliver to Acquirer a written statement (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of the Total Consideration (the “Estimated Total Consideration”) and all components thereof, including (A) the Closing Cash (the “Estimated Closing Cash”), (B) the Closing Debt (the “Estimated Closing Debt”), (C) the Transaction Expenses (the “Estimated Transaction Expenses”) and (D) the Closing Net Working Capital Adjustment (the “Estimated Closing Net Working Capital

Adjustment”), and (ii) an estimated balance sheet of the Company (the “Estimated Closing Balance Sheet”) as of 12:01 AM Eastern Time on the Closing Date (the “Measurement Time”). The Estimated Total Consideration, Estimated Closing Cash, Estimated Closing Debt, Estimated Transaction Expenses, Estimated Closing Net Working Capital Adjustment, and Estimated Closing Balance Sheet shall be prepared by the Company in accordance with the terms and relevant definitions set forth this Agreement and the Accounting Principles. The Company shall reasonably consider Acquirer’s reasonable comments to the Estimated Closing Statement and all components thereof (it being understood and agreed that any such comments, or lack thereof, whether or not reflected in the final version of the Estimated Closing Statement shall not diminish or otherwise affect Acquirer’s remedies hereunder if such final version is not accurate); provided that in no event shall any review of the Estimated Closing Statement by the Acquirer, or any dispute relating thereto, delay or prevent the Closing and the Estimated Closing Statement provided by the Company shall be deemed as final for all purposes, subject to the remainder of this Section 1.8, absent manifest error or fraud.
(b)    During the period beginning on the Closing Date and ending on the ninetieth (90th) day following the Closing Date, Acquirer shall prepare and deliver to the Holders’ Agent, on behalf of the Company Securityholders, a statement (the “Closing Statement”) setting forth Acquirer’s good faith calculation of the Total Consideration and all components thereof, including (i) the Closing Cash, (ii) the Closing Debt, (iii) the Transaction Expenses, and (iv) the Closing Net Working Capital Adjustment, which statement shall contain a balance sheet of the Company as of the Measurement Time (the “Closing Balance Sheet”). The Total Consideration, Closing Cash, Transaction Expenses, Closing Debt, Closing Net Working Capital Adjustment, and Closing Balance Sheet shall each be prepared by Acquirer in accordance with the terms and relevant definitions set forth this Agreement and the Accounting Principles.
(c)    The Holders’ Agent, on behalf of the Company Securityholders, shall have thirty (30) days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Acquirer shall grant the Holders’ Agent and its representatives access at reasonable times and places and upon reasonable advance written notice, to books, records, advisors and employees of the Company as reasonably requested by the Holders’ Agent in connection with its review of the Closing Statement. Upon the expiration of the Objection Period, the Holders’ Agent, on behalf of all Company Securityholders, shall be deemed to have accepted, and shall be bound by, the Closing Statement and the calculations therein of the Total Consideration, Closing Cash, Transaction Expenses, Closing Debt, Closing Net Working Capital Adjustment, and Closing Balance Sheet shall be final, non-appealable and binding upon the parties hereto, unless the Holders’ Agent shall have informed Acquirer in writing of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Objection Notice”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). If Acquirer and the Holders’ Agent, on behalf of the Company Securityholders, are able to negotiate a mutually agreeable resolution of each Disputed Item, the Closing Statement and the calculations therein of the Total Consideration, Closing Cash, Transaction Expenses, Closing Debt, Closing Net Working Capital Adjustment, and Closing Balance Sheet, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding upon the parties hereto.
(d)    If any Disputed Items have not been resolved within 30 days from the date on which Acquirer receives the Objection Notice (or such later date as is mutually agreeable by Acquirer and the Holders’ Agent, each in its sole discretion), Acquirer and the Holders’ Agent, on behalf of the Company Securityholders, shall retain a nationally recognized, independent accounting firm that is mutually agreeable to Acquirer and the Holders’ Agent (the “Accounting Referee”) to make a final, non-appealable and binding determination as to such remaining Disputed Items in accordance with the terms of this Section 1.8. The Accounting Referee shall (i) act as an expert and not as an arbiter, (ii) make all calculations in accordance with the terms and relevant definitions set forth this Agreement and the Accounting Principles and (iii) make a determination with respect to only those remaining Disputed Items submitted to the

Accounting Referee. Each of Acquirer and the Holders’ Agent shall be permitted to furnish written statements and other supporting materials in support of their respective positions to the Accounting Referee (with copies concurrently provided to the other party) and shall reasonably cooperate with the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items. In resolving any Disputed Items, the Accounting Referee may not assign a value to such item greater than the greatest value for such item claimed by Acquirer in the Closing Statement or by the Holders’ Agent in the Objection Notice or less than the lowest value for such item claimed by Acquirer in the Closing Statement or by the Holders’ Agent in the Objection Notice. Acquirer and the Holders’ Agent shall instruct the Accounting Referee to issue its determination with respect to the remaining Disputed Items as soon as practicable, and in any event within 30 days following its retention. The determination of the Accounting Referee shall (A) set forth the Accounting Referee’s determination with respect to the Disputed Items and the resulting calculation of the Total Consideration, (B) be in writing and contain reasonable detail with respect to the findings of fact on which it is based and (C) be final, non-appealable and binding upon Acquirer and the Holders’ Agent, on behalf of the Company Securityholders. The Accounting Referee shall also determine the proportion of its fees and expenses to be paid by each of Acquirer, on the one hand, and the Holders’ Agent, on the other hand, based on the degree (as determined by the Accounting Referee) to which the Accounting Referee has accepted the positions of Acquirer and the Holders’ Agent. By way of example, if the Accounting Referee has determined to accept eighty percent (80%) of the position of Acquirer and twenty percent (20%) of the position of the Holders’ Agent, then twenty percent (20%) of the Accounting Referee’s fees and expenses shall be payable by Acquirer and eighty percent (80%) of the Accounting Referee's fees and expenses shall be payable by the Holders’ Agent. . Each of Acquirer and the Holders’ Agent shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 1.8.
(e)    Payment of any adjustment as contemplated by this Section 1.8 shall be made (i) if no Objection Notice is delivered by the Holders’ Agent during the Objection Period, within three Business Days following the expiration of the Objection Period, or (ii) if the Holders’ Agent delivers an Objection Notice within the Objection Period, within three Business Days following final resolution of all Disputed Items by either Acquirer and the Holders’ Agent or the Accounting Referee.
(i)    If Estimated Total Consideration is greater than Total Consideration as finally determined in accordance with this Section 1.8, Acquirer and the Holders’ Agent shall jointly instruct the Escrow Agent in writing to release to Acquirer from the Escrow Fund an amount of cash equal to the amount by which Estimated Total Consideration is greater than the Total Consideration as finally determined (the “Negative Adjustment Amount”). If the amount in the Escrow Fund is greater than the Negative Adjustment Amount, then Acquirer and the Holders’ Agent shall jointly instruct the Escrow Agent in writing to release any cash remaining in the Escrow Fund following the distribution described in the preceding sentence to (i) the Paying Agent for further distribution to the Selling Shareholders (other than holders of Section 102 Shares), the 102 Trustee (for further distribution to holders of Section 102 Shares, holders of Section 102 Securities and Section 3(i) Options in accordance with Section 1.6(b)(iii)), and holders of Vested Company Options who are not a current or former employee of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options); and the Company with respect to Section 3(i) Options in accordance with Section 1.6(b)(iii)),; and (ii) to any applicable Subsidiary for further distribution to the holders of Vested Company Options who are current or former employees of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options), in each case in accordance with their Pro Rata Portions. If the amount in the Escrow Fund is less than the Negative Adjustment Amount, then each Company Securityholder shall remit such Company Securityholder’s Pro Rata Portion of such shortfall to Acquirer within ten (10) Business Days of the final determination of Total Consideration.

(ii)    If Total Consideration as finally determined in accordance with this Section 1.8 is greater than the Estimated Total Consideration, (A) Acquirer and the Holders’ Agent shall jointly instruct the Escrow Agent in writing to release the total amount remaining in the Escrow Fund to (i) the Paying Agent for further distribution to the Selling Shareholders (other than holders of Section 102 Shares), the Section 102 Trustee (for further distribution to holders of Section 102 Shares, holders of Section 102 Securities and Section 3(i) Options in accordance with Section 1.6(b)(iii)) and holders of Vested Company Options who are not a current or former employee of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options); and (ii) to any applicable Subsidiary for further distribution to the holders of Vested Company Options who are current or former employees of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options), in each case in accordance with their Pro Rata Portions, and (B) Acquirer shall pay, within ten (10) Business Days of the final determination of Total Consideration, or cause to be paid, by wire transfer of immediately available funds an amount of cash equal to the amount by which Total Consideration as finally determined is greater than Estimated Total Consideration to (i) the Paying Agent for further distribution to the Selling Shareholders (other than holders of Section 102 Shares), the Section 102 Trustee (for further distribution to holders of Section 102 Shares, holders of Section 102 Securities and the Company with respect to Section 3(i) Options in accordance with Section 1.6(b)(iii)) and holders of Vested Company Options who are not a current or former employee of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options); and (ii) to any applicable Subsidiary for further distribution to the holders of Vested Company Options who are current or former employees of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options), in each case in accordance with their Pro Rata Portions.
(iii)    If Total Consideration as finally determined in accordance with this Section 1.8 is equal to the Estimated Total Consideration, Acquirer and the Holders’ Agent shall jointly instruct the Escrow Agent in writing to release the total amount remaining in the Escrow Fund to (A) the Paying Agent for further distribution to the Selling Shareholders (other than holders of Section 102 Shares), the Section 102 Trustee (for further distribution to holders of Section 102 Shares, holders of Section 102 Securities and Section 3(i) Options in accordance with this Section 1.6(b)(iii)) and holders of Vested Company Options who are not a current or former employee of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options); and (B) to any applicable Subsidiary for further distribution to the holders of Vested Company Options who are current or former employees of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options), in each case in accordance with their Pro Rata Portions.
(f)    Any payment pursuant to this Section 1.8 shall be treated for all Tax purposes as an adjustment to the Total Consideration, unless otherwise required by a Legal Requirement.
1.9    Withholding Rights.
(a)    Notwithstanding anything to the contrary herein, each of Acquirer, the Paying Agent, the Escrow Agent and the Section 102 Trustee (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise deliverable under this Agreement and the Escrow Agreement, and from any other payments otherwise required pursuant to this Agreement and the Escrow Agreement, to any holder of any shares of Company Share Capital, Vested Company Options or to any other payee (each, a “Payee”) such amounts as it determines, in its reasonable discretion, are required to be deducted and withheld with respect to any such deliveries and payments under the Code, the Income Tax Ordinance or any provision of state, local, provincial, Israeli or foreign Tax law. To the extent that amounts are so deducted or withheld by a Payor and paid to the appropriate Tax Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Payee in respect of which such deduction and withholding was made. To the extent that such amounts are not so deducted and withheld, such Payee shall indemnify the applicable Payor for any amounts imposed by a Tax Authority, together with any related costs, expenses, interest or penalties.
(b)    With respect to any amount to be deducted or withheld under the Income Tax Ordinance pursuant to this Section 1.9:
(i)    In accordance with the Paying Agent undertaking provided by the Paying Agent to Acquirer prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates) (the “Paying Agent Undertaking”), any payment payable pursuant to this Agreement and/or the Escrow Agreement in exchange for shares of Company Share Capital (excluding the Escrow Amount) shall be paid to and retained by the Paying Agent for the benefit of such Payee for a period of up to 180 days following the Closing Date (and with respect to Escrow Amount or any other payment to be made following the Closing, 90 days following release of such payments to the Paying Agent) or an earlier date required in writing by such Payee or by the ITA (such applicable time, the “Withholding Drop Date”) (during which time, provided the Paying Agent Undertaking has been provided to Acquirer prior to the Closing Date, no Payor shall withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee, except as provided below), and during which time such Payee may obtain a Valid Certificate. If such Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate, to the Paying Agent, then, the deduction and withholding of any Israeli Taxes shall be made only in accordance with such Valid Certificate and the balance of the payment that is not withheld shall be promptly paid to such Payee. If such Payee (A) does not provide the Paying Agent with a Valid Certificate by no later than three Business Days before the Withholding Drop Date or (B) submits a written request with the Paying Agent to release his, her or its payment prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such payment shall be calculated according to the applicable withholding rate as reasonably determined by Paying Agent in accordance with the Income Tax Ordinance and Legal Requirements. In the event that Acquirer or the Paying Agent receive a demand from the ITA to withhold any amount out of the amount held by the Paying Agent and transfer it to the ITA, the Paying Agent (A) shall notify the applicable Payee of such matter promptly after receipt of such demand, and provide such Payee with reasonable time (but in no event less than 10 days unless otherwise required by the ITA) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (B) to the extent that any such certificate, ruling or confirmation is not timely provided by such Payee to the Paying Agent, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Payee. This Section 1.9(b) shall not apply to payments made to holders of Company Options or to Section 102 Shares.
(ii)    Any payments made to holders of Company Options or of Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Income Tax Ordinance, unless: (A) with respect to holders of Section 102 Options, Section 3(i) Options and/or Section 102 Shares, the Options Tax Ruling (or the Interim Options Tax Ruling) shall have been obtained before the 15th day of the month following the month during which the Closing occurs, which ruling the parties anticipate shall provide that Acquirer, the Paying Agent, the Escrow Agent and anyone acting on their behalf an exemption from Israeli withholding tax with respect to any of the payments made pursuant to this Agreement, to the Section 102 Trustee or the Paying Agent, as applicable, and further instructing the Section 102 Trustee or the Paying Agent, as applicable, on the withholding of Israeli tax on such payments or (B) with respect to non-Israel Resident holders of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel and that were engaged by a non-Israeli Affiliate of the Company, a validly executed declaration, in a form attached hereto as Exhibit G (the “Declaration of Non-Israeli Resident”) or such other form reasonably satisfactory to Acquirer, regarding their non-Israeli residence and confirmation that they were granted such awards in consideration for work or services performed outside of Israel for a non-Israeli Affiliate thereof shall have been provided to Acquirer, prior to the payment of the consideration payable at the Closing. Such payments to non-Israel Resident holders of Company Options who are employees of the non-Israeli Affiliate shall be made through the non-Israeli Affiliate’s payroll processing service or system. Any payments to be made to holders of Company Options that do not fall into clause (A) or clause (B) of this Section 1.9(b) shall be subject to Israeli withholding tax unless such holder provides Acquirer, the Paying Agent and the Escrow Agent, as the case may be, with an exemption from Tax withholding from the ITA.
(iii)    Any withholding made in New Israeli Shekels with respect to payments made hereunder in Dollars shall be calculated based on a conversion rate of New Israeli Shekels to Dollars known on the date the payment is actually made to such Payee; provided that the Paying Agent Undertaking has been provided to Acquirer prior to the Closing Date. Any currency conversion commissions will be borne by the applicable Company Securityholder and deducted from payments to be made to such Company Securityholder.
1.10    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of Acquirer are fully authorized in the name and on behalf of the Selling Shareholders, the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures without reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company and each Selling Shareholder to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows:
2.1    Organization, Standing and Power; Subsidiaries. Schedule 2.1 of the Company Disclosure Letter sets forth the jurisdiction of incorporation, organization or formation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and any of its Subsidiaries are licensed or qualified to do business. The Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (in those jurisdictions where such concept is recognized) or with active status under the Legal Requirements of its respective jurisdiction of incorporation, organization or formation. All returns, particulars, resolutions and other documents required to be delivered on behalf of the Company to the Registrar of Companies or any equivalent authority in any other jurisdiction, or any other authority, have been properly made and delivered and were when so made and delivered accurate and complete. The Company is not a “defaulting company” within the meaning of Section 362a of the Israeli Companies Law, and it has not received any notice or warning (in writing or otherwise) concerning any intention of the Registrar of Companies to register and/or declare the Company as a “defaulting company”. The Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted. The Company and each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to be material to the Company. The Company has disclosed to Acquirer correct and complete copies of the Charter Documents of each of the Company and its Subsidiaries and neither the Company nor any Subsidiary is in violation of any of the provisions of its Charter Documents. Schedule 2.1 of the Company Disclosure Letter also lists the board of directors, managers, management board and officers, as the case may be, of each of the Company and its Subsidiaries. The Company is the sole beneficial owner of all of the issued and outstanding shares of share capital of each Subsidiary, free and clear of all Encumbrances, and all such shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the Charter Documents of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound. Other than as specified in Schedule 2.1 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital share or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than the Subsidiaries listed on Schedule 2.1 of the Company Disclosure Letter. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.
2.2    Capital Structure.
(a)    The authorized registered capital of the Company consists solely of NIS 54,100 Company Share Capital, divided into (a) 500,000,000 Company Ordinary Shares, of which 155,346,248 are issued and outstanding as of the Agreement Date, and (b) 41,000,000 Company Preferred A Shares, of which 40,108,343 are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. The Selling Shareholders own 100% of the Company Shares. Schedule 2.2(a)-1 of the Company Disclosure Letter sets forth in an excel spreadsheet a true, correct and complete list of the name of each Person that is the registered owner of any Company Shares and the number of Company Shares so owned by such Person. The number of Company Shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding registered capital or voting securities of the Company. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents of the Company or any Contract to which the Company is a party or by which the Company is bound. All outstanding Company Shares are fully vested. There is no liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act, the Israeli Securities Law or the rules and regulations promulgated thereunder or other applicable state securities or “blue sky” laws, any Company Shares or any other securities of the Company, whether currently outstanding or that may subsequently be issued. The Company has made available to Acquirer a true, correct and complete copy of each agreement relating to the purchase of Company Share Capital (including all agreements among the holders of Company Share Capital of the Company and any side letters). The Company’s shares are not represented by physical stock certificates.
(b)    As of the Agreement Date, the Company has reserved 30,980,069 Company Ordinary Shares for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 23,218,152 Company Ordinary Shares are subject to outstanding and unexercised Company Options, 6,340,914 Company Ordinary Shares are exercised Company Options and

23,218,152 Company Ordinary Shares remain available for issuance thereunder. Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, whether or not their Company Options were granted under the Company Option Plans, including the number of Company Ordinary Shares subject to each such Company Option, the number of such shares subject to such Company Options that are vested, the number of such shares subject to such Company Options that are unvested, the date of grant, the vesting commencement date, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code or under any applicable foreign tax scheme, the term of each such Company Option, the plan from which such Company Option was granted, the expiration date applicable to such Company Option, with respect to Company Options granted to Israeli taxpayers, whether each such Company Option was granted and is subject to tax pursuant to Section 3(i) of the Income Tax Ordinance or Section 102 of the Income Tax Ordinance and whether an election was made to treat such option under the capital gain route or ordinary income route and, where relevant, the date on which the board resolution and applicable option agreement in respect of each Company Option granted pursuant to Section 102(b)(2) of the Income Tax Ordinance was deposited with the Section 102 Trustee. In addition, Schedule 2.2(b)-1 of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Optionholders who are not current employees of the Company or any Subsidiary and that identifies whether such Company Optionholder’s service relationship with the Company (e.g. current or former non-employee directors, consultants, advisory board members, vendors or other service providers to the Company or any Subsidiary) and indicating whether such Person has ever been an employee of the Company or any Subsidiary. All issued and outstanding shares of Company Share Capital were issued in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. As of the Agreement Date, no Company Options have been exercised into Company Ordinary Shares, other than as set forth in Schedule 2.2(b)-1 of the Company Disclosure Letter. All tax rulings, opinions, written correspondence and filings with the ITA with respect to the Company Option Plan and any award thereunder have been provided to the Acquirer. No contractual commitments, undertakings or representations have been made or given to any employees, non-executive directors or consultants of the Company or any Subsidiary regarding the continued operation, extension, amendment or replacement of the Company Option Plan and there are no obligations on the Company to make any additional awards under the Company Option Plan or otherwise and no representations have been made to employees, directors or consultants of the Company or any Subsidiary in this regard.
(c)    Except as explicitly set forth on Schedule 2.2(a)-1, Schedule 2.2(b)-1 or Schedule 2.2(c) of the Company Disclosure Letter, there are no securities, options, warrants, subscriptions, phantom share, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Share Capital or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract, and no Person has any right to acquire any Company Share Capital or any other options, warrants or other rights to purchase Company Share Capital or other securities of the Company, from the Company or any Selling Shareholder. There are no Contracts relating to voting (other than proxies pursuant to the terms of the Company Option Plan), registration, purchase, sale, pledging or other disposition of any Company Share Capital (x) between or among the Company and any of the Company Securityholders, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service and (y) to the knowledge of the Company, between or among any of the Company Securityholders. Except as explicitly set forth on Schedule 2.2(c), neither the Company Option Plans nor any Contract of any character to which the Company and/or any Subsidiary is a party to or by which the Company and/or any Subsidiary is bound relating to any Company Options requires or otherwise provides for any accelerated vesting of any Company Options in connection with the Share Purchase or any other transaction contemplated by this Agreement or upon termination of employment or service with Acquirer, the Company or any Subsidiary, or any other event, before, upon or following the Share Purchase or otherwise. True, correct and complete copies of each Company Option Plan and all Contracts and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Share Capital purchased under such option) have been provided to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plans or Contracts in any case from those provided to Acquirer. Other than the Company Option Plan, no stock option plan, incentive plan or other equity-based or phantom equity-based compensation plan is currently in effect, and other than the Company Ordinary Shares reserved for issuance under the Company Option Plan, there are no Company Ordinary Shares reserved for issuance under any other equity-based or phantom equity-based compensation plan. Other than the Company Options, there are no options or other equity-based incentive awards of the Company or any of its Subsidiaries that are currently issued or outstanding. There is no promise or obligation by the Company or any of its Subsidiaries to any prospective hire, any employee, or any other service provider to grant any options or other equity-based incentive awards, including without limitation, phantom equity awards. Except as set forth in Schedule 2.2(b)-1 of the Company Disclosure Schedule, no Company Option has been granted with an exercise price less than the fair market value of a Company Ordinary Share on the date of grant. Except as set forth in Schedule 2.2(b)-1 of the Company Disclosure Schedule, no Company Option is subject to Section 409A of the Code. Neither the Company nor any of its Subsidiaries has made or delivered any oral or written communications to any prospective hire, employee, or other service provider with respect to any payment or consideration in lieu of ungranted options to purchase Company Shares, arising out of the transactions contemplated by this Agreement.
(d)    The Spreadsheet will accurately set forth, as of immediately prior to the Closing, the name of each Person that is the registered owner of any Company Shares or Company Options and the number and kind of such Company Shares so owned by such Person. The number of such shares set forth as being so owned, or subject to Company Options so owned, by such Person will constitute the entire interest of such Person in the issued and outstanding capital stock, voting securities or other securities of the Company. As of the Closing, no Person not disclosed in the Spreadsheet will have a right to acquire any Company Share Capital or Company Options. In addition, the shares of Company Share Capital and Company Options disclosed in the Spreadsheet will be, as of the Closing, free and clear of any Encumbrances created by the Charter Documents of the Company or any Contract to which the Company is a party or by which it is bound.
(e)    The terms of the Company Option Plan permit the treatment of Company Options as provided in this Agreement, without notice to, and without the consent or approval of, the holders of such securities, the Company Shareholders or otherwise. With respect to each Company Option (whether outstanding or previously exercised), (i) the grant thereof was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s board of directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the Company Option Plan and all other applicable Legal Requirements and are not and have not been the subject of any investigation, review or inquiry, and (iii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.
2.3    Authority, Execution and Delivery; Non-Contravention.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has approved this Agreement and the Share Purchase, determined that this Agreement and the terms and conditions of the Share Purchase and this Agreement are advisable, fair to and in the best interests of the Company and the Selling Shareholders, and directed that the approval of this Agreement and the Share Purchase be submitted to the Selling Shareholders for consideration and recommended that all of the Selling Shareholders approve this Agreement and the Share Purchase.
(b)    Except as provided for pursuant to paragraph (c) hereunder, the execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary or to the knowledge of the Company, any Company Shares or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (A) any provision of the Charter Documents of the Company or any Subsidiary, in each case as amended to date, (B) any Legal Requirements applicable to the Company or any Subsidiary or any of their respective material properties or assets, or (C) any Material Contract of the Company or any Subsidiary or any Contract applicable to any of their respective material properties or assets.
(c)    Except as disclosed under Schedule 2.3(c) of the Company Disclosure Letter, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such filings and notifications as may be required to be made by the Company in connection with the Share Purchase under the HSR Act, and the expiration or early termination of applicable waiting periods, or clearance or affirmative approval by the Governmental Entity under the HSR Act or any other Antitrust Law and (ii) such other notices, consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not be material to the Company or Acquirer, or would not prevent, materially alter or delay the consummation of any of the Transactions.
2.4    Financial Statements.
(a)    Schedule 2.4(a) of the Company Disclosure Letter sets forth (i) the audited balance sheet of the Company as of December 31, 2024, December 31, 2023, December 31, 2022, and the related statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended and (ii) the unaudited balance sheet of the Company as of September 30, 2025 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the nine month period then ended (the balance sheets described in clauses (i) and (ii) together, the “Company Balance Sheets” and the financial statements described in clauses (i) and (ii) together, the “Financial Statements”).
(b)    The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP (except that the unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of the Company and the Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods therein specified

(subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount) and (v) are true, correct and complete in all material respects. Except as set forth on Schedule 2.4(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any Liabilities of any nature other than (A) those set forth or adequately provided for in the Company Balance Sheets included in the Financial Statements as of the Balance Sheet Date, (B) those incurred in the conduct of the Company’s business since the Balance Sheet Date in the ordinary course of business that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of Legal Requirements and (C) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheets have been established in accordance with GAAP consistently applied and are adequate. The Financial Statements comply in all material respects with FASB ASC 606.
(c)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and the Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Subsidiaries and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, no current or former employee, consultant, or director of the Company or any Subsidiary, has identified or been made aware of any fraud, or any claim or allegation of fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, or directors of the Company or the Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or the Subsidiaries. Neither the Company, the Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or the Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in FASB ASC 450 - Contingencies) that are not adequately provided for in the Company Balance Sheets as required by FASB ASC 450.
(d)    Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and the Subsidiaries maintain accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
(e)    The Company and each Subsidiary have no debt for borrowed money.
(f)    Except as set forth in Schedule 2.4(f) of the Company Disclosure Letter, neither the Company nor any Subsidiary has applied for or accepted either (i) any loan pursuant to Section 1102 of the CARES Act, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an

Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any non-U.S. jurisdictions.
2.5    Absence of Certain Changes. Since the Balance Sheet Date, the Company and each Subsidiary has operated only in the ordinary course of business and:
(a)    There has not occurred a Material Adverse Effect with respect to the Company or any Subsidiary taken as a whole;
(b)    neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or any Subsidiary (other than the sale or non-exclusive license of Company Products to its customers in the ordinary course of business);
(c)    except as required by GAAP, there has not occurred any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets;
(d)    there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;
(e)    neither the Company nor any Subsidiary has entered into, amended or terminated any Material Contract, other than in the ordinary course of business consistent with past practice;
(f)    there has not occurred any amendment or change to the Charter Documents of the Company or any Subsidiary;
(g)    neither the Company nor any Subsidiary has established, entered into, adopted, terminated, or amended any Company Employee Plan (or any plan, program, practice, agreement or arrangement that would be a Company Employee Plan if in effect on the date hereof) (other than new agreements with non-executive employees in the ordinary course of business that do not provide for severance benefits) or hired, promoted or terminated any employee or consultant with a base salary or annualized base wages in excess of $200,000;
(h)    other than as required by any Legal Requirement, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its current or former directors, officers, employees or consultants (other than normal recurring increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries and that are in the ordinary course of business consistent with past practice), and there has not been any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company or any Subsidiary);
(i)    neither the Company nor any Subsidiary has committed to grant or provide (nor has granted or provided any) severance, increase or acceleration of funding, payment or vesting of any compensation or other similar benefits to any Person;

(j)    except as set forth in Schedule 2.5(j) of the Company Disclosure Letter, there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company or any Subsidiary or any termination of employment of any such employees;
(k)    neither the Company nor any Subsidiary has entered into any collective bargaining agreement or other Contract with any labor organization or other representative of any employees, and there has not occurred any labor dispute or claim of unfair labor practices involving the Company or any Subsidiary;
(l)    neither the Company nor any Subsidiary has incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person in excess of $100,000 on an individual basis, or $250,000 in the aggregate;
(m)    except as set forth in Schedule 2.5(m) of the Company Disclosure Letter, neither the Company nor any Subsidiary has paid or discharged any Encumbrance or Liability that was not shown on the Company Balance Sheets or incurred in the ordinary course of business since the Balance Sheet Date;
(n)    neither the Company nor any Subsidiary has incurred any Liability to its directors, officers or shareholders (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business);
(o)    neither the Company nor any Subsidiary has made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $100,000, or given any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;
(p)    neither the Company nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
(q)    there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary;
(r)    neither the Company nor any Subsidiary (i) has sold, disposed of, transferred or licensed to any Person any rights (including any immunities or covenants not to sue) to any Company IP other than Customer Licenses, (ii) has acquired or licensed from any Person any Intellectual Property (including any immunities or covenants not to sue), or (iii) sold, disposed of, transferred or provided a copy of any Company Source Code to any Person;
(s)    there has not been any capital expenditures relating to the Company or any Subsidiary in excess of $100,000 in the individual or $250,000 in the aggregate, execution of any lease to which the Company or any Subsidiary is a party or incurrence of any obligations to make any capital expenditures or execute any lease;
(t)    there has not been any commencement or settlement of any Legal Proceeding;
(u)    there has not been any action or omission that, if taken between the Agreement Date and the Closing Date, would require the consent of Acquirer under Section 4.2;

(v)    there has not been any action or omission that, if taken between the Agreement Date and the Closing Date, would require the consent of Acquirer under Section 5.2(s);
(w)    there has not occurred any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of the Company or any Subsidiary; and
(x)    there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (v) (other than negotiations and agreements with Acquirer and its representatives regarding the Transactions).
2.6    Litigation. There is no Legal Proceeding pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees, or to the knowledge of the Company, consultants or contractors (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), and, to the knowledge of the Company, there is not reasonable basis for any such Legal Proceeding. There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company or any Subsidiary based upon the Company entering into this Agreement or any of the other Transactions. Except as set forth in Schedule 2.6 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any Legal Proceeding currently pending against any other Person. Except as set forth in Schedule 2.6 of the Company Disclosure Schedule, the Company and its Subsidiaries, within the past three years have not commenced, settled, or agreed to settle any Legal Proceeding or entered into any settlement agreement, conciliation agreement or similar agreement with respect to any Legal Proceeding. As of the Agreement Date, no Company or any Subsidiary or any of their respective directors, officers or employees, or to the knowledge of the Company any consultants or contractors (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict determination or award made, issued or entered by any court or of any Governmental Entity.

2.7    Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary that has or would reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary or the conduct of business by the Company or any Subsidiary as currently conducted by the Company or any Subsidiary.
2.8    Compliance with Legal Requirements; Governmental Permits.
(a)    The Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of investigation or alleged violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business and assets. Neither the Company nor any Subsidiary, nor any director, officer, Affiliate or employee thereof, or to the knowledge of the Company any consultant or contractor (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary), has

(i) given, offered, paid, promised to pay or authorized any bribe, payoff, kickback or other improper payment to any Person, private or public, regardless of form or (ii) given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee or securing any improper advantage, to any (x) governmental official or employee, (y) political party or candidate thereof or (z) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
(b)    The Company and each Subsidiary has obtained each material consent, license, permit, grant or other authorization of each Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective assets or properties or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, and neither the Company nor any Subsidiary is in default under any such Company Authorization. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (A) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
(c)    Without limiting the generality of Sections 2.8(a) and (b), neither the Company’s nor any Subsidiary’s business as currently conducted or currently proposed by the Company to be conducted involves the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli Legal Requirements, and neither the Company’s nor any Subsidiary’s business as currently conducted requires the Company or any Subsidiary to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, or from the Israeli Ministry of Economy pursuant to the Law of Regulation of Security Exports, 5767-2007, or under any other legislation regulating the development, commercialization or export of technology.
2.9    Title to Property and Assets. The Company and each Subsidiary has good and valid title to, or a valid leaseholder interest or license in, all of their respective material properties and assets, real and personal, used by it, or reflected on the Financial Statements or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are subject to such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances incurred in the ordinary course of business for obligations not past due and (ii) such imperfections of title and non-monetary Encumbrances as do not and will not detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise impair business operations involving such properties. The plant, property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear and are suitable for the purposes for which they are presently used. Schedule 2.9 of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. The Company has heretofore provided to Acquirer true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies the real property listed on Schedule 2.9, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary currently own any real property.
2.10    Intellectual Property.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Company IP” means (A) any and all Intellectual Property licensed to, or used or held for use in the conduct of the business of, the Company and the Subsidiaries as currently conducted by the Company or any Subsidiary and (B) any and all Company-Owned IP.
(ii)    “Company-Owned IP” means (A) the Company Registered IP, (B) Intellectual Property that was developed for or contributed to the Company or a Subsidiary by founders, full- or part-time employees, consultants or independent contractors of the Company or the Subsidiaries and (C) all other Intellectual Property that is owned by, or is purportedly owned by, the Company or any Subsidiary.
(iii)    “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.
(iv)    “Company Registered IP” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each case owned by, registered or filed in the name of, the Company or any Subsidiary.
(v)    “Company Source Code” means, collectively, any software source code or confidential specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP or Company Products.
(vi)    “Company Websites” means all web sites owned, operated or hosted by the Company or a Subsidiary or through which the Company or a Subsidiary conducts the business of the Company (including those web sites operated using the domain names listed on Schedule 2.10(g) of the Company Disclosure Letter), and the underlying platforms for such web sites.
(vii)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Technology.
(viii)    “Intellectual Property Rights” means all rights throughout the world in, arising out of, or associated with any of the following: (A) all United States and non-U.S. patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures, (B) all trade secret rights and other rights in know-how and confidential or proprietary information or in information that derives independent economic value, actual or potential, from not being known to other Persons (“Trade Secrets”), (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding or similar thereto throughout the world, including database rights, (D) all industrial designs and any registrations and applications therefor throughout the world, (E) all rights in mask works, mask work registrations and applications therefor, and all other rights corresponding thereto throughout the world, (F) all rights in World

Wide Web addresses and domain names and applications and registrations therefor, (G) all trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of the source or origin of goods and services, and all statutory, federal and common law rights, and all rights provided by international treaties or conventions, in any of the foregoing (“Trademarks”) and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
(ix)    “Technology” means all (A) published and unpublished works of authorship, including audiovisual works, collective works, designs, software, compilations, databases, derivative works, literary works, logos, marks, mask works, and sound recordings, (B) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (whether or not patentable), (C) information and materials that are not generally known, whether tangible or intangible, including software (in source code and object code format), algorithms, application program interfaces, business or technical information, concepts, customer lists, data collections, diagrams, formulae, ideas, know-how, metadata, methods, network configurations and architectures, processes, programs, protocols, prototypes, schematics, specifications, systems, techniques and Trade Secrets and (D) other forms of technology and technical and other information, and tangible and electronic embodiments thereof, regardless of form; provided that Technology shall not include Trademarks.
(x)     “Third-Party IP” means any Intellectual Property owned by another Person.
(b)    The Company and the Subsidiaries (i) exclusively own and have independently developed or acquired all right, title and interest in, to and under or (ii) have the valid right or license, pursuant to a written agreement, to, all Company IP. The Company IP and the Company’s and the Subsidiaries’ rights, licenses and immunities thereto are sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted by the Company or any Subsidiary.
(c)    Neither the Company nor any Subsidiary has transferred ownership of any rights in Intellectual Property that is or was Company-Owned IP, to any Person, or knowingly permitted the Company’s or any Subsidiary’s rights in any Intellectual Property that is or was Company-Owned IP to enter the public domain or, in the case of Company Registered IP, lapse (other than through the expiration of Company Registered IP at the end of its maximum statutory term).
(d)    The Company and the Subsidiaries own and have good and exclusive title to each item of Company-Owned IP free and clear of any Encumbrances (other than Permitted Encumbrances). The right, license and interest of the Company or a Subsidiary in and to all Intellectual Property licensed to the Company or a Subsidiary by other Persons are free and clear of all Encumbrances (excluding restrictions contained in the applicable written license agreements with such Persons and Permitted Encumbrances).
(e)    Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP, or impair the right of Acquirer, the Company or any Subsidiary to use, possess, sell or license any Company-Owned IP or portion thereof. Following the Closing, all Company-Owned IP will be fully usable, transferable, alienable or licensable by Acquirer without restriction and without payment of any kind to any Person.
(f)    Schedule 2.10(f) of the Company Disclosure Letter lists all Company Products by name and version number.

(g)    Schedule 2.10(g) of the Company Disclosure Letter lists all Company Registered IP, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Schedule 2.10(g) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by the Company or any Subsidiary within 120 days of the Agreement Date with respect to any of the Company Registered IP in order to avoid prejudice to, impairment, expiration, lapse or abandonment of such Company Registered IP.
(h)    Each item of Company Registered IP is valid, enforceable and subsisting (or in the case of applications, applied for). All registration, maintenance and renewal fees currently due in connection with such Company Registered IP have been paid and all documents, recordations and certificates in connection with such Company Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered IP and recording the Company’s and the Subsidiaries’ shares therein.
(i)    Neither the Company nor any Subsidiary is, or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing or conveying rights or immunities to any Company IP (the “Company IP Agreements”) and the consummation of the Transactions will not give rise to any right to cause, or by the terms of any Company IP Agreement cause, the modification, cancellation, termination, or suspension of any Company IP Agreement, or any rights, obligations or payments with respect thereto, including any acceleration of the foregoing. Following the Closing, Acquirer and the Company (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s and the Subsidiaries’ rights and immunities under the Company IP Agreements to the same extent the Company and the Subsidiaries would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay.
(j)    None of the Company IP Agreements grants another Person exclusive rights to or under any Company IP or the right to sublicense any Company IP.
(k)    There are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP by the Company or any Subsidiary or another Person authorized by the Company or any Subsidiary.
(l)    To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP, by any Person, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Rights or breach of any Company IP Agreement.
(m)    Neither the Company nor any Subsidiary has been sued in any Legal Proceeding (or received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Intellectual Property Rights or that contests the validity or ownership of, or the right of the Company or any Subsidiary to exercise any rights in, any Intellectual Property Rights. Neither the Company nor any Subsidiary has received any written communication that involves an offer to license or grant any other rights or immunities under any Third-Party IP.

(n)    Except as set forth in Schedule 2.10(n) of the Company Disclosure Letter, the Company and the Subsidiaries have no Liability for infringement or misappropriation of any Third-Party IP or for unfair competition or unfair trade practices under the laws of any jurisdiction (provided that this representation is given to the knowledge of the Company with regard to patents). The operation of the business of the Company and the Subsidiaries as such business is currently and has been historically conducted by the Company or any Subsidiary, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or the Subsidiaries, has not and does not infringe or misappropriate any Third-Party IP and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is, to the knowledge of the Company, no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company and the Subsidiaries is infringing or has infringed on or misappropriated any Third-Party IP, or constitutes or has constituted unfair competition or unfair trade practices under the laws of any jurisdiction.
(o)    None of the Company-Owned IP, the Company Products, the Company or any Subsidiary is subject to any Legal Proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer or licensing by the Company or any Subsidiary of any Company-Owned IP or any Company Product, or that may affect the validity, use or enforceability of any Company-Owned IP or (ii) restricting the conduct of the business of the Company or any Subsidiary in order to accommodate Third-Party IP.
(p)    Neither the Company nor any Subsidiary has received any opinion of counsel as to whether any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted by the Company or any Subsidiary, infringes or misappropriates any Third-Party IP.
(q)    The Company and each Subsidiary has secured from the founders, all of its employees, consultants, independent contractors and others who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP unencumbered and unrestricted exclusive ownership of, all such Persons’ Intellectual Property rights in their respective contributions that the Company or any Subsidiary does not already own by operation of law and no such Persons have retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and each Subsidiary has obtained from all current and former founders, employees, consultants, and independent contractors of the Company and each Subsidiary (i) proprietary information and invention disclosure and assignment agreements and (ii) a valid and enforceable agreement that includes a waiver of any and all moral rights (to the extent possible under applicable Legal Requirement) such Person may possess in such Intellectual Property or technology, including an express binding waiver of any rights to receive compensation in connection with the assignment of any Company Intellectual Property (including without limitation the assignment of “Service Inventions” under Section 132 of the Israeli Patent Law 1967, and waiver of rights under Section 134 thereof) (collectively, the “Invention Assignment Agreements”). The Company has made available to Acquirer true, correct and complete copies of all Invention Assignment Agreements. To the extent that any Intellectual Property covered by an Invention Assignment Agreement relates to Company Registered IP, and to the extent provided for by, and in accordance with, applicable Legal Requirement, the Company has recorded such Invention Assignment Agreements or other documents sufficient to evidence the assignment of such Intellectual Property to the Company or a Subsidiary, as applicable and appropriate, with the relevant Governmental Entity such that the Company or Subsidiary, as applicable, is the record owner of such Company Registered IP with no break in the chain of title. No current or former founder, employee, consultant or independent contractor of the Company or any Subsidiary has ever excluded any Intellectual Property from any Invention Assignment Agreement executed by such Person in connection with such Person’s employment by or engagement with the Company or any Subsidiary.
(r)    The Company and each Subsidiary has paid, in full, all mandatory compensation to employees, consultants and independent contractors in relation to all Company-Owned IP, and neither this Agreement nor any Transactions is reasonably expected to result in any further amounts being payable to any current or former employees, contractors or consultants of the Company or any Subsidiary in relation to any Company-Owned IP.
(s)    No current or former founder, employee, or to the knowledge of the Company, consultant or independent contractor of the Company or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such founder’s, employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using Trade Secrets or proprietary information of others without permission or (ii) has developed any Technology or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such founder, employee, consultant or independent contractor has assigned or otherwise granted to another Person any rights (including Intellectual Property Rights) in or to such Technology or other copyrightable, patentable or otherwise proprietary work.
(t)    The employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any Liability to any Person for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such Liability is based on contractual or other legal obligations to such Person.
(u)    No current or former founder, employee, consultant or independent contractor of the Company or any Subsidiary has, or has ever asserted, any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP.
(v)    To the extent that any Intellectual Property that is or was Third-Party IP is incorporated into, integrated or bundled with, or used by the Company or the Subsidiaries in the development, manufacture or compilation of any of the Company Products, the Company or a Subsidiary has a written agreement with the relevant Persons with respect thereto pursuant to which the Company or a Subsidiary either (i) has obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, such Intellectual Property by operation of law or by valid assignment or (ii) has obtained valid written licenses (sufficient for the conduct of its business as currently conducted by the Company and the Subsidiaries and as currently proposed to be conducted by the Company and any Subsidiary, including with respect to such incorporation, integration, bundling or use) to all such Third-Party IP; provided that above representations shall not apply to any Open Source Materials.
(w)    The Company and the Subsidiaries have taken all commercially reasonable steps and all actions common in the industry to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP (“Confidential Information”). All disclosures of Confidential Information owned by the Company or any Subsidiary to other Persons, and their use and appropriation thereof, has been pursuant to the terms of a written Contract between the Company or a Subsidiary and such Persons. All use, disclosure or appropriation of Confidential Information by the Company and the Subsidiaries not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former founders, employees, consultants and independent contractors of the Company and the Subsidiaries having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s and the Subsidiaries’ customers and business partners, to the extent required by such customers and business partners).
(x)    Schedule 2.10(x) of the Company Disclosure Letter lists all software or other material that is distributed as “open source software” or under similar licensing or distribution terms (including under any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, or any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Mozilla Public License, the Apache License, the BSD License and the MIT License) (“Open Source Materials”) used, incorporated, combined, propagated, conveyed or distributed by the Company or any Subsidiary in any way and the applicable license therefor, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed, propagated or conveyed by the Company or any Subsidiary). The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
(y)    Schedule 2.10(y) of the Company Disclosure Letter lists all Generative AI Tools used by the Company and the Subsidiaries and specifies, for each Generative AI Tool, the nature of such use (including whether each Generative AI Tool is used in connection with the creation, invention or development of Intellectual Property or Company Products). The Company and the Subsidiaries use all Generative AI Tools in compliance with all applicable license terms and other agreements and all the necessary or required consents for each use. The Company and the Subsidiaries have not included, nor allowed the inclusion of, Personal Data, trade secrets or confidential or proprietary information of the Company and the Subsidiaries or of any third party to which the Company or any Subsidiary owes or retains an obligation of confidentiality in any prompts, inputs or training data for any Generative AI Tools.
(z)    Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined or linked Open Source Materials with, the Company IP or Company Products, (ii) distributed, propagated or conveyed Open Source Materials in conjunction with any Company IP or Company Products or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates or purports to create, obligations for the Company or such Subsidiary with respect to any Company IP or grants, or purports to grant, to any Person, any rights or immunities under any Company IP (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from, linked to, or distributed, propagated, conveyed or used with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable or licensed at no charge or subject to restrictions or consideration).
(aa)    Neither the Company nor any Subsidiary has marked any Company Product with, or used in connection with the advertising of any Company Product, an incorrect or expired U.S. or non-U.S. patent number, or any other incorrect indication that the manufacture, use, sale, offer for sale or importation into the United States or any other jurisdiction of any Company Product was covered by or licensed under a U.S. or non-U.S. patent. Neither the Company nor any Subsidiary has falsely indicated on, or in connection with the advertising of, a Company Product that an application for a U.S. or non-U.S. patent had been made that, if issued, would cover the manufacture, use, sale, offer for sale or importation into the United States or any other jurisdiction of the Company Product.

(bb)    The Company has provided Acquirer with all documentation and notes relating to the testing of all Company Products. The Company has documented all bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.
(cc)    For all software used by the Company and the Subsidiaries in providing services, or in developing or making available any of the Company Products, the Company or a Subsidiary has implemented any and all security patches or upgrades that are generally available for that software.
(dd)    Other than as set out in Schedule 2.10(dd) of the Company Disclosure Letter, no funding, facilities, or resources of any Governmental Entity or any university, military, college, other educational institution, research center or non-profit institution (collectively, “Institutions”), whether in the form of Contracts, Government Grants, Cooperative Agreements, Other Transaction Authority agreements, or in the form of a funding source sponsored by and under the authority of any Governmental Entity, or (ii) funding from any Person (other than funds received in consideration for Company Shares) was used in the development of any portion of the Company-Owned IP. There exists no governmental prohibition or restriction on the use, sale, license, assignment, lease, transfer or securitization of any Company IP in any jurisdiction in which Company currently conducts or has conducted business or on the export or import of any such Company IP from or to any such jurisdiction. No Institutions have any rights in or with respect to any Company-Owned IP or Company Products or any developments of any Intellectual Property made by any current or former employee, consultant or independent contractor of the Company or Subsidiary that relate in any manner to Company-Owned IP or Company Products. No current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for, or at such time was in receipt of any scholarship from, any government, university, military, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary. Except as set forth on Schedule 2.10(dd) of the Company Disclosure Letter, none of the Company, any Subsidiary or any Founder has (i) entered into, applied for, requested, accepted, been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to any Government Grants, including (A) Government Grants from the IIA, (B) Approved Enterprise Status granted by the Investment Center of the Israeli Ministry of Economy, (C) Government Grants from the Israeli Fund for the Promotion of Marketing and (D) Government Grants from the ITA, the State of Israel, the BIRD Foundation and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union and the Funds for Encouragement of Marketing Activities of the Israeli Government or (ii) amended or terminated, or waived any material right or remedy related to, any Government Grant. In each case in which the Company or its Subsidiary has made available any technical data, computer software or Company Owned IP to any Governmental Entity or used any such technical data, computer software, of Company Owned IP, in connection with any government contract, Government Grant, Cooperative Agreement, Other Transaction Authority agreement, or any other form of agreement with any Governmental Entity, including but not limited to any such pre-existing Company Owned IP that was developed entirely with private, non-governmental funding, the Company or its subsidiary has properly identified and marked such technical data, computer software or Company Owned IP with all markings and legends (including any “restricted rights” or “limited rights” legends) necessary (under the FAR or other applicable legal requirements) to ensure that no Governmental Entity or other Person is able to acquire unlimited rights or government purpose rights with respect to such technical data, computer software or Company Owned IP. Either the Company or a higher tier contractor or grantee performing under a prime government contract, Government Grant, or any other type of agreement with a Governmental Entity, as applicable, has made all necessary assertions in its proposal(s) to each applicable Governmental Entity so as to protect all technical data, computer software, or Company Owned IP from provision to the Governmental Entity of unlimited rights or government purpose rights with respect to such technical data, computer software, or Company Owned IP, and no Governmental Entity has objected to or otherwise challenged, in writing or orally, any assertions made by the Company, its Subsidiaries, or any such higher tier contractor or grantee performing under a prime government contract, Government Grant, Cooperative Agreement, Other Transaction Authority agreement, or any other agreement, with respect to the Company or its Subsidiaries technical data, computer software, or Company Owned IP.
(ee)    Neither the Company nor any Subsidiary nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 2.10(ee) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the Transactions, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.
(ff)    Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.
(gg)    Except as set forth in Schedule 2.10(gg) of the Company Disclosure Letter, all IT Systems, other than software that is duly and validly licensed to the Company or any Subsidiary pursuant to a valid and enforceable Contract, are owned and operated by and are under the control of the Company. From and after the Closing, the Company will have and be permitted to exercise the same rights with respect to the IT Systems as the Company and the Subsidiaries would have had and been able to exercise had this Agreement not been entered into and the Transactions not occurred, without the payment of any additional amounts or consideration (other than ongoing fees, royalties or payments that the Company would otherwise have been required to pay regardless).
2.11    Privacy, Security and Personal Data.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Company Data” means all Personal Data, Confidential Information and other data, information, and data compilations contained in the IT Systems or any databases of the Company or any Subsidiary that are used by, or necessary to the business of the Company or any Subsidiary.
(ii)    “Company Data Agreement” means any Contract relating to or otherwise addressing the Processing of Company Data by or on behalf of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, including the standard terms of service entered into by users of the Company Products (copies of which have been made available to Acquirer).

(iii)    “Company-Licensed Data” means all third-party owned data however obtained or collected by or for the Company or any Subsidiary in the manner that it is Processed by or for the Company and each of the Subsidiaries.
(iv)    “Company-Owned Data” means each element of data that (i) is used or held for use in the business of the Company or any Subsidiary that is not Personal Data or Company-Licensed Data or (ii) the Company or any Subsidiary purports to own.
(v)    “Company Privacy Commitments” means, collectively, the Company’s or any Subsidiary’s obligations under (A) the Company’s Privacy Policies, (B) the Company Data Agreements, (C) Privacy Laws, (D) any notices, consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to the Processing of Personal Data and (E) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Data, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications (including the Payment Card Industry Data Security Standards) to which the Company or any Subsidiary is bound or otherwise represents compliance.
(vi)    “Company Privacy Policies” means, collectively, any and all (A) of the Company’s and each Subsidiary’s data privacy and security policies, procedures and notices, whether applicable internally or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites) made by or on behalf of the Company or any Subsidiary with regard to the protection or Processing of Personal Data and (C) third-party privacy policies with which the Company or any Subsidiary has been or is contractually obligated to comply.
(vii)    “Information Security Program” means a written information security program that complies with Company Privacy Commitments and when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Company Data and Company IT Systems, and that is at least as stringent as one or more relevant industry standards and that includes: (i) written policies and procedures regarding Company Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Company Data; (iii) disaster recovery, business continuity, incident response, and security plans and procedures; (iv) Processer cybersecurity and privacy risk management program; and (v) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Company Data, and IT Systems.
(viii)    “IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, operational technology, ICS/SCADA controls, IoT devices, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the business of the Company and its Subsidiaries.
(ix)    “Personal Data” means information relating to, describing, linked to or capable of being associated, directly or indirectly, with an identified or identifiable natural Person, household or device, or that is otherwise considered “personally identifiable information,” “personal information,” “personal data,” “nonpublic personal information,” “individually identifiable health information” or other analogous term under Privacy Laws.
(x)    “Privacy Laws” means all applicable Legal Requirements relating to the (i) privacy, confidentiality, integrity, availability, collection, use, access, Processing, protection, Security

Incident notification, deletion or disclosure of Company Data or IT Systems, (ii) cybersecurity (including secure software development), or (iii) artificial intelligence, automated decision making, or machine learning technologies, including, without limitation, the Israeli Protection of Privacy Law 5741-1981 and related regulations, rules, guidelines and regulations (including the Israeli Privacy Protection Regulation (Information Security) 2017).
(xi)    “Process”, “Processed” or “Processing” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Laws) of Company Data or IT Systems.
(xii)    “Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Entity, or any other entity under Company Privacy Commitments.
(b)    The Company and its Subsidiaries, and with respect to the Processing of Company Data, their Processors materially conform to all of the Company Privacy Commitments, including with respect to cross-border data transfers. The Company has in place Contracts with all Processors to ensure that the Processor maintains the confidentiality and security of the Company Data and complies with Company Privacy Commitments, and such Contracts include Processing provisions as required under Privacy Laws.
(c)     To the knowledge of the Company, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Company Privacy Commitments. All Company Data will continue to be available for Processing by the Company and its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing. Copies of all current and prior public Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.
(d)    The Company and the Subsidiaries are the owner of all right, title and interest in and to the Company-Owned Data. The Company and each Subsidiary has all rights, permissions or authorizations necessary under Company Privacy Commitments to retain, produce copies, disclose, collect and Process all Company Data, including Company-Owned Data and Company-Licensed Data, used in the business of the Company and each Subsidiary in the manner that it is Processed by or for the Company and each Subsidiary and the Company’s and each Subsidiary’s data collection practices do not violate any third party’s rights or breach any applicable terms of service or other restriction. The Company has all rights, and all permissions or authorizations required under Privacy Laws and relevant Contracts (including Company Data Agreements), to retain, produce copies, disclose and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the business of the Company and the Subsidiaries as currently conducted.
(e)    The Company or a Subsidiary has valid and subsisting contractual rights to Process or to have Processed all Company-Licensed Data. The Company and each Subsidiary has all rights, and all permissions or authorizations required under Privacy Laws and relevant Contracts (including Company Data Agreements), to retain, produce copies, disclose and grant third parties rights, as the case may be, to each of the Company-Licensed Data as necessary for the operation of the business of the Company and the Subsidiaries as currently conducted. The Company and the Subsidiaries have been and are in compliance in all material respects with all Contracts pursuant to which the Company and the Subsidiaries Process or have Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract.

(f)    The Company and its Subsidiaries have established an Information Security Program that is appropriately implemented and maintained, and, to the knowledge of the Company, there have been no material violations of the Information Security Program. The Company and its Subsidiaries have assessed and tested its Information Security Program on a no less than annual basis; remediated all critical and high risks and vulnerabilities; and the Information Security Program has proven sufficient and compliant with Company Privacy Commitments. To the knowledge of the Company, the IT Systems currently used by the Company and its Subsidiaries are in good working condition, do not contain any malicious code or defect, and operate and perform as necessary to conduct the business of the Company and its Subsidiaries.
(g)    To the knowledge of the Company, the IT Systems are reasonably sufficient for the existing and currently anticipated future needs of the Company and the Subsidiaries, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The IT Systems: (i) are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and any Subsidiary, (ii) have not materially malfunctioned or failed since the date of incorporation of the Company and (iii) and do not contain any malware, viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) significantly disrupt or adversely affect the functionality of any IT System or (B) enable or assist any Person to access without authorization any IT System. The Company and each Subsidiary have developed and maintain appropriate backup, business continuity and disaster recovery plans, procedures, technology and facilities for the business of the Company and the Subsidiaries and consistent with industry practices. To the knowledge of the Company, there are no unremediated security vulnerabilities in any Company Products.
(h)    The Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, its Processors have not suffered and are not suffering a Security Incident, have not been and are not required to notify any Person or Governmental Entity of any Security Incident, and have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. The Company and its Subsidiaries have not received a written notice (including any enforcement notice or legal proceeding), letter, or complaint from any Person or Governmental Entity alleging noncompliance or potential noncompliance with any Company Privacy Commitments. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits
2.12    AI Technology.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all (i) Generative AI Tools; (ii) algorithms, software or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning; and (iii) embodied AI and related hardware or equipment.
(ii)    “AI Law” means and any all Legal Requirements pertaining to AI Technologies including but not limited to Regulation (EU) 2024/1689 of the European Parliament and of the Council of 13 June 2024 laying down harmonized rules on artificial intelligence, Utah Artificial Intelligence Policy Act, Utah Code S.B. 149 (2024), and Colorado Senate Bill 24-205, Concerning consumer protections in interactions with artificial intelligence systems.

(iii)    “Generative AI Tool(s) ” means artificial intelligence technology, deep learning, machine learning technology and other artificial intelligence technologies or tools capable of automatically producing various types of content (such as source code, text, images, audio and synthetic data) based on user-supplied prompts.
(iv)    “Company AI Products” means all products and services of the Company that employ or make use of AI Technologies.
(v)    “Third-Party AI Product” means any product or service of a third party that employs or makes use of AI Technologies.
(vi)    “Training Data” means training data, validation data, and test data or databases used to train or improve an algorithm, a model or otherwise in AI Technologies.
(b)    Other than listed under Schedule 2.12(b) of the Company Disclosure Letter none of the Company and its Subsidiaries design, develop, license, sell, or offer any Company AI Products, and there are no Company AI Products that are under development by or for the Company and its Subsidiaries and planned to be offered for license or sale by the Company or a Subsidiary within the next three years. For any AI Product listed in Schedule 2.12(b) of the Company Disclosure Letter, the Company owns or has a valid and effective written license to all rights in and to Intellectual Property and Confidential Information in such AI Product and there are no restrictions on the Company’s exploitation of such AI Product or on the Company's ability to enforce its Intellectual Property Rights in such AI Product arising from or as a consequence of any of the foregoing. To the extent applicable, the Company maintains a detailed and accurate technical description of any AI Technology used in or with any AI Products and has provided to Acquirer such information in full. No Company AI Product requires the training or other modification of any Third-Party AI Product; neither the Company nor any Subsidiary has trained or otherwise improved any Company AI Product, Third-Party AI Product or any other AI Technology with Training Data.
(c)    Other than as mentioned under Schedule 2.12(c) of the Company Disclosure Letter there are no Third-Party AI Products that are used by Company internally (i) in connection with the design, development, manufacture or delivery of any Company-Owned IP, of any products or services of the Company; (ii) to generate sales leads, analyze customer purchasing data, customer usage data, customer complaints and product returns, schedule equipment maintenance or replacement, analyze supply chain disruptions and vulnerabilities, monitor Company compliance obligations or for other similar technical, administrative and compliance functions of the Company; or (iii) used by Company in any other manner. Hereunder, Company AI Products and Third-Party AI Products are collectively referred to as “AI Products”. For any Third-Party AI Products listed in Schedule 2.12(c), the Company has provided to Acquirer all agreements governing the Company’s or any Subsidiary’s use of such Third-Party AI Product.
(d)    The Company and its Subsidiaries maintains industry standard access control protocols and capabilities that secure access to the AI Products and there has been (a) no unauthorized access to the algorithms or software used in an AI Product, or to the Training Data used to train or improve a AI Product; (b) no unauthorized access to the IT systems used in the development, improvement or operation of AI Products; (c) no use of the AI Product by a third party to engage in unlawful activity, or any activity that violates the Company,' license terms or terms of service for a Third-Party AI Product (d) no introduction of bias to any AI Products developed, trained, tested, validated, used, deployed, or commercialized by the Company; (e) comprehensive policies and processes in place to verify and ensure the fairness, transparency, quality, accuracy, and fitness for purpose of any AI Product.
(e)    There has been no Company AI Product that has been (a) deployed, developed or improved pursuant to any specifications provided by a customer, employee, or partner of Company and its

Subsidiaries; (b) deployed, developed or improved using any Training Data provided by a customer, employee, partner or other third party; or (c) customized in any respect for any customer, employee, or partner of Company, the Company owns or has an exclusive license to all rights in and to Intellectual Property and Confidential Information in such deployments, developments, improvements or customizations; and there are no restrictions on the Company’s exploitation of such AI Product or on the Company's ability to enforce its Intellectual Property Rights in such AI Product arising from or as a consequence of any of the foregoing.
(f)    Neither the Company nor any Subsidiary has used any AI Product to make (or facilitate the making of) decisions in a hazardous, high-risk or regulated environment. The Company and its Subsidiaries (a) retain information in human-readable form that explains or could be used to explain the decisions made or facilitated by the AI Product, and each Company maintains such information in a form that can readily be provided to regulators upon request, and (b) has complied with all the laws, regulations, and industry standards applicable to such AI Product.
(g)    Neither the Company nor any Subsidiary has acquired or used any third-party Training Data (including, any customer's Training Data).
(h)    For each Third-Party AI Product, the Company and its Subsidiaries (a) have complied with all license terms applicable to such Third-Party AI Product; (b) own or possess all necessary rights and licenses in any improvements or output produced by or in connection to Company’s use of the Third-Party AI Product; and (c) own the model that is created by use of algorithms applied to the Company and its Subsidiaries’ owned or licensed Training Data or has valid and effective written licenses to any such model.
(i)    Each of the Company and its Subsidiaries (i) materially comply with all applicable laws and industry standards, including AI Laws, and all Contracts, agreements, or other terms applicable to any of the Company and its Subsidiaries, Training Data or AI Products. The Company AI Products are not defined under AI Laws as prohibited AI Technologies, high risk (or similar, as applicable under AI Laws), or otherwise subject to heightened regulatory scrutiny or oversight. Neither the Company nor its Subsidiaries have received, nor are aware, of any pending complaint, claim, legal proceedings, or any other allegation relating to a failure by the Company or any Subsidiary to comply with the foregoing.
(j)    Company and its Subsidiaries hold sufficient insurance coverage for claims or losses pertaining to risks associated with the Company and its Subsidiaries’ deployment, development and use of AI Technologies.
2.13    Environmental Matters.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other Persons, including the public.
(ii)    “Facilities” means all buildings and improvements on the Property.

(iii)    “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
(iv)    “Property” means all real property leased or owned by the Company or any Subsidiary either currently or in the past.
(b)    (i) All Hazardous Materials and wastes of the Company or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws, (ii) within the six (6) year period prior to the Agreement Date, neither the Company nor any Subsidiary has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (iii) no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any Subsidiary, (iv) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous applicable Legal Requirement arising out of events occurring prior to the Closing Date, (v) to the knowledge of the Company, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property, (vi) to the knowledge of the Company, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps or water, gas or oil wells and (vii) the Facilities and the Company’s and each Subsidiary’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.
2.14    Taxes.
(a)    The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed (taking into account all extensions) all Tax Returns required to be filed by them, have timely paid all Taxes whether or not shown as due on any Tax Return and have no Liability for Taxes in excess of the amounts so paid and have appropriately reserved on their respective financial statements for all Taxes whether or not set forth on any Tax Return. All Tax Returns were true, correct and complete and have been prepared in compliance with all applicable Legal Requirements and based on accurate, complete and properly maintained books, records and financial statements of the Company and its Subsidiaries. The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports, audit documents and statements of deficiencies and adjustments or proposed deficiencies and adjustments in respect of the Company or any Subsidiary.
(b)    The Company Balance Sheets reflect all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that is not included in the calculation of Closing Debt or Closing Net Working Capital, as applicable.
(c)    There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against the property of the Company or any Subsidiary other than a Permitted Encumbrance, (ii) no past, current or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, and no such audit or controversy has been threatened by a Governmental Entity in writing, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect and (iv) no extension of time for filing any Tax Return of the Company or any Subsidiary that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns or pay a particular type of Tax that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction or required to pay such Tax in such jurisdiction.
(d)    All Taxes that the Company or any of its Subsidiaries is or has been required by Law to withhold or collect have been duly and timely withheld or collected and, to the extent required, have been fully and properly remitted to the appropriate Governmental Entity, and each of the Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including the preparation, filing and maintenance of required records with respect thereto, in connection with amounts paid to any current or former employee, independent contractor, creditor, customer, Company Shareholder or other third party.
(e)    The Company and each Subsidiary has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company and each Subsidiary has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt.
(f)    Schedule 2.14(f) of the Company Disclosure Letter sets forth a complete and accurate listing of (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of the Company and each Subsidiary and (ii) all of the jurisdictions in which the Company and each Subsidiary files such Tax Returns (identifying each of the jurisdictions in which the Company and each Subsidiary is filing Tax Returns and each type of Tax Returns filed and Taxes paid in such jurisdiction).
(g)    Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement nor does the Company or any Subsidiary have any Liability or potential Liability to another party under any such agreement (other than such an agreement the primary purpose of which does not relate to Taxes).
(h)    Neither the Company nor any Subsidiary has participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or non-U.S. law.
(i)    None of the Company, any Subsidiary and any predecessor of the Company or any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.
(j)    Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(k)    Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by operation of applicable Legal Requirements, by Contract (other than a Contract the principal purpose of which is not related to Taxes).

(l)    No election has ever been made by or on behalf of the Company pursuant to Section 301.7701-3 of the Treasury Regulations (the “Check-the-Box Regulations”) to be classified as a partnership or disregarded entity for United States federal income Tax purposes. Schedule 2.14(l) of the Company Disclosure Letter sets forth an accurate and complete listing of each entity classification election and change in entity classification that has ever been made by or on behalf of the Company or any Subsidiary under the Check-the-Box Regulations and the entity classification for federal income tax purposes of each Subsidiary.
(m)    Neither the Company nor any Subsidiary is, nor has ever been, a controlled foreign corporation (as defined in Section 957 of the Code) or a passive foreign investment company (as defined in Section 1297 of the Code).
(n)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (iii) intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.
(o)    The Company and each Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company, including the amounts of any cost-sharing payments pursuant to Section 1.482-7 of the Treasury Regulations, are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Income Tax Ordinance and all regulations promulgated thereunder, and there are no facts, circumstances, or transactions that could reasonably be expected to result in any reassessment, adjustment, or recharacterization of any related party transaction by any Governmental Entity.
(p)    The Company and each Subsidiary has in its possession official non-U.S. government receipts for any Taxes paid by it to any Tax Authorities.
(q)    The Company for itself and for the Subsidiaries has provided to Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company and the Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated by this Agreement.
(r)    Neither the Company nor any Subsidiary has received any private letter ruling from the Internal Revenue Service (or any comparable Tax ruling from any other Governmental Entity).
(s)    LocusView Solutions, Inc.is not, and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(t)    Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of shares intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Share Purchase.

(u)    Neither the Company nor any Subsidiary is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(v)    The Company and each Subsidiary has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any state, local or non-U.S. law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal, state and non-U.S. income Taxes, Federal Insurance Contribution Act, Medicare and Federal Unemployment Tax Act Taxes and Taxes under relevant state and non-U.S. income and employment Tax withholding laws, Income Tax Ordinance, Israeli National Insurance and Israeli National Health Legislation and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.
(w)    Since January 1, 2020, neither the Company nor any Subsidiary has (i) taken any action related to COVID-19 with respect to their employees or other service providers, including implementing workforce reductions, terminations, furloughs or changes to compensation, benefits or working schedules, or changes to Company Employee Plans or (ii) except as disclosed in Schedule 2.14(x) of the Company Disclosure Letter, applied for or received loans, grants, subsidies, deferred Taxes or claimed any Tax credits under the CARES Act or any other Legal Requirements, regulation, order or directive issued by any Governmental Entity or public health agency in connection with COVID-19, and, in any case, none of the foregoing actions are reasonably anticipated. The Company and each Subsidiary is eligible for and has properly claimed any Tax credits or deferral it has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act or any corresponding or similar provision of state, local or non-U.S. Tax law and the Company and its Subsidiaries have complied, and are in compliance, in all material respects, with all Legal Requirements, and specific conditions applicable to each grant or subsidy. Schedule 2.14(x) of the Company Disclosure Letter is an accurate and complete listing of any Tax deferrals, Tax credits, grants or subsidies the Company and each Subsidiary has affirmatively applied for, filed for or otherwise claimed pursuant to the CARES Act or any corresponding or similar provision of state, local or non-U.S. Tax law.
(x)    There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, in connection with the Transactions and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law). Schedule 2.14(y) of the Company Disclosure Letter lists each Person (whether U.S. or non-U.S.) who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No shares of the Company or any Company Securityholder is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G and the regulations promulgated thereunder), such that the Company is ineligible to seek approval in a manner that complies with Section 280G(b)(5) of the Code. Neither the Company nor any Subsidiary has or has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

(y)    Except as set forth in Schedule 2.14(y) of the Company Disclosure Schedule, each Company Employee Plan that is or has been a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and neither the Company nor any Subsidiary thereof is or has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. Neither the Company nor any Subsidiary thereof has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.
(z)    Except as set forth in Schedule 2.14(y) of the Company Disclosure Letter, the exercise price of each Company Option granted to an employee, director, independent contractor or advisor of the Company and its Subsidiaries who to the knowledge of the Company is a US taxpayer, is at least equal to the fair market value of the Company Ordinary Shares on the date such Company Option was granted. All Company Options are with respect to “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) of the grantor thereof.
(aa)    All Company Employee Plans and other arrangements of the Company or any Subsidiary that are subject to Section 457A of the Code are in compliance with Section 457A of the Code and no payments thereunder are subject to the penalties of Section 457A of the Code.
(bb)    The Company and its Subsidiaries have timely filed all required Forms 3921 with the Internal Revenue Service, and has timely furnished all required Forms 3921 to the applicable employees (including with respect to disqualified dispositions on W-2), and the Company and its Subsidiaries are not subject to any penalty under Section 6721 or Section 6722 of the Code.
(cc)    Except as disclosed in Schedule 2.14(cc) of the Company Disclosure Letter, no examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company or any Subsidiary, threatened or contemplated.
(dd)    No individual classified by the Company as a non-employee (such as an independent contractor, leased employee, or consultant) was or will be considered an employee of the Company or any of the Subsidiaries by an applicable Tax Authority.
(ee)    The Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by the Company, (ii) has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any applicable law; and (iii) has not received a refund or credit for input VAT for which it is not entitled under any applicable law. The Subsidiaries of the Company are not required to effect Israeli VAT registration. The Company and each of its Subsidiaries has duly collected all material amounts on account of any sales transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by any Legal Requirement to be collected by it, and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by all Legal Requirements to be remitted by it.
(ff)    Except as disclosed in Schedule 2.14(ff), neither the Company nor any of the Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the Income Tax Ordinance.

(gg)    None of the Company or any of its Subsidiaries are, or ever have been, a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.
(hh)    The Company is or has ever benefited from “Approved Enterprise”, “Benefitted Enterprise”, “Preferred Enterprise”, “Technological Preferred Enterprise” or any other status or benefits under or provided by the Israeli Law for Encouragement of Capital Investments, 1959.
(ii)    The Company and its Subsidiaries do not and have never performed and were not part of any action or transaction under Section 131(g) of the Income Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, or any similar transaction under analogous provision of any other Law, a “reportable opinion” under Sections 131D of the Income Tax Ordinance, a “reportable opinion” under Section 67C of the Israeli VAT Law, “reportable position” under Section 67D of the Israeli VAT Law, or a “reportable position” under Section 131E of the Income Tax Ordinance, and the regulations promulgated thereunder.
(jj)    Except as disclosed in Schedule 2.14(kk) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any rulings or “taxation decision” (Hachlatat Misui) from the ITA or has signed any agreements with the ITA.
(kk)    Neither the Company nor any of the Subsidiaries: (i) is or was treated for any Tax purpose as resident in a country other than the country of its incorporation; (ii) has or has had any branch, agency, or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation or is considered for Tax purposes to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of its incorporation; or (iii) has otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation.
(ll)    Each of the Company’s Subsidiaries (i) is not and has never been an Israeli resident as defined in Section 1 of the Income Tax Ordinance and (ii) has not and has not had any assets that principally comprise, directly or indirectly, assets located in Israel, in each case as determined in accordance with the Tax laws of the State of Israel. The Company and its Subsidiaries are and have always been tax resident solely in their countries of incorporation.
(mm)    The Company has made available to Acquirer complete copies of (i) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company and its Subsidiaries, (ii) any closing or settlement agreements entered into by or with respect to the Company and its Subsidiaries with any Governmental Entity, (iii) all Tax opinions and similar documents addressing Tax matters or positions of the Company and its Subsidiaries and (iv) all material written communications to, or received by the Company and its Subsidiaries from any Governmental Entity including Tax rulings and Tax decisions.
(nn)    Each Company Option Plan that is intended to qualify as a capital gains route plan under Section 102 of the Income Tax Ordinance (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved due to the passage of time by, the ITA as qualified capital gains route plan in accordance with Section 102(b)(2) of Income Tax Ordinance. All Section 102 Securities issued under any 102 Plan have been granted and/or issued, as applicable, in compliance with the applicable requirements of Section 102(b)(2) of the Income Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Section 102 Securities, the receipt of all tax rulings from the ITA, and the due deposit of such Section 102 Securities with such trustee pursuant to the terms of Section 102 of the Income Tax Ordinance and the guidance published by the ITA on July 24, 2012 and clarification thereto dated November 6, 2012.
(oo)    Neither the Company nor any of the Subsidiaries owns any interest in any controlled foreign corporation pursuant to Section 75B of the Income Tax Ordinance or other entity the income of which is required to be included in the income of the Company or any of the Subsidiaries.
(pp)     Notwithstanding anything to the contrary in herein, including this Section 2.14, the Company and its Subsidiaries make no representations or warranties in respect of (A) the existence, amount, usability, or any other aspect of any Tax attributes of the Company and its Subsidiaries, including, but not limited to, net operating losses, capital loss carryforwards, foreign tax credit carryforwards, asset bases, and depreciation periods, or (B) the liability of the Company and its Subsidiaries for Taxes attributable to taxable periods or portions thereof beginning after the Closing Date (other than as a result of the breach of the representations and warranties set forth in Section 2.14(g), (h), (k), (n), (s), or (u)).
2.15    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.15(a) of the Company Disclosure Letter lists (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) each loan to an employee, consultant or contractor, (iii) all share option, share purchase, phantom shares, share appreciation right, salary continuation, vacation, sick leave, recreation, repatriation, expatriation, supplemental unemployment benefits, supplemental retirement, mortgage assistance, educational assistance, holiday pay, housing assistance, moving expense reimbursement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, commission, pension or supplemental pension (including pension funds, managers’ insurance or similar funds), provident fund (including Keren Hishtalmut), retention or change in control compensation or benefits, golden parachute, profit sharing, savings, severance (including but not limited to Section 14 Arrangements under the Israeli Severance Pay Law 5723-1963 (“Section 14 Arrangements”)), termination pay, retirement, deferred compensation or incentive plans, programs or arrangements, and (v) all other employment, consulting, fringe or benefit plans, guidelines, policies, procedures, programs customs, agreements, or arrangements, in each case which are sponsored or maintained by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party, to which the Company or any of its Subsidiaries is obligated to contribute, in which any employee or service provider of the Company or any of its Subsidiaries participates related to their services provided to the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability or obligation towards any current or former employees, directors, officers, independent contractors, freelancers, services providers and consultants (including contingent liability) (all of the foregoing described in clauses (i) through (vi), collectively, including any Non-U.S. Plans, the “Company Employee Plans”).
(b)    The Company has furnished to Acquirer a true, correct and complete copy of (except with regards to Non-U.S. Plans which are owned and managed by third parties such as Israeli pension arrangements and study funds) (i) all Company Employee Plans documents (or, with respect to any unwritten Company Employee Plan, a written summary thereof), related trust agreements and all amendments thereto, (ii) insurance contracts and policies and certificates of coverage and all amendments thereto, (iii) all current summary plan descriptions and summaries of material modifications thereto, (iv) the Form 5500 annual reports and accompanying schedules and financial statements, as filed, for the most recently completed three plan years, (v) annual testing (including nondiscrimination and coverage) results for the three most recently completed plan years, (vi) the most recent determination letter, advisory letter, or opinion letter issued by the Internal Revenue Service, and (vii) all non-routine correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Entity during the past six years.
(c)    Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a prototype or volume submitter plan for which an Internal Revenue Service opinion or advisory letter has been obtained by the plan sponsor and is valid as to the adopting employer. No circumstances exist that would reasonably be expected to cause the loss of the Tax-qualified status of that plan or result in a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing. Neither the Company nor any Subsidiary sponsor or maintain any self-funded employee benefit plan providing welfare benefits, other than a flexible spending account.
(d)    Neither the Company or any Subsidiary, nor any of the Company Employee Plans, has promised or provides or has an obligation to provide retiree medical or other retiree welfare benefits or post-termination benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. Neither the Company nor any of its Subsidiaries or any Company Employee Plan has any obligation to provide welfare benefits to any person who is not a current or former employee of the Company or its Subsidiaries, or any beneficiary thereof. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan (except with regards to Non-U.S. Plans which are owned and managed by third parties such as Israeli pension arrangements and study funds) has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate, and to the knowledge of the Company each fiduciary, has performed all obligations (including filing and disclosure obligations) required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Chapter 43 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions which are not yet due and payable and have been accrued in the ordinary course of business after the Balance Sheet Date as a result of the operations of Company and the Subsidiaries after the Balance Sheet Date). All premiums, fees and administrative expenses required to be paid under or in connection with the Company Employee Plans for the period on or before the Closing Date, have been paid or have been accrued in full on the most recent Financial Statements, and all payments, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheets. In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, the Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United

States Department of Labor. Each Company Employee Plan (except with regards to Non-U.S. Plans which provide its Israeli employees with pension arrangements and study funds) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Acquirer, the Company and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). No Legal Proceeding has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit, inquiry, investigation or examination by the Internal Revenue Service or United States Department of Labor.
(e)    The Company, each United States Subsidiary and each ERISA Affiliate has complied with the applicable health care continuation and notice provisions of COBRA and the regulations (including the COBRA provisions set forth in the American Recovery and Reinvestment Act of 2009) thereunder. With respect to each Company Employee Plan, the Company and each United States Subsidiary has complied with (i)  the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, (iii) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, (iv) the Age Discrimination in Employment Act of 1967, as amended, and (v) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations thereunder.
(f)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.
(g)    Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to (or is obligated to contribute to), has ever maintained, established, sponsored, participated in, or contributed to or has any liability (including contingent liability) with respect to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, a plan subject to Section 302 of ERISA or 402 of the Code, or any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or 4001(A)(3) of ERISA, a “multiple employer plan” as such term is defined in Section 4063 and 4064 of ERISA. Neither the Company nor any Subsidiary maintains, sponsors, participates in or contributes to (or is obligated to contribute to), or has any liability with respect to a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or any pension plan for the benefit of employees who perform services outside the United States. Neither the Company nor any of its Subsidiaries has any liability under Section 502(l) or 502(i) of ERISA.
(h)    The Company maintains accurate and complete Form I-9s with respect to each of its former and current employees in the United States in accordance with Legal Requirements concerning immigration and employment eligibility verification obligations. Except as set forth in Schedule 2.15(h) of the Company Disclosure Letter, all employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Legal Requirement.
(i)    Except as set forth in Schedule 2.15(i)(A) of the Company Disclosure Letter, each compensation and benefit plan maintained or contributed to by the Company or any Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Non-U.S. Plan”) is listed on Schedule 2.15(i)(A) of the Company Disclosure Letter. With respect to each Non-U.S. Plan, (i) such Non-U.S. Plan is in material compliance with the provisions of the Legal

Requirements of each jurisdiction in which such Non-U.S. Plan is maintained, to the extent those Legal Requirements are applicable to such Non-U.S. Plan or the employing entity, (ii) all contributions to, and payments from, such Non-U.S. Plan that may have been required to be made in accordance with the terms of such Non-U.S. Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Non-U.S. Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Non-U.S. Plan, and all payments under such Non-U.S. Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheets, (iii) the Company, each Subsidiary and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Non-U.S. Plan has obtained from the Governmental Entity having jurisdiction with respect to such Non-U.S. Plan any required determinations, if any, that such Non-U.S. Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Non-U.S. Plan, (iv) such Non-U.S. Plan that provide Israeli pension arrangements and study funds) has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) there are no pending investigations by any governmental body involving such Non-U.S. Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Non-U.S. Plan), suits or proceedings against such Non-U.S Plan or asserting any rights or claims to benefits under such Non-U.S. Plan (vi) the consummation of the Transactions will not by itself create or otherwise result in any Liability with respect to such Non-U.S. Plan and (vii) except as required and subject to any limitation set by applicable Legal Requirements, no condition exists that would prevent the Company or any Subsidiary from terminating or amending any Non-U.S. Plan at any time for any reason in accordance with the terms of each such Non-U.S. Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheets and any normal and reasonable expenses typically incurred in a termination event). Except as set forth in Schedule 2.15(i)(B) of the Company Disclosure Letter, no Non-U.S. Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company. Without derogating from any of the representations in this Section 2.15(i)(B), the Company’s and each Subsidiary’s liability towards its employees regarding severance pay, accrued vacation, accrued recreation, contributions to all Israeli pension arrangements and provident funds (including any premiums, severance and study fund) and other similar payments required under the applicable Legal Requirements or Contract are fully funded by deposit of funds in the relevant provident funds, or if not required by any source to be funded, are accrued on the Company’s financial statements as of the date of such financial statements.
(j)    Except as set forth in Schedule 2.15(j) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Share Purchase or any other Transaction will, individually or together with the occurrence of some other event, (i) result in any compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person which would not otherwise be due to such Person under the applicable Legal Requirements, (ii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount or value of compensation or benefits otherwise payable or required to be provided due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding indebtedness extended by the Company or any Subsidiary to any Person. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(k)    Except as set forth in Schedule 2.15(k)(A) of the Company Disclosure Letter, the Company and each Subsidiary, since inception, has been and is currently, in compliance in all material respects with all applicable Legal Requirements and Contracts to which such entity is a party with respect to labor and employment, including without limitation terms and conditions of employment, human rights, worker classification (including the proper classification of workers as independent contractors and consultants versus employees, exempt versus non-exempt or exempt from the application of the Israeli Work and Rest Law, 1951), wages, working hours, occupational safety and health, labor or employee relations, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistleblowing, harassment, discrimination, retaliation, immigration and employment practices, including the Immigration Reform and Control Act, the Israeli Prior Notice of Dismissal or Resignation Law, 2001, the Notice to Employee and Job Candidate (Employment Conditions and Candidate Screening and Selection) Law, 2002, the Israeli Prevention of Sexual Harassment Law, 1998, Wage Protection Law, 1958, the Law for Strengthening the Enforcement of Labor Laws, 2011 and the Israeli Employment by Human Resource Contractors Law, 1996, and is not engaged in any illegal, sanctioned and/or unfair labor practice, including the use of any child, slave, forced, bonded, indentured, convict or compulsory labor. The Company and each Subsidiary has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to all current and former employees, independent contractors and consultants, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 2.15(k)(B) of the Company Disclosure Letter, the Company and each Subsidiary has paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any of its Subsidiaries has any unsatisfied obligation of any nature to any of its former employees, independent contractors and consultants, and each of their termination was in compliance with all applicable Legal Requirements and Contracts. Except as set forth in Schedule 2.15(k)(C) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any knowledge of any circumstance that could give rise to any valid claim by a former employee (or current employee on notice) for unlawful employment termination or compensation for unlawful termination of employment. Except as set forth in Schedule 2.15(k)(D) of the Company Disclosure Letter, the Company and each Subsidiary has made all deductions and payments to the relevant Governmental Entity required to be made in connection with the employment or engagement of its employees and contractors on or prior to the Agreement Date, and neither the Company nor each Subsidiary have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business). The Company and each Subsidiary have made no promises or commitments to any of their current and former employees and contractors, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business). There are no pending claims against the Company and/or any Subsidiary under any workers’ compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Except as set forth in Schedule 2.15(k)(E) of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, independent contractors and consultants, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity. Except as set forth in Schedule 2.15(k)(F) of the Company Disclosure Letter, no current and former independent contractor (nor any individual leased from or hired through another employer or third party via an agreement with such employer or third party to provide services to the Company or any Subsidiary) was or will be considered as an employee of the Company by an applicable Tax Authority or Governmental Entity. Except as set forth in Schedule 2.15(k)(G) of the Company Disclosure Letter, all current and former independent contractors and consultants have executed agreements with the Company or a Subsidiary containing provisions that state that no employment relations exist between such independent contractor or consultant and the Company or any Subsidiary and such independent contractor or consultant is not entitled to receive from the Company or any Subsidiary any employment related benefits. Except as set forth in Schedule 2.15(k)(H) of the Company Disclosure Letter, all current and former consultants, service providers, and independent contractors engaged to provide services to the Company or any Subsidiary, either directly or through a third party, have been properly classified as independent contractors. Except as set forth in Schedule 2.15(k)(I) of the Company Disclosure Letter, the Company and each of the Subsidiaries and any vendors through which services are rendered are in material compliance with all Legal Requirements with respect to Person providing services to the Company or the Subsidiaries under any third-party or vendor arrangement. The Company and each of the Subsidiaries is and has been in compliance with all Legal Requirements with respect to the proper classification of employees as exempt or non-exempt from overtime compensation. The Company has properly applied the Section 14 Arrangement in accordance with the terms of the general permit issued by the Israeli Labor Minister and the rates set forth in the mandatory pension extension order regarding all former and current employees of the Company based on their full determining salaries per Legal Requirements and from each their commencement dates of employment. Except as set forth in Schedule 2.15(k)(J) of the Company Disclosure Letter, each Section 14 Arrangement, for all current and former employees, has been properly established and maintained throughout the life of each such Section 14 Arrangement. Except as set forth in Schedule 2.15(k)(K) of the Company Disclosure Letter, upon the termination of employment of any of the Company employees, the Company will not have to make any severance payment, or any other payment of substantially the same nature, either due to the Severance Pay Law 5723-1963, Contract, or otherwise, except for release of the funds accumulated in each of the employees’ funds in accordance with Section 14 Arrangement. All amounts that the Company is or was legally or contractually required to either (i) deduct from its employees’ salaries and any other compensation or benefit and to transfer to such employees’ plans, funds and benefits, or (ii) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Entity as required by any Legal Requirements, have been duly deducted, transferred, withheld and paid (other than routine payments in the ordinary course of business).
(l)    Except as set forth in Schedule 2.15(l) of the Company Disclosure Letter, no Misconduct Claim has been made, or is currently pending or, to the knowledge of the Company, threatened against any employee or other service provider of the Company with respect to conduct relating to the Company’s workplace, no employee or other service provider of the Company has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s workplace, and no employee or other service provider has been terminated from any prior employment or service for any Misconduct Claim. “Misconduct Claims” means: (i) sexual harassment, whether or not meeting the legal definition of actionable harassment, that would reasonably be expected to be materially injurious to the business or reputation of the Company, (ii) if made to a subordinate service provider of the Company: (A) sexual advances, (B) lewd or sexually explicit comments or (C) the sending of sexually explicit images or messages, (iii) if made to a person who has not invited such conduct and, at the time, would reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: (A) sexual advances or (B) sexually explicit comments, (iv) allegations of work place harassment, discrimination or pay inequity, or (v) any retaliatory act for refusing or opposing any of the above.
(m)    Except as set forth in Schedule 2.15(m)(A) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound and was never a party or bound by (and none of its assets or properties is bound by or subject to) any collective bargaining agreement or any written or oral, express or implied, Contract, commitment or arrangement with any labor union trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Legal Requirement, Contract or otherwise) to provide benefits or working conditions under any of the foregoing, and no collective bargaining agreement is being negotiated by the Company or any

Subsidiary, and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. Except as set forth in Schedule 2.15(m)(B) of the Company Disclosure Letter, and except for extension orders which generally apply to all employees in Israel, no extension order apply to the Company and no employee of the Company benefits from any such extension order. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. Neither the Company nor any Subsidiary is currently or has ever been a member of any employers’ association or organization. Except as set forth in Schedule 2.15(m)(C) of the Company Disclosure Letter, neither the Company nor any Subsidiary has ever paid, been required to pay or has been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company and each Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.
(n)    To the knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any employment agreement, non-competition agreement, or, to the knowledge of the Company, any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or to the use of Trade Secrets or proprietary information of others. Except as set forth on Schedule 2.15(n) of the Company Disclosure Letter, no employee of the Company or any Subsidiary has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees above the notice period set by the Legal Requirements in each relevant jurisdiction, except as set forth on Schedule 2.15(n) of the Company Disclosure Letter.
(o)    Schedule 2.15(o)(i) of the Company Disclosure Letter, sets forth, as of the Agreement Date, a true, correct and complete list of the names, positions and rates of compensation of all its current officers, directors and employees (including candidates who have executed employment agreements and have not commenced their employment as of the Agreement Date) of the Company and each Subsidiary, showing each such individual’s name, position, working location (city, state, country), employing entity, date of commencement of employment, actual scope of employment (e.g., full-time or part-time or temporary), base salary or base hourly wage status as exempt versus non-exempt under the U.S. Fair Labor Standards Act and similar state or local law, bonuses (for the current fiscal year and the most recently completed fiscal year), deferred compensation, commissions, target bonuses and fringe benefits or any other compensation payable to them for the current fiscal year and the most recently completed fiscal year, visa status (if applicable), and leave status, nature of leave, and applicable return to work date (if known). The Company has provided to Acquirer under the list set forth in Schedule 2.15(o)(i) of the Company Disclosure Letter the additional following information for each of its international employees: base monthly salary, monthly global overtime pay, city/country of employment, date of hire, manager’s name and work location, any material special circumstances, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, length of prior notice, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), and each of their respective contribution rates and the salary basis for such contributions, for each provident fund, whether such employee, is subject to Section 14 Arrangement (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary) any material special circumstances (including pregnancy, fertility treatments, disability or military service, as known to the Company), any other material benefit, and whether the employee was recruited from a previous employer, or any other compensation (including housing allowances) or any promises or commitments made to any of employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Other than as listed under Schedule 2.15(o)(ii), of the Company Disclosure Letter, no (i) employee of the Company is entitled to any other payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social benefits, (ii) employee of the Company is entitled (whether by virtue of any law, Contract or otherwise) to any material benefits, entitlement or compensation, (iii) employee of the Company (including the Founders) were engaged by the Company, in whatever capacity, prior to the commencement date stated in Schedule 2.15(o)(i) of the Company Disclosure Letter or are owed any payments or benefits due to any such prior period of engagement, and (iv) other employees are employed by the Company or any Subsidiary not listed under in Schedule 2.15(o)(i) of the Company Disclosure Letter, and no employment offers had been issued and/or accepted by candidates. Except as set forth in Schedule 2.15(o)(i) of the Company Disclosure Letter, neither the Company nor any Subsidiary have recognized the seniority of any of their respective employees with any prior employers for any purposes, including the eligibility for Company benefits.
(p)    The Company has provided to Acquirer a true, correct and complete list of all of its and the Subsidiaries’ individual consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party thereto. Schedule 2.15(p)(A) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of each current individual consultant, advisory board member and independent contractor of the Company and the Subsidiaries (other than external advisors such as lawyers and accountants), including such individual’s name, position, most recent contracted date of service and location (state and country), services provided, prior notice period for termination of engagement, scope of services per month and remuneration. Except as set forth in Schedule 2.15(p)(B) of the Company Disclosure Letter, all current individual consultants and independent contractors of the Company and its Subsidiaries are, and former consultants and independent contractors were, rightly classified as such and are not entitled to any employment rights or benefits from the Company or any Subsidiary.
(q)    Except as set forth in Schedule 2.15(q)(A) of the Company Disclosure Letter, each current or former employee of the Company and each of the Subsidiaries which is working in a country other than one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Legal Requirement that permits him or her to be employed lawfully by the applicable Company or Subsidiary in the country in which they are employed and if required the Company or the relevant Subsidiary has obtained all permits and licenses required under any Legal Requirement relating to the employment of foreign employees thereto and complied with all obligations set out by the applicable Law. Except as set forth in Schedule 2.15(q)(B) of the Company Disclosure Letter, all Company's engagements, past and current, with any service provider or independent contractor whose engagement requires a special visa, license or governmental authorization, including but not limited to service provider that the Israeli Law for Strengthening the Enforcement of Labor Laws 5771- 2011 applies to, were in full compliance with the relevant Law and had all required special visa, license or governmental authorization for the duration of the engagement with the Company. Except as set forth in Schedule

2.15(q)(C) of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, are engaged with any personnel through manpower agencies, professional employer organization or other similar agency. Except as set forth in Schedule 2.15(q)(D) of the Company Disclosure Letter, all current and former employees of the Company or any of its Subsidiaries which have performed their position remotely from a country in which the applicable employing entity is not registered in have not done so for a duration of more than three (3) month per calendar year in the aggregate.
(r)    Except as provided on Schedule 2.15(r)(A) of the Company Disclosure Letter, each current and former employee of the Company and each Subsidiary has signed a confidentiality and inventions assignment agreement, or offer letter, employment agreement, consulting agreement or other agreement containing provisions that prohibit disclosure of Company or Subsidiary confidential information and assigning all intellectual property to the Company or Subsidiary. The Company and the Subsidiary do not have knowledge of any breach of any such confidentiality and inventions assignment agreement or other such agreement by any current and former employee. Except as set forth in Schedule 2.15(r)(B) of the Company Disclosure Letter, all past and present Israeli employees of the Company have executed the Company's standard employment agreement and standard restrictive covenants' agreement which was provided to the Acquirer by the Company, with no material modifications.
(s)    The Company and each Subsidiary is in compliance in all material respects with the U.S. Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) except as set forth in Schedule 2.15(s) of the Company Disclosure Letter, there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary and (iii) except as set forth in Schedule 2.15(s) of the Company Disclosure Letter, neither the Company nor any Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. The Company has not caused any of its or any Subsidiary’s employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(t)    The Company and its Subsidiaries have complied in all respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.
2.16    Interested Party Transactions. Except as disclosed in Schedule 2.16 of the Company Disclosure Letter, none of the Selling Shareholders, officers, directors or any member of their immediate families, is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Material Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director thereof.
2.17    Insurance and Insurance Reporting Requirements.
(a)    The Company maintains the policies of insurance and bonds set forth in Schedule 2.17 of the Company Disclosure Letter, including, at a minimum, workers’ compensation insurance as required by law and errors and omissions (professional liability), cyber, casualty, fire and general liability insurance. Schedule 2.17 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the policy period, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as (i) all material claims made under such policies and bonds since January 1, 2022 and (ii) all reportable events as defined in the Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007 and any amendments thereto (“SCHIP”), under the workers’ compensation, employer’s liability, automobile liability and general liability insurance. The Company and each Subsidiary has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
(b)    With respect to all workers’ compensation, employer’s liability, automobile liability and general liability coverage, the Company and each Subsidiary has maintained and submitted all data as required under Section 111 of SCHIP.
2.18    Books and Records. The Company has provided to Acquirer true, correct and complete copies of (i) all documents that have been requested in writing by or on behalf of Acquirer and that are in the possession of or under the control of the Company or any Subsidiary, (ii) all documents identified on the Company Disclosure Letter, (iii) the Charter Documents of the Company and each Subsidiary, each as currently in effect, (iv) the minute books containing records of all proceedings, consents, actions and meetings of the boards of directors, committees of the boards of directors and the shareholders of the Company and each Subsidiary, (v) the share ledger, journal and other records reflecting all share issuances and transfers and all share option and warrant grants and agreements of the Company and each Subsidiary, (vi) all material permits, orders and consents issued by any regulatory agency with respect to the Company and each Subsidiary, or any securities of the Company and each Subsidiary, and all applications for such material permits, orders and consents, and (vii) a true, correct and complete list of all bank accounts and safe deposit boxes of the Company and its Subsidiaries and the names of persons having signature authority with respect thereto or access thereto. The minute books of the Company and each Subsidiary provided to Acquirer contain a true, correct and complete summary of all meetings of directors and the shareholders or actions by written consent since the time of incorporation of the Company and the respective Subsidiaries through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and the Subsidiaries (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and such Subsidiaries and (D) accurately and fairly reflect the basis for the Financial Statements.
2.19    Broker’s Fees. Except as set forth in Schedule 2.19 of the Company Disclosure Letter, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Share Purchase or any other Transaction.
2.20    Material Contracts.
(a)    Except for this Agreement, the Company Employee Plans that are Contracts and the Contracts specifically identified in Schedule 2.20 of the Company Disclosure Letter, neither the

Company nor any Subsidiary is a party to or bound by any of the following Contracts (each, a “Material Contract”):
(i)    any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer’s representative Contract, the obligations under which involve payments, revenues, or commitments exceeding $250,000 per annum;
(ii)    any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract (A) total payments by the Company and the Subsidiaries of more than $250,000 in calendar year 2024 or 2025 (B) total payments to the Company and the Subsidiaries of more than $250,000 in calendar year 2024 or 2025;
(iii)    any Contract under which the Company or any Subsidiary is a licensee of or is otherwise granted by a third party any rights to use or immunities under any Intellectual Property (other than non-exclusive end user licenses of commercially-available software used solely for the Company’s internal use and with a total replacement cost of less than $250,000);
(iv)    under which the Company or any Subsidiary is a licensor or otherwise grants to any third party any rights to use or immunities under any Company-Owned IP (other than Customer Licenses); indicating in each case the nature of such Intellectual Property and the manner in which it is permitted to be utilized;
(v)    any Contract that requires expenditures in excess of $250,000 that either (a) expires more than one year after the Agreement Date, or (b) may be renewed at the option of any Person other than the Company or its Subsidiaries so as to continue more than one year after the Agreement Date;
(vi)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case that may cause the Company or its Subsidiaries to expend $250,000 in any twelve (12)-month period;
(vii)    any Contract (A) limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company or any Subsidiary to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services or (B) containing a “take or pay” or similar provision requiring the Company or any Subsidiary to make minimum purchases of a particular product or service from a vendor, supplier or subcontractor;
(viii)    any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
(ix)    any Contract (A) with any of its officers, directors, employees or shareholders or any member of their immediate families or (B) with any Person with whom the Company or any Subsidiary does not deal at arm’s length;

(x)    any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person, including any Contract mortgaging, pledging or otherwise placing an Encumbrance (other than Permitted Encumbrances) on any material portion of the assets of the Company or the Subsidiaries;
(xi)    other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company Products that have an individual acquisition cost of $250,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third-Party IP;
(xii)    all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned IP or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP;
(xiii)    any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, for the Company or any Subsidiary;
(xiv)    any Contract or other instrument binding on the current or former officers, managers or directors of the Company or its Subsidiaries that materially purports to restrict the business activity of the Company or its Subsidiaries or materially limit the freedom of the Company or its Subsidiaries to engage in any line of business or compete with any Person;
(xv)    any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;
(xvi)    (A) any management service, partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of material royalties to any other Person;
(xvii)    any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Company or any Subsidiary (other than under the standard agreements with customers and distributors);
(xviii)    any Contract for the employment of any director, officer, employee or consultant of the Company or any other type of Contract with any officer, employee or consultant of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or Liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Share Purchase, any other Transaction or any Contract that is entered into in connection with this Agreement;
(xix)    any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Share Capital or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of share capital, other securities or options, warrants or other rights therefor;
(xx)    any Contract under which the Company or any Subsidiary provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract the obligations or expected revenues under which exceed $250,000 per annum (including, for each such Contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);
(xxi)    any Contract with any labor union, employee association, or other labor organization, including any collective bargaining agreement or similar Contract with its employees;
(xxii)    any Contract required to be listed on Schedule 2.20 of the Company Disclosure Letter;
(xxiii)    any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets, license or otherwise or any Contract pursuant to which it has any material Share in any other Person (other than its subsidiaries), and agreements related thereto, including shareholder agreements and escrow agreements;
(xxiv)    (A) any Contract with any Governmental Entity, any proposal or quote submitted to any Governmental Entity with respect to any Company Products or any teaming agreement in connection with responding to a solicitation by a Governmental Entity of such a proposal or quote or (B) any Company Authorization;
(xxv)    any settlement or similar agreement which either involves expenditure by, or receipt of, an amount in excess of $100,000 or is for a term lasting longer than one year after the Agreement Date;
(xxvi)    any Contract which involve payments, revenues, or commitments exceeding $250,000 per annum and pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Share Purchase or other Transactions, either alone or in combination with any other event; or
(xxvii)    any Contract with any Significant Customer or Significant Supplier;
(xxviii)    any Contract pursuant to which a lien is currently placed on any material asset of the Company or any Subsidiary;
(xxix)    any other oral or written Contract or obligation not listed in clauses (i) through (xxviii) that individually had or has a value or payment obligation in excess of $750,000 per annum.
(b)    All Material Contracts are in written form. Each Material Contract is valid and binding on the Company and/or Subsidiary, as applicable and, to the knowledge of the Company, each other party thereto. The Company or the applicable Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary under any Material Contract or (D) the right to cancel, terminate (other than termination at the end of the agreed term of such Material Contract) or modify any Material Contract. Neither the Company nor any Subsidiary has received any written notice or, to the knowledge of the Company, any other communication regarding any actual or possible material violation or material breach of, default under, or intention to cancel, modify or not to renew any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. Neither the Company nor any Subsidiary has any Liability for renegotiation of government Contracts. True, correct and complete copies of all Material Contracts have been provided to Acquirer prior to the Agreement Date.
2.21    International Trade Control Laws.
(a)    As used in this Agreement, the following terms shall have the meanings indicated below:
(i)    “Embargoed Country” means, at any time, any country or region that is the subject or target of a comprehensive sanction, export or other trade embargo under the laws of the United States or any other applicable jurisdiction (currently, Cuba, Iran, North Korea and the Crimea, Luhansk, Donetsk, Kherson and Zaporizhzhia regions of Ukraine).
(ii)    “Restricted Person” means, at any time, any Person that is the subject or target of trade restrictions under the laws of the United States or any other applicable jurisdiction, including: (i) any Person identified on a prohibited party list maintained by the United States Government, including the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, the Entity List, the Denied Persons List, the Military End User List, the Unverified List or any other governmental list the effect of which is to prohibit transactions under applicable sanctions, export control, import or other trade laws; (ii) a government or governmental authority of an Embargoed Country or Venezuela; (iii) any Person organized, formed or incorporated in, or ordinarily resident in any Embargoed Country; or (iv) any Person that is at least 50% owned, directly or indirectly, or otherwise controlled or acting on behalf of or for the benefit of, a Person or Persons described in clauses (i), (ii), or (iii) above (as “owned” and “controlled” are defined or interpreted under relevant trade restrictions).
(iii)    “Trade Controls” means the Export Control Reform Act and implementing Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, the sanctions laws and implementing regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Arms Export Control Act and implementing International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, the import laws and implementing regulations administered by the U.S. Department of Homeland Security’s Customs and Border Protection, the anti-boycott laws and implementing regulations administered by the U.S. Departments of Commerce and Treasury, the Israeli Defense Export Control Law, 2007 and the orders and regulations promulgated thereunder, the Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006, and the Trade with the Enemy Ordinance, 1939 and any other similar laws and regulations relating to export controls, import requirements or economic and trade sanctions maintained by the United States, Israel or other applicable jurisdictions.
(b)    Neither the Company, any Subsidiary, any securityholder, director, officer, employee, nor, to the knowledge of the Company, any customer, supplier, business partner or agent of the Company or any Subsidiary is currently or has been in the past seven years: (i) a Restricted Person, (ii) organized under the laws of, ordinarily resident in, or located in an Embargoed Country, or owned or controlled by the government of or Person subject to the jurisdiction of an Embargoed Country or (iii) engaging in any dealings or transactions with any Restricted Person or in any Embargoed Country.
(c)    The Company and each Subsidiary within the past seven years has conducted its business, including all export and import transactions, payments, services and other activities, in all respects in accordance with Trade Controls of the United States and other applicable jurisdictions. Without limiting the foregoing: (i) the Company and each Subsidiary has obtained all export licenses, sanctions authorizations, import permits and other approvals (“Trade Authorizations”), timely filed all required filings and has assigned the appropriate export and import classifications to all products, in each case as required for its exports, reexports and imports of products, software and technologies and for the release of technology or source code to non-U.S. nationals wherever located, (ii) the Company and each Subsidiary is in compliance with the terms of all applicable Trade Authorizations, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to Trade Controls, (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s business that would reasonably be expected to give rise to any future administrative or criminal violations of Trade Controls and (v) no consents or approvals for the transfer of Trade Authorizations to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost, in each case as it relates to United States and non-U.S. Trade Controls.
(d)    The Company has, to its knowledge, provided Acquirer with true, correct and complete responses to Acquirer’s Trade Controls compliance questionnaire that was included with Acquirer’s primary due diligence document request list.
2.22    Customers and Suppliers.
(a)    Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer, reseller or distributor who, in the year ended December 31, 2024 or the nine months ended September 30, 2025, was one of the 5 largest sources of revenues for the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.22(a) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any information from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary (or Acquirer) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or Acquirer).
(b)    Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2024 or the nine months ended September 30, 2025, was one of the 10 largest suppliers of products and/or services to the Company and the Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.22(b) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any information from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or Acquirer) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or Acquirer). The Company and the Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and, to the knowledge of the Company, there is no reason why the Company and the Subsidiaries will not continue to have such access on commercially reasonable terms.
2.23    Accounts Receivable. The accounts receivable as reflected on the Company Balance Sheets and as will be reflected in the Estimated Closing Statement (the “Receivables”) constitute, in all material respects, bona fide receivables resulting from the sale of inventory, services or other obligations in favor of the Company or its Subsidiaries as to which full performance has been fully rendered, subject to ordinary course warranty obligations. The Receivables are not subject to any pending or, to the knowledge of the Company, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved in the final calculation of Closing Net Working Capital. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with the Accounting Principles.
2.24    Accounts Payable. The accounts payable reflected on the Company Balance Sheets and as will be reflected in the Estimated Closing Statement arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid, are not yet due and payable in the ordinary course of business, or are being contested by the Company or its Subsidiaries in good faith.
2.25    Governmental Grants. . Except as set forth on Schedule 2.25 of the Company Disclosure Letter, no Governmental Entity (i) has awarded any Grant to any of the Company or the Subsidiary (the “Acquired Companies”) or (ii) is entitled to receive any royalties or other payments from any of the Acquired Companies arising from any Grant.
2.26    No Other Representations. Except for the representations and warranties contained in this Article II and in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, the Company is not making and has not made any other representation or warranty, either express or implied, at law or in equity.
2.27    Non-Reliance. Except for the specific representations and warranties expressly made by the Acquirer in Article IV of this Agreement and in any exhibit, schedule or certificate furnished by an Acquirer pursuant to this Agreement, the Company hereby specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Acquirer.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS
Each Selling Shareholder, solely in relation to its self, represents and warrants to Acquirer as follows:
3.1    Ownership of Shares. Such Selling Shareholder is the beneficial owner and holder of record of that number of Company Shares set forth on Schedule A hereto opposite such Selling Shareholder’s name and such Company Shares with regard to such Selling Shareholder (with respect to each such Selling Shareholder, the “Owned Interests”) constitute such Selling Shareholder’s entire interest in all of the outstanding share capital of the Company. The Owned Interests are fully paid or credited as fully paid. No Person who is not a party hereto (or such signatory’s spouse for purposes of applicable community property laws) has any beneficial interest in or a right to acquire or vote any of the Owned Interests. Except for the Company’s Charter Documents, the Owned Interests are not, and at the earlier of the termination of this Agreement and the Closing will not be, subject to any Encumbrances.
3.2    Authority, Execution, Delivery and Enforceability. If such Selling Shareholder is an entity, such Selling Shareholder is duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its organization. Such Selling Shareholder has all requisite power and authority (if such Selling Shareholder is an entity) or legal capacity (if such Selling Shareholder is a natural person) to enter into this Agreement, and each other agreement, document or certificate to which he, she or it may become a party pursuant to this Agreement (each, a “Selling Shareholder Ancillary Agreement”), and to perform his, her or its obligations under this Agreement, and such Selling Shareholder Ancillary Agreement. The execution and delivery of this Agreement and such Selling Shareholder

Ancillary Agreement by such Selling Shareholder and the consummation by such Selling Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of such Selling Shareholder. This Agreement has been, and on the Closing Date each Selling Shareholder Ancillary Agreement will have been, duly executed and delivered by such Selling Shareholder and constitutes, or when executed by such Selling Shareholder shall constitute, a valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
3.3    No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity or other Person is necessary or required to be made or obtained by such Selling Shareholder to enable such Selling Shareholder to lawfully execute and deliver, enter into, and perform his, her or its obligations under this Agreement or any Selling Shareholder Ancillary Agreement except for such consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not affect the Selling Shareholder’s ability to consummate the Share Purchase or to perform their obligations under this Agreement or any Selling Shareholder Ancillary Agreement.
3.4    No Conflict. The execution and delivery by such Selling Shareholder of this Agreement or any Selling Shareholder Ancillary Agreement, the consummation of this Agreement or any of the other Transactions or any Selling Shareholder Ancillary Agreement, and such Selling Shareholder’s performance of his, her or its obligations under this Agreement or any Selling Shareholder Ancillary Agreement to which such Selling Shareholder is or will be a party will not: (a) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under, or require the consent, release, waiver or approval of, or notice to, any third party under, (i) if such Selling Shareholder is an entity, any provision of the organizational or governing documents of Selling Shareholder, each as currently in effect, (ii) any Legal Requirements or (iii) any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder or his, her or its assets is bound or affected, except, in each case, where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not affect the Selling Shareholder’s ability to consummate the Share Purchase or to perform its obligations under this Agreement or any Selling Shareholder Ancillary Agreement; or (b) result in the creation of any Encumbrance on any of the Company Shares pursuant to any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any Contracts governing the holding of the Company Shares by such Selling Shareholder (other than this Agreement).
3.5    Legal Proceedings. There is no Legal Proceeding against such Selling Shareholder that relates in any way to the Company Shares, this Agreement, any Selling Shareholder Ancillary Agreement to which such Selling Shareholder is or will be a party or any of the transactions contemplated hereby or thereby. To the knowledge of such Selling Shareholder, no such Legal Proceeding has been threatened and there is no reasonable basis for any such Legal Proceeding.
3.6    No Brokers. Such Selling Shareholder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of or in connection with this Agreement or any of the Transactions. Acquirer shall not incur any Liabilities, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement, or the Share Purchase or any of the other Transactions.
3.7    Tax Matters. Such Selling Shareholder has had an opportunity to review with his, her or its own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby, and any Selling Shareholder Ancillary Agreements to which such Selling Shareholder is or will be a party. Such Selling Shareholder understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Acquirer, the Company or any of their agents or representatives. Such Selling Shareholder understands that such Selling Shareholder (and not Acquirer or the Company) shall be responsible for any tax liability for such Selling Shareholder that may arise as a result of the Share Purchase or the transactions contemplated by this Agreement, or any Selling Shareholder Ancillary Agreements to which such Selling Shareholder is or will be a party, and that Acquirer may withhold all applicable Taxes in accordance with this Agreement. Each Selling Shareholder expressly agrees to its portion of the allocation of the Total Consideration provided for in the Spreadsheet. Any and all information provided to the Acquirer by or on behalf of the Selling Shareholders for purposes of enabling the Acquirer to determine the amount to be deducted and withheld from the consideration payable to the Selling Shareholders pursuant to this Agreement under applicable Law is true, correct and complete.
3.8    Holders’ Agent. The Holders’ Agent has been properly designated as the Holders’ Agent under this Agreement as the representative of such Selling Shareholder and as the attorney-in-fact and agent for and on behalf of such Selling Shareholder with respect to claims for indemnification under Article IX and the taking by such Holders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by any Holders’ Agent under this Agreement and the Escrow Agreement, including the exercise of all powers, authority and responsibilities set forth in Section 9.7.
3.9    No Other Representations. Except for the representations and warranties contained in this Article III and in any exhibit, schedule or certificate furnished by the Selling Shareholders pursuant to this Agreement, the Selling Shareholders are not making and have not made any other representation or warranty, either express or implied, at law or in equity.
3.10    Non-Reliance. Except for the specific representations and warranties expressly made by the Acquirer in Article IV of this Agreement and in any exhibit, schedule or certificate furnished by an Acquirer pursuant to this Agreement, each Selling Shareholders hereby specifically disclaims that he/she/it is relying upon or has relied upon any other representations or warranties that may have been made by the Acquirer.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIRER
Acquirer represents and warrants to the Company as follows:
4.1    Organization and Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquirer is not in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.
4.2    Authority; Non-Contravention.
(a)    Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been duly executed and delivered by Acquirer and constitutes the valid and binding obligation of Acquirer enforceable against Acquirer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    The execution and delivery of this Agreement by Acquirer does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws of Acquirer, as amended to date, (ii) any Contract to which Acquirer is a party or (iii) applicable Legal Requirements, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be materially adverse to Acquirer’s ability to consummate the Share Purchase or to perform its obligations under this Agreement.
(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such filings and notifications as may be required to be made by Acquirer in connection with the Share Purchase under the HSR Act or any other Antitrust Law and the expiration or early termination of applicable waiting periods, or clearance or affirmative approval by the Governmental Entity under the HSR Act or any other Antitrust Law and (ii) such other consents, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not be material to Acquirer’s ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.
4.3    Legal Proceedings. There is no Legal Proceeding against the Acquirer that relates in any way to this Agreement or any of the transactions contemplated hereby. To the knowledge of the Acquirer, no Legal Proceeding has been threatened and there is no reasonable basis for any Legal Proceeding that would have a material adverse effect on the Acquirers ability to enter into this Agreement and to consummate the transactions contemplated hereby.
4.4    Financing. Acquirer has, or has available to it, sufficient funds to consummate the Transactions.
4.5    No Other Representations1.01    . Except for the representations and warranties contained in this Article IV and in any exhibit, schedule or certificate furnished by the Acquirer pursuant to this Agreement, the Acquirer is not making and has not made any other representation or warranty, either express or implied, at law or in equity.
4.6    Acknowledgement. The Acquirer acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In entering into this Agreement, the Acquirer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and the Selling Shareholders set forth in this Agreement and in any ancillary agreement, exhibit, schedule or certificate furnished by the Company or the Selling Shareholders pursuant to this Agreement. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, the Selling Shareholders or any of their respective Affiliates or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in Article II and Article III of this Agreement or in any ancillary agreement, exhibit, schedule or certificate furnished by the Company or the Selling Shareholders pursuant to this Agreement) relating to the business, assets or liabilities of the Company and its Subsidiaries made available to the Acquirer or any of its managers, directors, officers, employees, Affiliates, shareholders, agents or representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Company and its Subsidiaries by management of the Company and its Subsidiaries or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise be deemed to have been relied upon by the Acquirer in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to the Acquirer, or any of their respective managers, directors, officers, employees, Affiliates, shareholders, agents or representatives, are not, and shall not be deemed to be or to include, representations or warranties of the Company or its Subsidiaries, and were not, and shall not be deemed to have been, relied upon by the Acquirer in executing, delivering or performing this Agreement or the transactions contemplated hereby.
4.7    Non-Reliance. Except for the specific representations and warranties expressly made by the Company and the Selling Shareholders in Article II and Article III of this Agreement, respectively, and in any ancillary agreement, exhibit, schedule or certificate furnished by the Company or the Selling Shareholders pursuant to this Agreement, Acquirer specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company or the Selling Shareholders.
ARTICLE V

CONDUCT PRIOR TO THE CLOSING
5.1    Conduct of Business of the Company and Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing (the “Pre-Closing Period”), the Selling Shareholders shall cause the Company and each Subsidiary to, and the Company shall, and shall cause each Subsidiary to:
(a)    operate in the ordinary course of business (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer) and in material compliance with all applicable Legal Requirements;
(b)    (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay or perform its other obligations when due, (iii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business, (iv) sell Company Products consistent with past practice as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (v) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;
(c)    promptly notify Acquirer of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions set forth in Article VII not to be satisfied;
(d)    assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Share Purchase; and
(e)    maintain each of its leased premises in accordance with the terms of the applicable lease.
5.2    Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of Section 5.1, during the Pre-Closing Period, the Selling Shareholders shall cause the Company and each Subsidiary not to, and the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, or as consented to in writing by Acquirer (in the case of subsection (c) or (e)(ii), such consent not to be unreasonably withheld, conditioned or delayed)):
(a)    Charter Documents. Amend, modify or waive any provision of the Charter Documents, or adopt or implement any shareholder rights or curve out plan;
(b)    Dividends; Changes in Registered Capital. Declare, set aside or pay or adopt a resolution or hold a general meeting to approve or declare, any dividends on or make any other distributions (whether in cash, shares or property) in respect of any of its Company Share Capital, registered capital or share capital, or split, combine or reclassify any of its share capital or registered capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its share capital except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(c)    Material Contracts. Other than in the ordinary course of business or as required by Legal Requirements, enter into any Contract that would constitute a Material Contract if such Contract were in effect on the Agreement Date or a Contract requiring a novation or consent in connection with the Share Purchase, or violate, terminate, amend or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of its Material Contracts; provided that this Section 5.2(c) shall not require the Company to seek or obtain Acquirer’s consent in order to set or change the prices at which the Company sells products or provides services to current customers in the ordinary course of business;
(d)    Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of any shares of Company Share Capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Share Capital pursuant to the exercise of Company Options;
(e)    Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees with an annual base salary in excess of $200,000, or any consultants or independent contractors or enter into any employment or consulting agreement with any officer, employee, consultant or independent contractor with an annual base salary or payments in excess of $200,000, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary, (iii) extend the term of or amend any employment or consulting agreement with any officer, employee, consultant or independent contractor or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);
(f)    Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company or any Subsidiary in the ordinary course of business) to, or any investments in or capital contributions to, any Person or from any Subsidiary (other than ordinary course funding to its Subsidiaries existing as of the Agreement Date in order to fund operations in the ordinary course of business), or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money or otherwise modify in any material respect any loan previously granted;
(g)    Intellectual Property. Acquire or license from any Person any rights to or immunities under any Intellectual Property, or transfer or license to any Person any rights to or immunities under any Company IP (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any Subsidiary or any contractor or commercial partner of the Company or any Subsidiary) (other than providing access to Company Source Code to current employees and consultants of the Company or the Subsidiaries involved in the development of the Company Products on a need-to-know basis, consistent with past practice);
(h)    Exclusive Rights and Most Favored Party Provisions. Enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities or that grants rights of first refusal, rights of first negotiation or similar rights to any third party, or that expressly limits the rights of the Company or any Subsidiary to purchase or otherwise obtain any components, supplies, equipment, parts, Intellectual Property or services;
(i)    Dispositions. Sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its properties or assets, other than sales and non-exclusive licenses of Company Products in the ordinary course of business or enter into any Contract with respect to the foregoing;
(j)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities, warrants or other rights to acquire debt securities, or assume, endorse or otherwise guarantee any debt securities of others;
(k)    Leases. Enter into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(l)    Payment of Obligations. (i) Pay, discharge or satisfy (A) any amounts due under any promissory note issued by the Company to any Person who is an officer or director of the Company as of the Agreement Date or (B) any claim or Liability in excess of $200,000 arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, (ii) defer payment of any accounts payable other than (A) in the ordinary course of business or (B) in an amount not to exceed $200,000 or (iii) give any discount, accommodation or other concession other than in the ordinary course of business in order to accelerate or induce the collection of any receivable;
(m)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $200,000 individually or $500,000 in the aggregate;
(n)    Insurance. Materially change the amount of any insurance coverage;
(o)    Termination or Waiver. Terminate or waive any right of substantial value;
(p)    Employee Benefit Plans; Pay Increases. (i) Adopt, amend or terminate any Company Employee Plan (or any plan, program, practice, agreement, policy or arrangement that would be a Company Employee Plan in effect on the date hereof), including any share issuance or share option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) pay or promise to pay any special bonus or special remuneration to or modify the compensation or benefits of any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants, (iii) accelerate or promise to accelerate payment, funding or vesting of any benefit or compensation or provide any discretionary benefits under any Company Employee Plan, or forgive any indebtedness under any such Company Employee Plan, (iv) increase its percentage of employer cost-sharing contribution to Company Employee Plans in excess of the percentage of cost sharing in effect as of the Agreement Date or (v) add any new members to the Company Board or to the board of directors of any Subsidiary;
(q)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute (each such lawsuit or dispute, an “Existing Litigation Claim”);
(r)    Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and the Subsidiaries’ business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership, or otherwise adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganizational or similar change in capitalization;
(s)    Taxes. Make or change any election in respect of Taxes other than in the ordinary course of business and consistent with past practice, adopt or change any accounting method in respect of Taxes, file any federal, state or non-U.S. income Tax Return or any other material Tax Return other than in the ordinary course of business and consistent with past practice, file any amendment to a federal, state or non-U.S. income Tax Return or any other material Tax Return, enter into any Tax sharing, indemnity or similar agreement (other than such an agreement the primary purpose of which does not relate to Taxes), enter into a closing agreement with a Tax Authority, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, surrender any material right or claim to a refund of Taxes or take any other similar action relating to the foregoing;
(t)    Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;
(u)    Real Property. Enter into any Contract for the purchase, sale or lease of any real property;
(v)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its material properties;
(w)    Warranties, Discounts. Materially change the manner in which it provides warranties, discounts, rebates or credits to customers;
(x)    Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or shareholder of the Company or any Subsidiary (or any Affiliate thereof or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.15 or Schedule 2.19 of the Company Disclosure Letter; and
(y)    Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 5.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in Section 7.2(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company (such that the condition set forth in Section 7.2(b) would not be satisfied).
5.3    No Right to Control. Without limiting the effect of this Article V, Acquirer acknowledges and agrees that nothing contained herein shall give Acquirer, directly or indirectly, the right to control or direct the ordinary course operations of the Company or any Subsidiary during the Pre-Closing Period.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1    No Solicitation.
(a)    From and after the Agreement Date until the Closing or termination of this Agreement pursuant to Article VIII, none of the Company, any Subsidiary or any Selling Shareholder will, and none of the Company, any Subsidiary or any Selling Shareholder will authorize or permit any of their respective officers, directors, Affiliates, shareholders, interest holders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing, collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any shareholders of the Company or any Subsidiary or (vi) provide any due diligence materials or other information relating to the Company and its Subsidiaries to any third party that has made, or could be reasonably expected to make, an Acquisition Proposal. Each of the Company and the Subsidiaries and each Selling Shareholder will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Selling Shareholder or Company Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 6.1 to cause such Company Representative not to take, then the Company and the Selling Shareholders shall be deemed for all purposes of this Agreement to have breached this Section 6.1.
“Acquisition Proposal” means any Contract, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving (A) any acquisition or purchase from the Company or any Subsidiary, or from the Selling Shareholders, by any Person or Group of more than a 10% interest in the total outstanding voting securities of the Company or any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary, (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company and the Subsidiaries in any single transaction or series of related transactions or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any Subsidiary, or any extraordinary dividend, whether of cash or other property.
“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations promulgated thereunder and related case law.
(b)    The Company shall promptly (and in any event within 36 hours) notify Acquirer in writing after receipt by the Company and/or any Subsidiary (or, to the knowledge of the Company, by any of the Company Representatives) and each Selling Shareholder shall promptly (and in any event within 36 hours) notify Acquirer in writing after receipt of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or any Subsidiary or for access to any of the properties, books or records of the Company or any Subsidiary by any Person or Persons other than Acquirer. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company and each Selling Shareholder shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company and each Selling Shareholder shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.
6.2    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquirer and the Company have previously executed a confidentiality agreement, dated as of April 10, 2025 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each Selling Shareholder hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though such Person were a party thereto.
(b)    Without derogating from the provisions of Section 6.2(a), each Selling Shareholder and the Holders’ Agent will hold, and will cause its respective representatives to hold any confidential or proprietary information relating to or obtained from the Company or any of its Subsidiaries and the Transaction Information (as defined below) confidential, unless such information (a) is known or becomes known to the public in general (other than as a result of a breach of the confidentiality obligation hereunder), (b) is or has been made known or disclosed to such party by a third party without a confidentiality obligation to Company or any of its Subsidiaries, or (c) is required by law or regulation to be disclosed or required or requested by any regulatory authority or listing requirement (provided that the applicable Selling Shareholder makes reasonable best efforts, to the extent not prohibited by Legal Requirements and other than disclosure to an applicable tax authority, to give Acquirer notice of such requirement prior to any such disclosure and reasonably cooperates with Acquirer to the extent practicable, at Acquirer’s expense, to obtain protective treatment of the confidential information or Transaction Information). Notwithstanding the foregoing, each Selling Shareholder that is a venture capital or other investment fund, may provide information pertaining to the return on such Selling Shareholders investment in the Company in connection with its reporting requirements, fund raising and marketing purposes. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of the Holders’ Agent or Acquirer or its Affiliates to (i) use or disclose any confidential information or Transaction Information in any Proceeding or dispute in connection with this Agreement, including, without limitation, in connection with any claim in accordance with Section Article IX below, or the transactions contemplated hereby, but only to the extent and to the scope required under the circumstances (ii) disclose confidential information to advisors and representatives of the Holders’ Agent, but only to the extent and to the scope required under the circumstances, provided that such persons are subject to confidentiality obligations with respect thereto. In addition, (a) each Selling Shareholder shall be permitted to communicate with its members, shareholders, advisors and other Affiliates who have a need to know such information for purposes of the Selling Shareholder satisfying its obligations hereunder; provided, that such Persons either (A) agree in writing to comply with the terms of this Section 6.2(b) or (B) are bound by obligations of confidentiality to the disclosing party of at least as high a standard as those imposed under this Section 6.2(b), and (b) a Selling Shareholder shall be permitted to communicate information regarding the subject matter of the Agreement and any other Transaction Information to the extent that such information is formally announced by the parties but only to the scope such announcement. “Transaction Information” means (a) the terms and conditions of this Agreement and the and the other documents contemplated by this Agreement and the Transactions, (b) the fact that negotiations between the parties have occurred, or that a transaction involving the parties occurred, and (c) any of the terms or conditions of this Agreement and the other documents contemplated by this Agreement and the Transactions, the transactions contemplated hereby or thereby or the negotiations relating hereto or thereto. Notwithstanding anything herein to the contrary, following Closing, the Holder’s Agent shall be permitted to disclose information as required to the Selling Shareholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
(c)    Each Selling Shareholder shall not, and shall cause the Company not to, and the Company shall not, and shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of the Selling Shareholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the Transactions as Acquirer may, in its reasonable discretion, determine, provided that it shall provide the Company (or Holders’ Agent after the Closing) with at least 48 hours prior notice if any such press releases or other public statements and the Acquirer shall reasonably consider any reasonable comments of the Company (or Holders’ Agent after the Closing) in relation to such press releases or other public statements.
6.3    Regulatory Approvals.
(a)    Within ten (10) days of the Agreement Date, the Company shall, and shall cause each Subsidiary and Selling Shareholder to, promptly execute and file, or join in the execution and filing of,

any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or other applicable Antitrust Law) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required, or that Acquirer may reasonably request, in connection with the consummation of the Share Purchase and the other Transactions. Each Selling Shareholder and the Company shall use reasonable best efforts as described in Section 6.4 to obtain and to assist and cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents, including the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid any actions or proceedings by, any Governmental Entity, subject to the limitations described in Section 6.4. Each Selling Shareholder, Subsidiary and the Company shall promptly inform Acquirer of any material communication between such party and any Governmental Entity regarding any of the Transactions. If the Company, any Affiliate of the Company or any Selling Shareholder receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Company or such Selling Shareholder shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each Selling Shareholder and the Company shall not, without the prior written consent of Acquirer, (A) permit any of the Company Representatives to participate in any meeting with any Governmental Entity relating to the Transactions unless the Company consults with Acquirer in advance and, except to the extent prohibited or restricted by such Governmental Entity, grants Acquirer the opportunity to attend and lead the discussions at such meeting or (B) proffer, make proposals, negotiate, execute, carry out or submit to any agreements or orders providing for any actions that would constitute an Antitrust Restraint as defined in Section 6.4.
(b)    Within ten (10) days of the Agreement Date, Acquirer shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required under the HSR Act or other applicable Antitrust Law) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required (as determined by the Acquirer) in connection with the consummation of the Share Purchase and the other Transactions. Acquirer shall use reasonable best efforts as described in Section 6.4 to obtain all such authorizations, approvals and consents, including the obtaining of all necessary actions or non-actions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an actions or proceedings by, any Governmental Entity, subject to the limitations described in Section 6.4. The Acquirer shall promptly inform the Company of any material communication between the Acquirer and any Governmental Entity regarding any of the Transactions. If Acquirer or any Affiliate of Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then Acquirer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Subject to applicable Legal Requirements relating to the exchange of information, Acquirer shall, in consultation with the Company, (i) determine strategy with any Governmental Entity relating to the Transactions and (ii) review and approve in advance any filing, application, notification or other document to be submitted by the Company to any Governmental Entity under the HSR Act (other than the HSR Act Notification and Report Form) or other applicable Antitrust Law.
6.4    Reasonable Best Efforts. Subject to the limitations set forth in Section 6.3, each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other Transactions, including, without limitation, (i) preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) promptly responding to requests from any Governmental Entity, and (iii) satisfying the respective conditions set forth in Article VII, including executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other Transactions as promptly as practicable. Without limiting the generality or effect of the foregoing, the Company shall deliver and file, as promptly as practicable after the execution of this Agreement and prior to the Closing, all notices and other documents required to be delivered to the Registrar of Companies pursuant to any applicable Legal Requirement, including in connection with any and all issuances of shares of Company Share Capital that were made prior to the Agreement Date, such that upon such filing, the Company shall have filed with the Registrar of Companies any and all notices, reports and related documents that are required under applicable Legal Requirement in order to have the Company’s records with the Registrar of Companies accurate and complete. Notwithstanding anything to the contrary herein, nothing in Section 6.3 or 6.4 shall require or obligate Acquirer to (i) litigate or contest any Legal Proceedings, or threatened Legal Proceeding, challenging any of the Transactions as violative of any Antitrust Law; (ii) make proposals, execute, enter into or carry out consent decrees, consent agreements or any other agreement or arrangement with a Governmental Entity or any other party, related to (A) the sale, license, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or businesses of the Acquirer or any of its Affiliates or the Company or its Subsidiaries, (B) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own assets (including, for the avoidance of doubt, the business and assets of the Company and its Subsidiaries after Closing), or (C) the holding separate of Company Shares or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the Company Shares (any of the foregoing, an “Antitrust Restraint”). The Acquirer shall be responsible for all filing fees under the HSR Act (if any) and under any other applicable Antitrust Law. Nothing in Sections 6.3 or 6.4 shall limit the right of a party hereto to terminate this Agreement pursuant to Section 8.1(c) if such party has, until such date, complied diligently and in all material respects with its obligations under Sections 6.3 and 6.4.
6.5    Third-Party Consents; Notices.
(a)    The Company shall obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date), the form of which consents, waivers and approvals shall be subject to the reasonable prior approval of Acquirer. The Company shall terminate prior to the Closing, and deliver evidence of such termination to Acquirer at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xvii)-2 hereof and to amend prior to the Closing, and deliver evidence of such amendment to Acquirer at or prior to the Closing, all of the Contracts listed or described on Schedule 1.4(b)(xvii)-3 hereof.
(b)    The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA, the American Recovery and Reinvestment Act of 2009 and other applicable Legal Requirements in connection with the Transactions.
6.6    Legal Proceedings. The Company will (i) notify Acquirer in writing promptly after learning of any Legal Proceeding by or before any Governmental Entity or arbitrator initiated by or against it or any Subsidiary, or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim or any Existing Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim or any Existing Litigation Claim. Each Selling Shareholder will (i) notify Acquirer in writing promptly after learning of any Legal Proceeding relating to the Share Purchase, the Transactions or the Company by or before any Governmental Entity or arbitrator initiated by or against him, her or it, or, to the knowledge of such Selling Shareholder, threatened against him, her or it or any of its directors, officers, employees, shareholders or holders of shares in their capacity as such (a “New Shareholder Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Shareholder Litigation Claim or any Existing Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Shareholder Litigation Claim or any Existing Litigation Claim.
6.7    Access to Information.
(a)    During the Pre-Closing Period, subject to compliance with applicable Legal Requirements, (i) the Company shall, and the Selling Shareholders shall cause the Company to, afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours at reasonable times and places and upon reasonable advance written notice to (A) all of the Company’s and each Subsidiary’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company or any Subsidiary as Acquirer may reasonably request and (ii) the Company shall provide to Acquirer and its accountants, counsel and other representatives true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, and (C) receipts for any Taxes paid to non-U.S. Tax Authorities.
(b)    Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as requested by Acquirer with one or more representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and each Subsidiary and the general status of the ongoing operations of the Company and each Subsidiary.
(c)    No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.
(d)    The Acquirer acknowledges that it shall remain bound by and subject to the Confidentiality Agreement with respect to any access of information provided pursuant to this Section 6.7.
6.8    Spreadsheet. The Company shall prepare and deliver to Acquirer, no later than five Business Days prior to the Closing, spreadsheet tabs in an Excel spreadsheet (the “Spreadsheet”), in a form reasonably acceptable to Acquirer and the Paying Agent, which Spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Closing:
(a)    the names of all Indemnifying Parties, their respective current email and mailing addresses and, where available, taxpayer identification numbers;
(b)    a calculation of the aggregate portion of the Total Consideration that each Company Securityholder is entitled to receive upon the Closing pursuant to Section 1.5(a);

(c)    with respect to each Selling Shareholder, (i) the number, class and series of Company Shares held by such Selling Shareholder (on a certificate-by-certificate basis) the price at which such Company Shares were originally acquired by such Selling Shareholder, (ii) the respective Certificate numbers, (iii) such Selling Shareholder’s name exactly as shown on such Certificate and, (iv) the date such Company Shares were originally purchased or granted;
(d)    with respect to each holder of Company Option, (i) the number of Company Shares underlying each Company Option held by such Person, (ii) the respective exercise price per share of such Company Option; (iii) the respective grant date(s) of such Company Option; (iv) the vesting status and schedule with respect to each Company Options, including Unvested Company Options and any Promised Options, (v) whether such Company Option is an incentive stock option or a non-qualified stock option (as applicable);
(e)    with respect to any Company Option held by an Israeli employee, officer, director or consultant of the Company, a description of whether such Company Option was granted under Section 102 or Section 3(i) of the Income Tax Ordinance and with respect to the Section 102 Options whether an election was made to treat such Company Option under the capital gain route or ordinary income route and any amounts required to be withheld or deducted under the applicable Tax Laws;
(f)    the calculation of the Total Consideration, Fully-Diluted Company Share Capital, Escrow Amount, Closing Per Share Amount;
(g)    the Pro Rata Portion of each Indemnifying Party and the interest in dollar terms of each Indemnifying Party in the Escrow Fund;
(h)    the details of the recipients of all unpaid Transaction Expenses as of the Closing; and
(i)    such other relevant information that Acquirer or the Paying Agent may reasonably require.
6.9    Company Options and Related Matters.
(a)    The Company shall ensure that there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Closing that purport to obligate the Company to issue any shares of Company Share Capital or Company Options or other securities under any circumstances.
(b)    The legal counsel and/or accountants of the Company in full coordination with the legal counsel of Acquirer have approached or shall approach the ITA with an application for an interim tax ruling confirming among others that Acquirer and anyone acting on its behalf (including the Paying Agent and the Escrow Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Section 102 Securities or Section 3(i) Options to the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”). Following Closing, the legal counsel and/or accountants of the Company in full coordination with the legal counsel of Acquirer shall seek to receive a ruling (the “Options Tax Ruling”) (which legal counsel of the Acquirer shall have an opportunity to review, comment on and approve any such applications or other documents prior to their being filed with the ITA, which approval shall not be unreasonably withheld, delayed or conditioned) in relation to the tax treatment of Section 102 Securities within the scope of this Agreement to confirm, among other items, that (i) Acquirer and anyone acting on its behalf (including the Paying Agent and the Escrow Agent) shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of Section 102 Securities or Section 3(i) Options where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the Options Tax Ruling, (ii) the purchase of Section 102 Securities which are subject to the provisions of Section 102(b)(2) of the Income Tax Ordinance that are Vested Company Options and the payment of the Closing Per Share Amounts in respect of Section 102 Securities which are subject to the provisions of Section 102(b)(2) of the Income Tax Ordinance hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Income Tax Ordinance) so long as the cash payable is deposited with the Section 102 Trustee at least until the end of the “requisite holding period”, and (iii) that the tax withholding in respect to any Escrow Fund payable in respect of Section 102 Securities or Section 3(i) Options shall be delayed until the actual payment is received by the Section 102 Trustee, and include additional terms as are customary to include in such rulings. Each of Acquirer and the Company shall and shall cause its respective legal counsel, advisors and accountants to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Interim Options Tax Ruling and the Options Tax Ruling as promptly as practicable; provided that if none of such rulings is obtained for any reason whatsoever by the Closing Date, the Closing shall not be delayed or postponed. For the avoidance of doubt, it is clarified that the language of the Options Tax Ruling and, if applicable, the Interim Options Tax Ruling shall be subject to the prior written approval of Acquirer or its counsel (which approval shall not be unreasonably withheld, delayed or conditioned). Should Acquirer’s counsel not attend any meeting with the ITA, the counsel of Company shall provide Acquirer and its counsel with an update of such meeting or discussion within two Business Days of such meeting or discussion.
(c)    Prior to the Closing, and subject to the review and approval of Acquirer, the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 6.9 under the Company Option Plan, all Company Option agreements, any other plan or arrangement of the Company (whether written or oral, formal or informal), and any Legal Requirement, including adopting all resolutions, giving all notices and taking any other actions that are reasonably necessary to effectuate this Section 6.9.
6.10    Section 280G. Prior to the Closing Date, the Company or any applicable Affiliate thereof shall (a) at least five (5) days prior to the Closing Date, secure from each Person who is, with respect to the Company and its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code) and that has a right to any payments and benefits that are or could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) a waiver of such Person’s rights to any such payments and benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) following such waiver, and no later than three (3) days prior to the Closing Date, solicit the approval of the Company’s stockholders, to the extent and in the manner permitted under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, in order to pay any Waived 280G Benefits. None of the Waived 280G Benefits shall be paid if such payment is not approved by the Company’s stockholders as contemplated above. The Company shall provide copies of its 280G analysis, waiver, disclosure, and shareholder approval documents to Acquirer for its reasonable review and approval at least ten (10) days prior to the Closing Date. To the extent applicable, prior to the Closing Date, the Company shall deliver to Acquirer evidence reasonably acceptable to Acquirer that a vote of holders of the equity interests of the Company was solicited in accordance with the provisions of Section 280G(b)(5) of the Code and the regulations thereunder and that either (i) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Waived 280G Benefits or (ii) such requisite number of votes was not obtained and, as a result, no Waived 280G Benefits will be retained, made, or provided.
6.11    Corporate Matters. The Company shall at the Closing, deliver to Acquirer the minute books containing the records of all proceedings, consents, actions and meetings of the board of directors, committees of the boards of directors and the shareholders of the Company and each Subsidiary and the stock ledgers, journals and other records reflecting all stock issuances and transfers.
6.12    Execution of Certain Transaction Documents. The Company shall use commercially reasonable efforts to obtain from Company Optionholders who exercise Company Options into Company Share Capital after the execution of this Agreement an executed Joinder Agreement, under which each such Joined Shareholder becomes bound by and subject to the provisions of this Agreement as a Selling Shareholder, in each case as soon as reasonably practicable after the execution of this Agreement. The Company agrees to communicate promptly to Acquirer any update with respect to the foregoing processes.
6.13    RWI Policy(a)    . Concurrently with the execution and delivery of this Agreement, Acquirer has conditionally bound the RWI Policy. Acquirer shall not amend, modify or vary the RWI Policy in any manner that could adversely affect the anti-subrogation terms and conditions of the RWI Policy. The RWI Policy shall expressly provide that the R&W Insurer shall have no right of subrogation against the Indemnifying Parties, except in case of a claim of Company Fraud or Personal Fraud. The fees, costs and expenses of obtaining the RWI Policy, including all premiums and any related brokers fees and expenses, shall be paid by the Acquirer. The Selling Shareholders and the Company shall have no liability, duty or obligation whatsoever in respect of, or in connection with, obtaining or maintaining the RWI Policy, its availability, effectiveness, legality, enforceability, coverage or lack of coverage and the performance or non-performance by the insurance provider or the Acquirer of the terms and conditions of the RWI Policy.
6.14    D&O Indemnification and Insurance.
(a)    For a period of 7 years following the Closing, Acquirer shall cause the Company and its Subsidiaries, to the maximum extent permitted by Law, to fulfill and honor any and all of the Company’s obligations, if any, pursuant to (i) the indemnification agreements listed in Schedule 6.14 of the Company Disclosure Letter with each of the individuals who is a party to such indemnification agreements (each, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time prior to the Closing, (ii) indemnification, insurance, expense advancement, limitation on liability and exculpation provisions under the Company’s or its Subsidiaries’ Charter Documents as in effect as of the date of this Agreement, to the extent relating to claims arising from or related to facts or events that occurred on or before the Closing Date.
(b)    Except as required by a Legal Requirement, the Company agrees not to, for a period of 7 years following the Closing, adversely amend or modify the rights of each, D&O Indemnitee to indemnification, exculpation and advancement of expenses for acts or omissions occurring prior to the Closing as provided in the Charter Documents.
(c)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the D&O Indemnitees in a form mutually acceptable to the Company and Acquirer, which shall provide such directors and officers with coverage for 7 years following the Closing of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company. The Company shall maintain and not amend or cancel such tail insurance policies during such 7 year period.

(d)    In the event the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company or any of its Subsidiaries, as the case may be, assume the obligations set forth in this Section 6.14.
(e)    The obligations of the Company under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the consent of the affected D&O Indemnitee (it being expressly agreed that D&O Indemnitees shall be third-party beneficiaries of this Section 6.14).
6.15    Shareholder Covenants.
(a)    Each Selling Shareholder shall cause the Company to comply with each covenant of the Company set forth in this Article VI.
(b)    Each Selling Shareholder agrees that, prior to the termination of this Agreement pursuant to Article VIII, such Selling Shareholder shall not (except as may be specifically required by court order or by operation of law or pursuant to this Agreement):
(i)    directly or indirectly, transfer (except as may be specifically required by court order or by operation of law or pursuant to this Agreement), sell, exchange, pledge or otherwise dispose of or encumber any Company Shares, or enter into any agreement or other arrangement relating thereto;
(ii)    grant any proxies or powers of attorney with respect to any of the Company Shares, deposit any of the Company Shares into a voting trust, or enter into a voting agreement with respect to any of the Company Shares;
(iii)    take any action that would amend, modify, revoke or rescind the Shareholder Consent;
(iv)    take any action that would make any representation or warranty of the Company and such Selling Shareholder contained herein untrue or incorrect;
(v)    take any other action that reasonably be expected to preclude fulfillment of a condition to the Company’s or Acquirer’s obligation to consummate the Share Purchase or the other Transactions; or
(vi)    take any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Share Purchase or any of the other Transactions.
(c)    Each Selling Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Share Purchase under the terms of any agreement or instrument to which such Selling Shareholder is a party or subject or in respect of any rights such Selling Shareholder may have in connection with the Share Purchase or the other Transactions (whether such rights exist under the Articles of Association of the Company, any Contract of the Company, under statutory or common law or otherwise).
(d)    In consideration of the consummation of the Transactions contemplated hereunder, each Selling Shareholder on behalf of himself, herself or itself and each of his, her or its agents, trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”)

hereby irrevocably, unconditionally and completely releases, acquits and forever discharges, effective as of the Closing Date and subject to the Closing, Acquirer, the Company, its Subsidiaries and each of their respective directors, officers, agents, advisors, representatives, Affiliates, successors and assigns, as well as the other Selling Shareholders (the “Releasees”) from any past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature with respect to any circumstances or events that have taken place at any time prior to or at the Closing (each, a “Released Claim”) involving, or that may be asserted or exercised by, such Selling Shareholder, and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Released Claim that such Selling Shareholder may have had in the past or may now have or may assert in the future against any of the Releasees, in each case, to the extent such Released Claim relates to or directly or indirectly arises out of: (a) any written or oral agreements or arrangements occurring, existing or entered into by the Selling Shareholder and the Company or any of its former or current Subsidiaries at any time at or prior to the Closing, and (b) any events, matters, causes, acts, omissions or conduct, occurring or existing at any time at or prior to the Closing relating to the Company or any of its former or current Subsidiaries, except with respect to such rights and claims available to the Selling Shareholder, (i) under this Agreement, or any other agreement entered into by the undersigned Selling Shareholder (including the Holders’ Agent on behalf of such Selling Shareholder) pursuant to this Agreement, (ii) in its capacity as an employee or consultant of Company, (iii) any unlawful act, (iv) that relate to any commercial relationship such Selling Shareholder or any of its Affiliates may have with the Company or any of the Releasees, or (v) any obligations of Company to indemnify any Selling Shareholder in its capacity as a D&O Indemnitee under the indemnification agreements listed in Schedule 6.14 of the Company Disclosure Letter and the right to receive any amount under the existing directors’ and officers’ liability insurance coverage and the D&O Tail Policy.
(e)    Each Selling Shareholder acknowledges that he, she, or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows.
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(f)    With respect to and for the exclusive benefit of the Acquirer and the Company (and, for the avoidance of doubt, not the other Selling Shareholders), each Selling Shareholder hereby confirms, acknowledges, represents and warrants for itself, himself or herself that he, she or it (A) (i) examined the Spreadsheet and is entitled to receive, out of the Total Consideration, only the amount set forth in the Spreadsheet (subject to any changes, adjustments and additional amounts contemplated in this Agreement), as contemplated under this Agreement; and (ii) waives any right to receive consideration, out of the Total Consideration, other than as set forth in the Spreadsheet (including, without limitation, for any interest payments (other than in relation to any interest accrued on the Escrow Amount while held in the Escrow Fund), the method of calculation of any of the values set forth in this Agreement or the method of determination of the Selling Shareholder’s Pro Rata Portion, any preferential amount, any amount resulting from the conversion of shares any other rights of any nature under the Articles of Association, or any shareholders agreement, which the Selling Shareholders and/or his or her successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Selling Shareholders in the Spreadsheet; and (B) effective as of and subject to the Closing, terminates and waives any rights, powers and privileges such Selling Shareholder has or may have pursuant to any investors rights agreement, registration rights agreement or shareholders agreement entered into by such Selling Shareholders with respect to the Company (the “Shareholders Agreements”) or any

indemnification claims, or claims for breach of representations and warranties, pursuant to any past investment transaction (whether or not effected through the issuance of Company Shares or other securities, loans or SAFEs) or any right to make a claim or demand for any discrepancy between any Shareholders Agreement, share purchase agreement or convertible loan agreement to which such Selling Shareholder is a party and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements.
(g)    Anything to the contrary notwithstanding, should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.
(h)    Each Selling Shareholder hereby waives any and all rights of co-sale, rights of first refusal, rights of first offer, right of first notice, right of notice, notices of the transactions contemplated by this Agreement or other similar rights with respect to any transfer of Company Shares or the transactions contemplated by this Agreement, to the extent such Selling Shareholder has any such rights under Company’s articles of association or any other Contract or other instrument or document (including pursuant to Company Options).
6.16    Tax Elections. The Acquirer shall be permitted to make, and cause the Company and its Subsidiaries to make, any Tax elections with respect to a Taxable period ending on before the Closing Date in the Acquirer’s sole discretion.
6.17    Tax Matters.
(a)    Acquirer shall prepare and file or cause to be prepared and filed all Tax Returns of or with respect to the Company and each Subsidiary that are required to be filed after the Closing, and include Pre-Closing Period Taxes (such returns, the “Post-Closing Returns”), in the ordinary course of business. Prior to the filing of any such Tax Return for any Pre-Closing Tax Period, Acquirer shall provide the Holders’ Agent with a substantially final draft of such Tax Return at least fifteen (15) days prior to the due date for such Tax Return for review and comment by the Holders’ Agent prior to its submission (which comments shall be considered in good faith).
(b)    Except as otherwise required by applicable law or on the advice of the Acquirer’s legal, accounting or financial advisors, without first consulting with Holders’ Agent, Acquirer and its Affiliates, including following the Closing, the Company, shall not amend any previously filed Tax Returns for a Pre-Closing Tax Period, or make any voluntary disclosures with respect to Taxes for any Pre-Closing Tax Period, or change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date.
(c)    During the Pre-Closing Period, subject to compliance with applicable Legal Requirements, the Company shall provide, or cause to be provided, any information, analyses or calculations reasonably requested by Acquirer to substantiate (i) the amount of unpaid Taxes with respect to deferred revenue of the Company or its Subsidiaries and (ii) the Company’s qualification as a “Preferred Technological Enterprise”.
6.18    Employee Matters.
(a)    During the Pre-Closing Period, to the extent reasonably requested by Acquirer, the Company shall cooperate with Acquirer to cause each Company employee identified by Acquirer, in its sole discretion, to execute and deliver an employment offer letter or employment agreement, in a form acceptable to Acquirer, to be effective on the Closing Date. Neither Acquirer, the Company, nor any of their respective Affiliates shall be obligated to continue to employ any Company employees for any specific period of time following the Closing Date, subject to applicable Legal Requirements.
(b)    During the Pre-Closing Period, Acquirer may identify, in its sole discretion, certain Company employees who shall receive an offer of employment for a transitional period or fixed term following the Closing Date.
ARTICLE VII

CONDITIONS TO THE SHARE PURCHASE
7.1    Conditions to Obligations of the Acquirer, the Company and the Selling Shareholders. The respective obligations of the Company, the Selling Shareholders and the Acquirer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:
(a)    No Legal Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase, that makes the consummation of the Share Purchase illegal.
(b)    Governmental Approvals. Acquirer and the Company shall have obtained from each Governmental Entity all approvals, waivers and consents set forth on Schedule 7.1(b). All applicable waiting periods under the HSR Act (if any) with respect to the transactions contemplated hereby shall have expired or been terminated. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquirer’s ownership, conduct or operation of the business of the Company and/or any Subsidiary, following the Closing shall be in effect, no agreement with a Governmental Entity to not consummate the transaction shall be in effect, nor shall there be pending or threatened any Legal Proceeding seeking any of the foregoing, any Antitrust Restraint or any other injunction, restraint or material damages in connection with the Share Purchase or the other Transactions.
7.2    Conditions to Obligations of the Company and the Selling Shareholders. The obligations of the Company and the Selling Shareholders to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and the Selling Shareholders and may be waived by the Company (on behalf of itself and each of the Selling Shareholders) in writing in its sole discretion without notice or Liability to any Person):
(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b)    Compliance with Covenants. Acquirer shall have performed and complied in all material respects with each of the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.
(c)    Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.4(a).
7.3    Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):
(a)    Accuracy of Representations and Warranties. (i) Each of the Company Fundamental Representations and the Selling Shareholder Fundamental Representations shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects), in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), (ii) the representation set forth in Section 2.5(a) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representation was made on and of such date, and (iii) each of the other representations and warranties of the Company and each Selling Shareholder in this Agreement (other than the Company Fundamental Representations, the Selling Shareholder Fundamental Representations and the representation set forth in Section 2.5(a)) shall be true and correct in all respects, in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.
(b)    Compliance with Covenants. The Company and each Selling Shareholder shall have performed and complied in all material respects with each of the covenants, obligations and conditions of this Agreement required to be performed and complied with by such party at or prior to the Closing.
(c)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the Agreement Date.
(d)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.4(b); provided that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth on the Estimated Closing Statement or the Spreadsheet or any of the other agreements, instruments or documents set forth in Section 1.4(a) is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.
(e)    Selling Shareholders.
(i)    The Shareholder Consent shall be in full force and effect and shall not have been revoked or rescinded.

(ii)    Each Non-Competition Agreement shall be in full force and effect and no action shall have been taken by the Selling Shareholder party thereto to repudiate or rescind such Non-Competition Agreement.
(f)    Employees.
(i)    (A) Each of the Key Employees shall have remained continuously employed with the Company or a Subsidiary through the Closing and no Key Employee shall have expressed any intention to, or taken any action toward terminating his or her employment with the Company at or prior to the Closing or with Acquirer or any of its Affiliates following the Closing and (B) each Key Employee Employment Agreement and Key Employee Restrictive Covenant and PIIA entered into concurrently with this Agreement shall be in full force and effect and no action shall have been taken by the Key Employee party thereto to repudiate or rescind such agreement.
(ii)    Section 280G Approval. The Company has complied with its obligations under Section 6.10 above.
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
8.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase and the other Transactions abandoned by authorized action taken by the terminating party:
(a)    by mutual agreement of the Company (acting on behalf of itself and each of the Selling Shareholders) and Acquirer;
(b)    by either Acquirer or the Company (on behalf of itself and each of the Selling Shareholders), by written notice to the other, if the Closing shall not have occurred on or before 11:59 PM on the date that is 90 days after date hereof, or, if later, the latest time provided for the Closing pursuant to Section 1.3), or such other date and time that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party hereto whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
(c)    by either Acquirer or the Company (on behalf of itself and each of the Selling Shareholders), by written notice to the other, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and non-appealable;
(d)    by Acquirer, by written notice to the Company, if (i) the Company or any Selling Shareholder shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) days after receipt by the Company of written notice from Acquirer of such breach (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.3 to be satisfied, (ii) there shall have been a Material Adverse Effect with respect to the Company since the Agreement Date or (iii) a Governmental Entity has enacted any Antitrust Restraint; or
(e)    by the Company (on behalf of itself and each of the Selling Shareholders), by written notice to Acquirer, if Acquirer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within fifteen (15) days after receipt by Acquirer of written notice from the Company of such breach (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.2 to be satisfied.
8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, the Company, the Selling Shareholders or their respective officers, directors, shareholders or Affiliates; provided that (i) Section 6.3 (Confidentiality; Public Disclosure), this Section 8.2 (Effect of Termination), Article X (General Provisions) and any related definition provisions and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto of any Liability for any fraud, intentional misrepresentation or willful breach of this Agreement.
8.3    Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed by each of the parties hereto. To the extent permitted by applicable Legal Requirements, Acquirer and the Holders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Holders’ Agent.
8.4    Extension; Waiver. At any time at or prior to the Closing, the Company (on behalf of itself and each of the Selling Shareholders) and Acquirer, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Holders’ Agent and Acquirer may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of this Section 8.4, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
ARTICLE IX

INDEMNIFICATION
9.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
(a)    “Company Fraud” means actual and intentional common law fraud under the laws of the State of Delaware with respect to the making by the Company of any representation, warranty or covenant explicitly set forth in this Agreement or in any certificate delivered pursuant hereto.
(b)    “Company Fundamental Representations” means the representations and warranties made by the Company in Section 2.1 (Organization, Standing and Power; Subsidiaries); Section 2.2 (Capital Structure.); Section 2.3(a) Section 2.3(b)(ii)(A) – (B) and Section 2.3(c) (Authority, Execution and Delivery; Non-Contravention.), Section 2.14 (Taxes.) and Section 2.19 (Broker’s Fees’).

(c)    “Indemnification Pro Rata Portion” means, with respect to a particular Indemnifying Party, an amount equal to the quotient obtained by dividing (i) the aggregate amount payable to such Indemnifying Party pursuant to Section 1.5(a), by (ii) the aggregate amount payable to all Indemnifying Parties pursuant to Section 1.5(a) (in each case without giving effect to any Tax withholding or escrow or expense holdbacks contemplated hereby); provided, that the sum of all Indemnification Pro Rata Portions shall equal 100% at all times.
(d)    “Indemnified Person” means Acquirer and each of its subsidiaries (including the Company) and their respective officers, directors, employees, agents and representatives (collectively, the “Indemnified Persons”).
(e)    “Indemnifying Parties” means the Selling Shareholders as of immediately prior to the Closing.
(f)    “Personal Fraud” means, with respect to each Indemnifying Party, any fraud actual and intentional common law fraud under the laws of the State of Delaware with respect to the making of any representation, warranty or covenant explicitly set forth in this Agreement or in any certificate delivered pursuant hereto (x) by the Company of which such Indemnifying Party had actual knowledge or (y) by such Indemnifying Party.
(g)    “Selling Shareholder Fundamental Representations” means the representations and warranties made by each Selling Shareholder in Section 3.1 (Ownership of Shares), Section 3.2 (Authority, Execution, Delivery and Enforceability), Section 3.3 (No Consents), Section 3.4 (No Conflicts) and Section 3.6 (No Brokers).
9.2    Indemnification.
(a)    Following the Closing, subject to the limitations set forth in this Article IX, the Indemnifying Parties shall severally (in accordance with their respective Pro Rata Portion) but not jointly, indemnify, defend and hold harmless the Indemnified Persons from and against any and all losses, Liabilities, claims, damages, judgements, penalties, Taxes, fees, costs and expenses, including costs of investigation, re-engineering costs, royalties, costs of defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals (including with respect to first-party litigation) (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with the following (each matter set forth in clauses (i)-(v), an “Indemnifiable Matter”):
(i)    any failure of any Company Fundamental Representation to be true and correct as of the Agreement Date and as of the Closing Date, except for any Company Fundamental Representation that speaks only as of a specific date or dates, in which case any failure of such Company Fundamental Representation to be true and correct as of such date or dates (each, a “Fundamental Representation Matter”);
(ii)    any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement required to be performed by the Company at or prior to the Closing;
(iii)    any breach of or default in connection with any of the covenants or agreements made by the Holders’ Agent in this Agreement required to be performed by the Holders’ Agent;

(iv)    any Closing Debt or Transaction Expenses to the extent not accounted for in the calculation of Total Consideration as finally determined in accordance with Section 1.8);
(v)    any (A) Pre-Closing Period Taxes (including any Taxes for which any Company Securityholder is responsible pursuant to Section 1.8), except to the extent taken into account in the calculation of the Closing Debt or Closing Net Working Capital, in each case, finally determined, any (B) Taxes or Indemnifiable Damages incurred or imposed on any Indemnified Person or any holder of Company Options or Company Shares (including interest, fines and gross-up, if any) in each case, resulting from the failure of Company Options and/or Company Shares, as the case may be, which were intended or promised to be granted under Section 102(b)(2) of the Israeli Tax Ordinance to be so qualified and all Indemnifiable Damages incident to the foregoing or incurred in connection with the enforcement of the rights of any Person with respect to the foregoing; and (C) any and all Indemnifiable Damages related to the treatment of Company Options in accordance with this Agreement (any such Pre-Closing Period Taxes, a “Tax Matter”);
(vi)    the matters set forth on Schedule 9.2(a)(vi); and
(vii)    any Company Fraud.
(b)    Each Indemnifying Party shall also indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with:
(i)    Any failure of any Selling Shareholder Fundamental Representation made by such Indemnifying Party in this Agreement to be true and correct as of the Agreement Date or as of the Closing Date, except for any representation or warranty that speaks only as of a specific date or dates, in which case any failure of such representation or warranty to be true and correct as of such date or dates (each, a “Selling Shareholder Fundamental Representation Matter”);
(ii)    any breach of or default in connection with any of the covenants or agreements made by such Indemnifying Party in this Agreement or any agreement entered into in connection herewith; and
(iii)    any Personal Fraud (the matters set forth in clauses (i) - (iii), collectively, “Personal Indemnifiable Matters”).
(c)    Material Adverse Effect, materiality and knowledge standards or qualifications, or qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur, in any representation, warranty or covenant shall not be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, or in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.
(d)    Notwithstanding anything to the contrary herein, nothing in this Agreement will limit the remedies of an Indemnified Person against any Indemnifying Party, or the liabilities of such Indemnifying Party to any Indemnified Person, arising out of, resulting from or in connection with Personal Fraud.
(e)    Notwithstanding anything to the contrary herein, the obligations of the Indemnifying Parties to indemnify the Indemnified Persons pursuant to this Article IX (the “Indemnification Obligations”) will be determined without regard to any right of indemnification, compensation, reimbursement, contribution or right of advancement from any Indemnified Person (whether based upon such Indemnifying Party’s position as a current or former officer, director, employee or agent of the Company or any Subsidiary, or otherwise), and no Indemnifying Party will be entitled to any payment or set-off from any Indemnified Person for amounts paid for indemnification under this Article IX.
(f)    Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Persons shall not be limited by (i) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to a Fundamental Representation Matter, subject to the limitations on the effect of such disclosure set forth therein), any Indemnified Person at or prior to the Closing regarding any failure, breach or other event or circumstance or (ii) any waiver of any condition to the Closing related thereto. If an Indemnified Person’s claim under this Article IX may be properly characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article IX.
9.3    Limitations to the Indemnification Obligations of the Indemnifying Parties. Subject in each case to Section 9.2(d), the Indemnification Obligations will be subject to the following:
(a)    Survival; Claims Periods.
(i)    The Parties, intending to modify any applicable statute of limitations, agree that, except in the case of Company Fraud or Personal Fraud, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto (other than the Company Fundamental Representations and the Selling Shareholder Fundamental Representations) shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Indemnified Party in respect thereof. Except in the case of Company Fraud or Personal Fraud, following the Closing, the Indemnified Parties (any other Person on their behalf) shall have no right to make or raise any claim or demand against the Indemnifying Parties, with respect to, or in connection with, any such representations and warranties made by any of them in this Agreement and in any certificate delivered pursuant hereto (other than the Company Fundamental Representations and the Selling Shareholder Fundamental Representations).
(ii)    The Indemnification Obligations of the Indemnifying Parties in respect of (i) Fundamental Representation Matters (except for the representations in Section 2.14 (Taxes.) and Selling Shareholder Fundamental Representation Matters shall survive the Closing and continue until the date that is six (6) years following the Closing Date and (ii) all other Indemnifiable Matters and Personal Indemnifiable Matters (including in connection with the representations in Section 2.14 (Taxes.) will continue until the date that is 30 days following the expiration of the statute of limitations applicable to the subject matter of such indemnity or the ability of an Indemnified Person or any third party to make a claim relating to the subject matter of such indemnity, whichever is later (as applicable to such matter, the “Claims Period”). For clarity, if an Indemnified Person delivers an Officer’s Certificate to the Holders’ Agent prior to the end of the applicable Claims Period, then (x) the Indemnification Obligations of the Indemnifying Parties will continue until the claims set forth in such Officer’s Certificate (as may be amended pursuant to Section 9.4(b)) are finally resolved in accordance with Section 9.4 and (y) the Indemnification Obligations of the Indemnifying Parties with respect to such claims will not be affected by the expiration of any representation, warranty or covenant.
(b)    Deductible. Except in the event of Company Fraud, the Indemnifying Parties will have no liability for any Fundamental Representation Matter unless and until the aggregate Indemnification

Obligations exceed, in the aggregate, $2,625,000, which amount shall be reduced to $1,575,000 on the date that is 12 months following the Closing Date (the “Deductible”).
(c)    Cap. Except as set forth in Section 9.2(d), the Indemnification Obligations of each Indemnifying Party will be capped at the aggregate amount of consideration actually received by such Indemnifying Party (on a gross basis and not net of Taxes) pursuant to this Agreement.
(d)    Satisfaction of Indemnification Claims.
(i)    Except in the case of Company Fraud, Indemnifiable Damages arising out of, resulting from or in connection with any Fundamental Representation Matter or Tax Matter shall be recovered by the Indemnified Persons as follows, subject to the limitation set forth in Section 9.3(c), (A) first, from the RWI Policy and (B) second, to the extent the amount of Indemnifiable Damages exceeds the then-remaining limit of liability under the RWI Policy (such excess amount, the “Excess Damages”), directly from the Indemnifying Parties and each Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article IX, pay to the Indemnified Person his, her or its Indemnification Pro Rata Portion of Excess Damages, subject to the limitations set forth in Section 9.3(c).
(ii)    Indemnifiable Damages arising out of, resulting from or in connection with Indemnification Obligations pursuant to Section 9.2(a)(ii) through Section 9.2(a)(vii) (other than the Tax Matters) shall be recovered by the Indemnified Persons directly from the Indemnifying Parties and each Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article IX, pay to the Indemnified Person his, her or its Indemnification Pro Rata Portion of such Indemnifiable Damages, subject to the limitations set forth in Section 9.3(b).
(iii)    Except in the case of Personal Fraud, Indemnifiable Damages arising out of, resulting from or in connection with any Selling Shareholder Fundamental Representation Matter shall be recovered by the Indemnified Persons as follows, subject to the limitation set forth in Section 9.3(c), (A) first, from the RWI Policy and (B) second, to the extent the amount of Indemnifiable Damages exceeds the then-remaining limit of liability under the RWI Policy, directly from the Indemnifying Party who is responsible for such Personal Indemnifiable Matter and such Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article IX, pay to the Indemnified Person all of such Excess Damages, subject to the limitations set forth in Section 9.3(c).
(iv)    Indemnifiable Damages arising out of, resulting from or in connection with Indemnification Obligations pursuant to Section 9.2(b)(ii) or 9.2(b)(iii) shall be recovered by the Indemnified Persons directly from the Indemnifying Party who is responsible for such Personal Indemnifiable Matter and such Indemnifying Party shall, as promptly as practicable (and in any event within 10 Business Days) following the date such amount becomes payable pursuant to this Article IX, pay to the Indemnified Person all of such Indemnifiable Damages, subject to the limitations set forth in Section 9.3(b).
(e)    Notwithstanding anything to the contrary herein, in no event shall any Indemnifying Party be required to indemnify the Indemnified Person for failure to withhold the appropriate amount of any Tax with respect to any amounts paid to a person other than that particular Indemnifying Party, and such particular Indemnifying Party shall be solely liable for all such Taxes.

(f)    Notwithstanding anything to the contrary herein, the Indemnifying Parties shall not be liable for indemnification with respect to Taxes of Acquirer, the Company or their Affiliates relating to any actual, deemed, or alleged taxable disposition of functions, assets or risks of the Company, whether in at or following the Closing.
9.4    Claims Procedures.
(a)    On or before the last day of the applicable Claims Period, Acquirer may deliver to the Holders’ Agent a certificate signed by any officer of Acquirer (an “Officer’s Certificate”) stating that an Indemnified Person has incurred, suffered, paid, reserved or accrued, or reasonably anticipates that it may incur, suffer, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax Matters, that any Tax Authority has raised such matter in a notice, examination, audit or other controversy involving Acquirer or its subsidiaries that could give rise to Indemnifiable Damages) and the amount of such Indemnifiable Damages.
(b)    The Officer’s Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Officer’s Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering an updated or amended Officer’s Certificate, so long as the delivery of the original Officer’s Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Officer’s Certificate; provided that all claims for Indemnifiable Damages properly set forth in the original Officer’s Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Officer’s Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder.
(c)    If the Holders’ Agent accepts, by written notice to Acquirer, or does not contest any claim or claims by Acquirer made in any Officer’s Certificate on or prior to the date that is 30 days after receipt of such Officer’s Certificate, then, subject to Section 9.3(b), the entire amount of such claim or claims set forth on such Officer’s Certificate will become payable by the Indemnifying Parties to the Indemnified Persons.
(d)    If the Holders’ Agent objects in writing to any claim or claims by Acquirer made in any Officer’s Certificate within the 30-day period referenced in Section 9.4(c), Acquirer and the Holders’ Agent shall attempt in good faith for 30 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Holders’ Agent shall so agree the entire agreed upon amount of such claim or claims set forth on such Officer’s Certificate will become payable by the Indemnifying Parties to the Indemnified Persons.
(e)    If no such agreement can be reached during the 30-day period for good faith negotiation referenced in Section 9.4(c), but in any event upon the expiration of such 30-day period, either Acquirer (on behalf of itself or any other Indemnified Person) or the Holders’ Agent may bring suit in the forum and venue set forth in Section 10.9. The decision of the trial court as to the validity and amount of any claim in such Officer’s Certificate shall be non-appealable, binding and conclusive upon the parties hereto.
9.5    Holders’ Agent.

(a)    At the Closing, Shareholder Representative Services LLC shall be constituted and appointed as the Holders’ Agent. For purposes of this Agreement, the term “Holders’ Agent” means the agent for and on behalf of the Indemnifying Parties including but not limited to (i) give and receive notices and communications to or from Acquirer (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the Transactions and other matters contemplated by this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Indemnifying Parties individually), (ii) authorize deliveries to Acquirer of cash from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims), (iii) object to and/or resolve such claims pursuant to Section 9.4, (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims, (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. If the Holders’ Agent shall resign or be removed by the Indemnifying Parties, the Indemnifying Parties shall (by consent of those Persons entitled to at least a majority of the interest of the cash then on deposit in the Escrow Fund), within 10 days after such resignation or removal, appoint a successor to the Holders’ Agent. Any such successor shall succeed the former Holders’ Agent as the Holders’ Agent hereunder.
(b)    The Holders’ Agent will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Holders’ Agent shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify the Holders’ Agent against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of Holders’ Agent, the Holders’ Agent will reimburse the Indemnifying Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Holders’ Agent from (i) the funds in the Holders’ Agent Amount and (ii) any other funds that become payable to the Indemnifying Parties under this Agreement at such time as such amounts would otherwise be distributable to the Indemnifying Parties provided, that while the Holders’ Agent may be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holders’ Agent be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holders’ Agent hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holders’ Agent or the termination of this Agreement.
(c)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holders’ Agent shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Indemnifying Parties and shall be final, binding and conclusive upon each such Indemnifying Party, and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Party.

(d)    At the Closing, the Acquirer shall deliver to the Paying Agent for subsequent distribution to the Holders’ Agent (on behalf of the Indemnifying Parties) $250,000 (the “Holders’ Agent Amount”), by wire transfer of immediately available funds to the account designated by the Holders’ Agent, which will be used for any expenses incurred by the Holders’ Agent. The Indemnifying Parties will not receive any interest or earnings on the Holders’ Agent Amount and irrevocably transfer and assign to the Holders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Holders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Holders’ Agent Amount shall be retained in whole or in part by the Holders’ Agent for such time as the Holders’ Agent shall determine in its sole discretion. If the Holders’ Agent shall determine in its sole discretion to return all or any portion of the Holders’ Agent Amount to the Indemnifying Parties, it shall pay, by wire transfer of immediately available funds such amount to (i) the Paying Agent for further distribution to (A) the Selling Shareholders (other than holders of Section 102 Shares), the Section 102 Trustee (for further distribution to holders of Section 102 Shares, holders of Section 102 Securities and Section 3(i) Options in accordance with Section 1.6(b)(iii)) and holders of Vested Company Options who are not a current or former employee of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options); and (B) to any applicable Subsidiary for further distribution to the holders of Vested Company Options who are current or former employees of the Company or any of its Subsidiaries (other than to holders of Section 102 Options and Section 3(i) Options), in each case in accordance with their Pro Rata Portions. For tax purposes, the Holders’ Agent Amount will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.
9.6    Third-Party Claims. In the event Acquirer becomes aware of a third-party claim that Acquirer believes may result in a claim for indemnification pursuant to this Article IX by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of, and to settle or resolve, any such claim, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”). The costs and expenses incurred by Acquirer in connection with any investigation, defense, settlement or resolution of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) (collectively, “Defense Costs,” which, for the avoidance of doubt, do not include a Settlement Payment itself), shall constitute Indemnifiable Damages for which the Indemnified Persons shall be indemnified to the extent an indemnification claim therefor is made under this Article IX, whether or not it is ultimately determined that such third-party claim is itself indemnifiable under Section 9.2, and neither the Holders’ Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Escrow Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Defense Costs. The Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Holders’ Agent of customary standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event that Acquirer determines to settle or resolve any such third-party claim and make a Settlement Payment in connection therewith, Acquirer shall seek the consent of the Holders’ Agent to such Settlement Payment. If the Holders’ Agent (i) has consented to such Settlement Payment or (ii) unreasonably withholds, conditions or delays giving such consent to such Settlement Payment (provided that such consent shall be deemed to have been given unless the Holders’ Agent shall have objected within 30 days after a written request for such consent by Acquirer), then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determinative and binding upon the Indemnifying Parties and neither the Holders’ Agent nor any Indemnifying Party shall have any power or authority to object to recovery by or on behalf of any Indemnified Person (against the Escrow Fund or otherwise) for any Indemnifiable Damages claimed with respect to such Settlement Payment. If the Holders’ Agent has not consented to such Settlement Payment and such consent was not either (i) unreasonably withheld, conditioned or delayed or (ii) deemed given for failure to object within 30 days after a written request therefor, then the existence and amount of Indemnifiable Damages with respect to such Settlement Payment shall be determined in the manner applicable to indemnification claims made pursuant to this Article IX.
9.7    Treatment of Indemnification Payments. The parties agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article IX as an adjustment to the Total Consideration for all Tax purposes to the maximum extent permitted by applicable Legal Requirements.
9.8    Exclusive Remedy. Except for equitable remedies, from and after the Closing, the indemnification provided in this Article IX shall constitute the sole and exclusive remedy of the Indemnified Persons for monetary damages with respect to any Indemnifiable Damages. For clarity, the survival periods and liability limits set forth in this Article IX shall control notwithstanding any statutory or common law provisions or principles to the contrary. Nothing in this Agreement, including the limitations set forth in Section 9.3, shall limit any Indemnified Person’s rights or obligations under any other agreement entered into in connection with this Agreement.
ARTICLE X

GENERAL PROVISIONS
10.1    Survival of the Representations, Warranties and Covenants. If the Share Purchase is consummated, (a) the representations, warranties and covenants of the Company and the Selling Shareholders shall survive the Closing until the expiration of latest Claims Period relating to such representation, warranty or covenant and (b) the representations, warranties and covenants of Acquirer contained in this Agreement and the other documents contemplated by this Agreement and the Transactions will expire and be of no further force or effect as of the Closing, except for covenants to be performed after the Closing, which will survive until performed.
10.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via email (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(a)    if to Acquirer and/or Parent, to:
Itron, Inc.
2111 North Molter Road
Liberty Lake, WA 90019
Attention: General Counsel
Email: legal@itron.com
with a copy (which shall not constitute notice) to:
Itron, Inc.
1250 S. Capital of Texas Highway
Building 3, Suite 500
Austin, TX 78746
Attention: General Counsel

and

Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attention: Idan Netser; Sara Carian
Email: inetser@sidley.com; scarian@sidley.com

(b)    if to the Company, to:
LocusView Ltd.
9 Arie Shankar St., Herzliyah, 4672509, Israel
Attention: Shahar Levi
Email: Shahar.levi@locusview.com

with copy to (which shall not constitute notice):
Herzog Fox & Neeman, Law Office
Herzog Tower, 6 Yitzhak Sadeh St., Tel Aviv 6777506, Israel
Attention: Tomer Farkash
Email: farkasht@herzoglaw.co.il

(c)    if to the Holders’ Agent, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085

10.3    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including comparable successor law and references to all attachments thereto and instruments incorporated therein. The phrases “provided to,” “made available,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean, with respect to any statement in Article II to the effect that any information, document or other material has been “delivered” or “provided” to Acquirer or its representatives, that such information, document, or material was true, correct and complete and (a) made available for review (on a continuous basis and without subsequent modification) by the Company to Acquirer or its representatives in the virtual data room set up by Acquirer in connection with this Agreement at least three Business Days prior to the Agreement Date or (b) actually delivered (whether by physical or electronic delivery) upon request to Acquirer or its representatives at least three Business Days prior to the Agreement Date. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire

Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any Person include the successors and permitted assigns of that Person and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 PM Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.
10.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. Electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
10.5    Entire Agreement; Non-Assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article IX is intended to benefit Indemnified Persons and Section 6.15 is intended to benefit D&O Indemnitees) and (iii) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.
10.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent any other party hereto; provided that Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
10.7    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8    Specific Performance; Remedies Cumulative. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably if any provision of this Agreement is not performed in accordance with its terms. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
10.9    Governing Law. To the maximum extent possible under Legal Requirements, this Agreement, all acts and Transactions pursuant thereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State Delaware without reference to such state’s principles of conflicts of law; provided, however, that all matters relating to the internal corporate affairs of the Company (including all corporate resolutions of the Company and the sale and transfer of the Company Shares) shall be governed by and construed in accordance with the internal substantive Laws of the State of Israel.
10.10    Disputes; Venue. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and any appellate courts thereof), or if such court shall lack subject-matter jurisdiction, (b) any other state or federal court located within the State of Delaware, in any action, suit, or proceeding arising out of or relating to this Agreement and of the documents referred to in this Agreement, and in respect Transactions and such documents (including resolution of disputes under Section 9.4), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the Wilmington, Delaware.
10.11    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
10.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.13    Guarantee. Parent agrees to take all action necessary to cause Acquirer to make the payments set forth in Section 1.6(a) and Section 1.8(e), each in accordance with the terms of this Agreement. Parent unconditionally guarantees to the Company, the full and complete performance by Acquirer of its payment obligations in accordance with the preceding sentence and shall be liable to the Company for any breach of any of such obligations of Acquirer. This Section may only be enforced by the Company and no Selling Shareholder shall have any rights hereunder.

[Signature Page Next]

IN WITNESS WHEREOF, Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ITRON, INC.
By:	/s/ Thomas Deitrich
Name:	Thomas Deitrich
Title:	Chief Executive Officer
[Signature page of Share Purchase Agreement]

IN WITNESS WHEREOF, Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ITRON RESOURCE SOLUTIONS ISRAEL, LTD
By:	/s/ Joel Vach
Name:	Joel Vach
Title:	Director
[Signature page of Share Purchase Agreement]

IN WITNESS WHEREOF, Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

LOCUSVIEW LTD
By:	/s/ Shahar Levi
Name:	Shahar Levi
Title:	Founder and CEO
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

HOLDERS' AGENT:
By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

THE RIO TRUST
By:	/s/ Richard Gladstone
Name:	Richard Gladstone
Title:	Trustee
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

CLAL TECH INVESTMENT (2016) L.P.
By:	/s/ Daniel Shinar
Name:	Daniel Shinar
Title:	CEO

By:	/s/ Alon Heller
Name:	alon heller
Title:	VP Finance

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

MEADOW HOLLY INVESTMENTS LIMITED
By:	/s/ Renilde van Roost
Name:	Renilde van Roost
Title:	Authorized Signatory for and on behalf of Corpserve Limited as sole corporate director of Meadow Holly Investments Limited

By:	/s/ Cinzia Schmidheiny
Name:	Cinzia Schmidheiny
Title:

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

B.C. CAPITAL LTD.
By:	/s/ Brian Cooper
Name:	Brian Cooper
Title:	Chairman
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

DORON LAVI
By:	/s/ Doron Lavi

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

EYAL BECHAR
By:	/s/ Eyal Bechar

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

GESHER HA'AVIV (ISRAEL) INVESTMENTS, LP.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

ILAN SOBEL
By:	/s/ Ilan Sobel

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

KL-JUST MAKE, LLLP
By:	KL-Just Make GP, LLC, its General Partner

By:	/s/ Kenneth Rosen
Name:	Kenneth Rosen
Title:	Manager

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD (INVESTMENT IN NORTECHV) L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD 50 III, L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD 50 III-QP, L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD 50, L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD GP INVESTMENT FUND, L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD INTERNATIONAL INVESTMENT III, L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD NOMINEE LIMITED
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD PARTICIPATION CAPITAL, LIMITED PARTNERSHIP
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OURCROWD SQUARED II, L.P.
By:	/s/ Cali Chill
Name:	Cali Chill
Title:	Acting CEO & COO

By:	/s/ Anna Vainberg
Name:	Anna Vainberg
Title:	General Counsel
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

PINNACLE 18 LLLP
By:	Pinnacle 18 GP, LLC, its General Partner

By:	/s/ Michael Hochberger
Name:	Michael Hochberger
Title:	Manager

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

PITANGO INTERNATIONAL MC 2022 LTD.
Formally:	Pitango Venture Management MC 2016 LTD.

By:	/s/ Eyal Klein
Name:	Eyal Klein
Title:	CFO

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

ROGER GLADSTONE
By:	/s/ Roger Gladstone

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

SHAHAR LEVI
By:	/s/ Shahar Levi

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

SHMULIK ZISMAN
By:	/s/ Shmulik Zisman

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

ZAG TRUST COMPANY LTD.
By:	/s/ Brian Cooper
Name:	Brian Cooper
Title:	On behalf of Trustee
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

DAVID TARSHIS THALHEIM
By:	/s/ David Tarshis Thalheim
Name:
Title:
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

IGP INVESTMENTS II (FUND) LIMITED PARTNERSHIP
By:	/s/ Haim Shani
Name:	Haim Shani
Title:	General Partner

By:	/s/ Moshe Lichtman
Name:	Moshe Lichtman
Title:	General Partner
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

JEFFREY ZACKON
By:	/s/ Jeffrey Zackon

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

MORAN LAVI LEVI
By:	/s/ Moran Lavi Levi

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

OMER GALIN
By:	/s/ Omer Galin

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

ORA BEN DROR
By:	/s/ Ora Ben Dror

[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

ROSTAN GAMMA LTD. (ISRAELI ENTITY)
By:	/s/ Eric Cohen
Name:	Eric Cohen
Title:	CEO
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

SARGEANT CAPITAL VENTURES, LLC
By:	/s/ Daniel Nir
Name:	Daniel Nir
Title:	managing Member
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

SHAPIRO SHOW LTD.
By:	/s/ Eddie Shapiro
Name:	Eitan Shapiro
Title:	Chairman
[Signature page of Share Purchase Agreement]

Acquirer, the Company, the Selling Shareholders and the Holders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized (or with respect to the Holders' Agent, personally), all as of the date first written above.

WIGODA FAMILY TRUST
By:	/s/ Chaim Wigoda
Name:	Chaim Wigoda
Title:	Trustee
[Signature page of Share Purchase Agreement]